Filed Pursuant To Rule 424(b)(3)

Registration No. 333-122584

333-122584-01

333-122584-02

333-122584-03

333-122584-04

333-122584-05

333-122584-06

333-122584-07

333-122584-08

333-122584-09

333-122584-10

333-122584-11

PROSPECTUS

US$125,000,000

SECUNDA INTERNATIONAL LIMITED

OFFER TO EXCHANGE

all outstanding

Senior Secured Floating Rate Notes due September 1, 2012

(US$125,000,000 aggregate principal amount)

for

Senior Secured Floating Rate Notes due September 1, 2012

(US$125,000,000 aggregate principal amount)

that have been registered under the Securities Act of 1933

US$125,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due September 1, 2012, referred to in this prospectus as the original notes, were originally issued and sold by us on August 26, 2004 in a transaction that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and resold to qualified institutional buyers in compliance with Rule 144A under the Securities Act and to persons outside the United States in compliance with Regulation S under the Securities Act.

The terms of the exchange notes, referred to in this prospectus as the exchange notes, are identical to the terms of the original notes, and evidence the same indebtedness as the original notes, except that the exchange notes will be registered under the Securities Act, will not contain restrictions on transfer or provisions relating to special interest under circumstances related to the timing of the exchange offer, will bear a different CUSIP number from the original notes and will not entitle their holders to registration rights. References we make in this prospectus to the “notes” shall mean both the original notes and the exchange notes.

Our offer to exchange notes for original notes will expire at 5:00 p.m., New York City time, on March 23, 2005, unless we extend the offer. The terms of the exchange offer are described in this prospectus.

We do not intend to list the notes on any additional securities exchange and do not expect that an established trading market for the exchange notes will develop.

See “ Risk Factors” beginning on page 11 for a discussion of risks that you should consider in connection with tendering your original notes in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2005

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

i

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a corporation organized under the laws of Nova Scotia, Canada. Some of our directors, controlling persons and officers and certain of the experts named in this prospectus are not residents of the United States, and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside the United States. We have agreed, in accordance with the terms of the indenture under which the original notes were issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for you to effect service of process within the United States upon our directors, controlling persons, officers and experts who are not residents of the United States or to realize in the United States upon judgments of U.S. courts based upon the civil liability under the federal securities laws of the United States. We have been advised by McInnes Cooper, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, controlling persons, officers or experts, who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States.

NOTICE TO CANADIAN INVESTORS

Since we are not a reporting issuer in any province or territory of Canada and have no present intention of becoming a reporting issuer in any province or territory of Canada, the following legend is prescribed by applicable Canadian Securities legislation and applies to trades in the notes involving persons in Canada.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (i) AUGUST 26, 2004, AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

PRESENTATION OF INFORMATION

Unless otherwise indicated, statements in this prospectus relating to market share, ranking and data are derived from management estimates based, in part, on independent industry publications, reports by market research firms or other published independent sources. Any discrepancies in any table between totals and the sums of the amounts listed in such table are due to rounding.

All financial information in this prospectus is presented in accordance with U.S. GAAP. However, in this prospectus we also use EBITDA, which we define as earnings before interest, income taxes, depreciation and amortization. EBITDA is not defined under U.S. GAAP. We have included EBITDA in this prospectus because it is used by investors to measure our performance or liquidity. To evaluate EBITDA, the components of EBITDA, such as net income and interest charges and the variability of such components over time, should also be considered. Investors should be cautioned, however, that EBITDA is not a measure recognized under U.S. GAAP and should not be construed as an alternative to net income, cash from operating activities or any other indicator of our performance or liquidity under U.S. GAAP. Our method of calculating EBITDA may differ from the methods used by other companies and, as a result, the EBITDA measures presented in this prospectus may not be comparable to other similarly titled measures disclosed by other companies. For a reconciliation of EBITDA to net income, see footnote (2) under “Selected Consolidated Financial Data.”

WHERE YOU CAN FIND MORE INFORMATION

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to reporting requirements with the SEC. You may read and copy any of these reports, statements, or other information that we file with the SEC at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC will also be available to the public from commercial document retrieval services and at the SEC’s web site at “http://www.sec.gov”.

You may request a copy of any of these future filings, at no cost, by writing or calling us at the following address or phone number:

Secunda International Limited

One Canal Street

Dartmouth, Nova Scotia B2Y 2W1 Canada

Attention: Investor Relations

Telephone: (902) 465-3400

The information that we file later with the SEC will automatically update and supersede the information included in this prospectus.

CURRENCY AND EXCHANGE RATE DATA

We present our consolidated financial statements in Canadian dollars. In this prospectus, except where otherwise indicated, all dollar amounts are expressed in Canadian dollars, references to “$” or “dollars” are to Canadian dollars and references to “US$” and “U.S. dollars” are to United States dollars.

The following table sets forth, for each period presented, the low and high exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average exchange rate for such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. As of February 18, 2005, the inverse of the noon Federal Reserve Bank of New York buying rate of Canadian dollars was $1.00 = US$0.813.

	Fiscal Year Ended June 30,
	2000	2001	2002	2003	2004
Low	$0.697	$0.683	$0.662	$0.749	$0.788
High	0.661	0.633	0.620	0.626	0.709
Period end	0.676	0.659	0.658	0.738	0.746
Average	0.679	0.658	0.637	0.662	0.745

	Month Ended
	June 30, 2004	July 31, 2004	August 31, 2004	September 30, 2004	October 31, 2004	November 30, 2004
Low	$0.746	$0.764	$0.771	$0.791	$0.820	$0.849
High	0.726	0.749	0.751	0.765	0.786	0.815
Period end	0.746	0.752	0.760	0.791	0.819	0.840
Average	0.736	0.756	0.762	0.776	0.802	0.836

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, including, without limitation, certain statements made under the sections entitled “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We have based these forward-looking statements on our current views and assumptions about future events. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved.

Like other businesses, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject include:

•	declines in oil or natural gas prices, which tend to cause reductions in exploration, development and production activities and, in turn, reductions in the use of offshore energy support vessels and in the rates paid for their use;

•	increased construction of new, or increased availability of existing, offshore energy support vessels suitable for use in our markets, which can cause oversupply in the market and consequent reductions in the use of our offshore energy support vessels and reductions in the rates paid for their use;

•	international political instability, which can lead to reductions in exploration, development and production activities, particularly in less developed regions;

•	fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or natural gas prices;

•	changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the legal and regulatory barriers to entry in eastern Canada marine operations, which could result in increased competition from non-Canadian companies and foreign built vessels in our Canadian offshore supply and support services;

•	extremely adverse weather conditions, accidents, terrorist attacks or hijackings, which could disable or destroy one or more of our vessels and result in significant loss of hire and revenue;

•	fluctuations in interest rates, which can materially affect the cost of our debt; and

•	our success at managing the risks of the foregoing.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information from this prospectus to help you understand our business and the terms of the notes. This prospectus summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully. You should pay special attention to the “Risk Factors” section beginning on page 11. In this prospectus, “Secunda,” “company,” “we,” “us” and “our” refer to Secunda International Limited and its subsidiaries, except as otherwise indicated.

Secunda International Limited

Overview

We are a leading provider of supply and support services to the offshore oil and gas industry of the east coast of Canada. Since we began operations in 1983, we have increased the size of our fleet from one to 13 vessels and have focused on our core business of providing supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services. We currently operate the largest fleet of supply and support vessels serving the Canadian east coast offshore market and believe that we are well-positioned to capitalize on the expected increase in activity in this region due to our strong customer relationships, our specialized and multi-function vessels and the technical skills of our workforce. For the fiscal year ended June 30, 2004, we generated total revenues of $66.2 million.

Our fleet is currently comprised of 13 specialized and multi-function vessels with large cargo capacities and harsh weather performance capabilities. In addition, six of our vessels are equipped with state-of-the-art dynamic positioning systems that allow for computer-guided, precision maneuverability for extended periods. Our expertise in identifying, acquiring, modifying and converting vessels that fit our business needs has enabled us to significantly improve the quality of our fleet and has helped position us to meet the increasing demand for offshore marine services off the east coast of Canada, particularly for production-related activities in this region. As part of this acquisition and conversion strategy, from 1998 to 2004, we built two new vessels and converted seven vessels to meet the needs of our customers operating in a harsh weather environment. During this period, we spent a total of $153 million on vessel acquisitions and conversions and a total of $67 million on newbuild vessels. We believe that the average effective age of our vessels is 10 to 12 years.

We have developed strong relationships with many of the largest global oil and gas companies, as well as other marine services companies, through our established record of providing reliable and cost-effective services in the uniquely demanding offshore region of the east coast of Canada. We have capitalized on these relationships to further serve these customers around the world wherever they require offshore marine services. Our largest customers include ExxonMobil, Petro-Canada and EnCana.

Recent Developments

New Senior Secured Credit Facility. On August 26, 2004, we entered into a $40.0 million senior secured bank credit facility with Fortis Capital Corp. and the group of lenders named in the agreement governing the facility. The credit facility provides for a two and a half year revolving period, followed by a five year repayment period. All amounts outstanding two and a half years from the closing of the credit facility will be repaid by us over the following five years. Our obligations under the credit facility, along with the notes and the subsidiary guarantees, are secured by a first priority lien for the benefit of the lenders under the credit facility and the holders of the notes on twelve of our existing vessels and related equipment, rights and other property including related charters and on all equity interests in certain subsidiaries, including the subsidiaries that own those vessels or charter or arrange for the charter of such vessels, with the lenders under the new credit facility entitled to priority on all collateral proceeds resulting from the foreclosure of any of those vessels or equity interests for application up to the amount outstanding under the new credit facility.

New Senior Secured Floating Rate Notes. On August 26, 2004, we completed the sale of the original notes pursuant to a private placement exempt from the registration requirements of the Securities Act. We received net proceeds of approximately $154.5 million from the sale of the original notes, which we used to retire all of our then outstanding indebtedness, except for the indebtedness related to one of our vessels, to acquire a vessel that was being utilized under an operating lease and for working capital and other general corporate purposes.

Global Marine Systems. Until recently, our vessel, the Bold Endurance, was chartered to Global Marine Systems Limited, or GMS, under a charter set to expire on January 9, 2005. In early October 2004, we received notice from GMS, through an “Administrator” appointed under the bankruptcy protection laws in the United Kingdom that GMS had been placed in “Administration”. The Administrator, on behalf of GMS, informed us that charter fees due under GMS’ charter with us would not be paid but that we would be eligible as an unsecured creditor to participate in any “Company Voluntary Arrangement” initiated by the Administrator and designed to allow GMS continue as a going concern. At that time, GMS owed us charter fees in advance for the month of October 2004 and had an obligation to pay charter fees through to the end of the charter with us, together with certain other miscellaneous payments. On November 8, 2004, the unsecured creditors of GMS accepted a Company Voluntary Arrangement. On November 19, 2004, we met with representatives of GMS and concluded a settlement agreement that provides us with compensation consisting of cash, equipment and other consideration. As a result of the GMS settlement, we believe we are now in the same financial position we would be in if GMS had fulfilled its contractual obligations through the end of the term of its charter with us.

Restricted Payments. In November 2004, we made the following restricted payments, totaling $6,500,000:

•	a dividend in the amount of $5,499,999 to our common shareholder of record, 3002534 Nova Scotia Limited, which is controlled by our President and Chief Executive Officer, Alfred A. Smithers;

•	our redemption of 100 Class A Preference Shares of Secunda International Limited held by 3002534 Nova Scotia Limited, at a redemption price of $10,000 per share for a total of $1,000,000; and

•	our redemption of 100 Class B Preference Shares of Secunda International Limited held by 3002534 Nova Scotia Limited, at a redemption price of $.01 per share for a total of $1.00.

All of these restricted payments were approved by our board of directors on November 3, 2004 and were made in accordance with the terms of the indenture governing the notes.

Our corporate offices are located at One Canal Street, Dartmouth, Nova Scotia B2Y 2W1 Canada, and our telephone number is (902) 465-3400.

The Exchange Offer

On August 26, 2004, we completed a private placement of the original notes. As part of that private placement, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer within 270 days after the date we issued the original notes. The following is a summary of the exchange offer.

Exchange Offer	We are offering to exchange the exchange notes for original notes.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on March 23, 2005, unless we decide to extend it.

Condition to Exchange Offer	The registration rights agreement does not require us to accept original notes for exchange if the exchange offer or the making of any exchange by a holder of the original notes would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of original notes being tendered is not a condition to the exchange offer.

Procedures for Tendering Original Notes

To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program and that DTC confirm that:

•      DTC has received your instructions to exchange your notes, and

•      you agree to be bound by the terms of the letter of transmittal.

For more details, please read “Exchange Offer — Terms of the Exchange Offer” and “— Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of original notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m. New York City time on the expiration date of the exchange offer. Please read “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Original notes and Delivery of Exchange Notes

If you fulfill all conditions required for proper acceptance of original notes, we will accept any and all original notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any original notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes as promptly as practicable after the expiration date and acceptance of the original notes for exchange. Please read “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Original Notes

If you do not exchange your original notes in this exchange offer, you will no longer be able to require us to register the original notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the original notes unless we have registered the original notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of exchange notes for original notes in the exchange offer should not be a taxable event to you for U.S. federal income tax purposes. Please read “Tax Conderations — Federal Income Tax Considerations.”

Exchange Agent	We have appointed Wells Fargo Bank, NA as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows: Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, 6th & Marquette Avenue, Minneapolis, MN 55479. Attention: Bondholder Communications. Eligible institutions may make requests by facsimile at (612) 667-6282, Attention: Bondholder Communications.

The Exchange Notes

The exchange notes will be identical to the original notes except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for special interest and will contain different administrative terms. The exchange notes will evidence the same debt as the original notes, and the same indenture will govern the exchange notes and the original notes.

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read “Description of the Exchange Notes.” As used in this summary of the exchange notes, references to “we,” “us,” “our” and similar terms, as well as references to “Secunda” refer to Secunda International Limited only, without reference to its subsidiaries.

Securities Offered	US$125,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2012.

Maturity	September 1, 2012.

Interest	The exchange notes will accrue interest at a rate per annum equal to LIBOR (as defined) plus 8.0%. Interest on the exchange notes will be reset quarterly.

Interest Payment Dates	We will pay interest on the exchange notes quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2005.

Ranking	The exchange notes will rank equally in right of payment with all of our other existing and future senior indebtedness and senior in right of payment to any future subordinated indebtedness.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, by all of our current material and, in some circumstances, future restricted subsidiaries. Each subsidiary’s guarantee will rank equally in right of payment with all of its existing and future senior indebtedness and senior in right of payment to any future subordinated indebtedness.

Security	The exchange notes and the subsidiary guarantees will be secured by a first priority lien for the benefit of the holders of the notes and the lenders under our credit facility on twelve of our existing vessels and related equipment, rights and other property including related charters and on all equity interests in certain subsidiaries, including the subsidiaries that own those vessels, with the lenders under the credit facility entitled to priority on all collateral proceeds resulting from the foreclosure of any of those vessels or equity interests for application up to the amount outstanding under the credit facility. The property and rights securing the exchange notes and our credit facility are described in “Description of the Exchange Notes — Security — Collateral.”

Optional Redemption	We may, at our option, redeem all or a part of the exchange notes at any time on or after September 1, 2006, at the redemption prices described in this prospectus. In addition, we may, at our option, redeem up to 35% of the principal amount of the notes, at any time prior to September 1, 2007, with the net proceeds from any qualifying equity offerings at a redemption price (expressed as a percentage of principal amount) equal to the sum of (i) 100% plus (ii) the interest rate per annum (expressed as a percentage) in effect on the date which notice is given, plus accrued and unpaid interest.

We may also redeem the exchange notes as a whole but not in part at any time at 100% of the principal amount of the exchange notes, plus accrued interest to the date of redemption, in the event of changes affecting withholding taxes that would require us to pay “additional amounts” to holders of the notes. See “Description of the Exchange Notes — Redemption for Changes in Withholding Taxes” and “— Additional Amounts.”

Change of Control	If we experience a change of control, we will be required to offer to purchase all of the exchange notes for cash at 101% of the principal amount of the exchange notes, plus accrued and unpaid interest.

Annual Reduction Offer	On each August 1, from August 1, 2006 through August 1, 2011, we will be required to offer to purchase exchange notes in an aggregate principal amount of US$3,800,000 for cash at 100% of the principal amount of the exchange notes, plus accrued and unpaid interest.

Certain Covenants

The terms of the notes contain certain covenants that limit our ability and that of certain of our subsidiaries to, among other things:

•      incur additional indebtedness;

•      pay dividends or make other distributions or purchase or redeem stock or other equity;

•      incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•      sell assets or stock of one our subsidiaries or merge or consolidate with another company;

•      enter into transactions with affiliates;

•      incur liens; and

•      engage in sale / leaseback transactions.

All of these limitations are subject to a number of important qualifications. See “Description of the Exchange Notes.”

Additional Amounts	Any payments made by us with respect to the exchange notes will be made without withholding or deduction for taxes unless required by law. If we are required by law to withhold or deduct for taxes with respect to a payment to the holders of exchange notes, we will pay the additional amount necessary so that the net amount received by the holders of exchange notes (other than certain excluded holders) after the withholding is not less than the amount that they would have received in the absence of the withholding. See “Description of the Exchange Notes — Additional Amounts.”

Transfer Restrictions; Absence of a Public Market for the Notes	The exchange notes generally will be freely transferable; however, there can be no assurance as to the development or liquidity of any market for the exchange notes.

RISK FACTORS

See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

RISK FACTORS

An investment in the exchange notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before tendering your original notes for exchange notes.

Risks Relating to Our Business

Demand for many of our services substantially depends on the level of activity in offshore oil and natural gas exploration, development and production, especially in eastern Canada.

The level of offshore oil and natural gas exploration, development and production activity has historically been volatile and is likely to continue to be so in the future. The level of activity is subject to large fluctuations in response to relatively minor changes in a variety of factors that are beyond our control, including:

•	prevailing oil and natural gas prices and expectations about future prices and price volatility;

•	the cost of exploring for, producing and delivering oil and natural gas offshore;

•	worldwide demand for energy and other petroleum products as well as chemical products;

•	availability and rate of discovery of new oil and natural gas reserves in offshore areas;

•	local and international political and economic conditions and policies;

•	technological advances affecting energy production and consumption;

•	weather conditions;

•	environmental regulation; and

•	the ability of oil and natural gas companies to generate or otherwise obtain funds for capital requirements.

We expect levels of oil and natural gas exploration, development and production activity to continue to be volatile and affect the demand for and rates of our offshore energy supply and support services and marine services.

A prolonged material downturn in oil and natural gas prices is likely to cause a substantial decline in expenditures for exploration, development and production activity. Lower levels of expenditure and activity would result in a decline in the demand and lower rates for our offshore energy support services and marine transportation services. Moreover, approximately 69% of our total revenues for the fiscal year ended June 30, 2004 were attributable to our offshore energy support services conducted offshore of the east coast of Canada. As such, we are dependent on levels of activity in that region, which may differ from levels of activity in other regions of the world.

Intense competition in our lines of business could result in reduced profitability and loss of market share for us.

There is currently an oversupply of offshore supply vessels in many markets around the world. Contracts for our vessels are generally awarded on a competitive basis, and competition in the offshore energy support segment is intense. The most important factors determining whether a contract will be awarded include:

•	suitability, reliability and capability of equipment;

•	safety record;

•	age of equipment;

•	personnel;

•	price;

•	service; and

•	reputation.

Our major competitor in Canada is a much larger company with substantially greater financial resources and substantially larger operating staffs than we have. It may be better able to compete in making vessels available more quickly and efficiently or in constructing new vessels, meeting customers scheduling needs and withstanding the effect of downturns in the market. As a result, we could lose customers and market share to this or other competitors.

The loss of our vessel contracts for marine services with ExxonMobil or Petro-Canada or other significant customers could have an adverse effect on our results of operations.

The revenues we derive from our multi-year vessel contracts for marine services with ExxonMobil and Petro-Canada constitute a significant portion of our total revenues, representing 45% for the fiscal year ended June 30, 2004. Most of these contracts include option periods. Unless the customer chooses to exercise this option, the contract expires on the date or event stated in the contract. A decision by a customer not to renew a contract or exercise a contract option, could adversely affect our business, results of operations and financial condition.

The loss of one or more of our vessels which produce a significant portion of our total revenues could negatively impact our results of operations.

Operating revenues attributable to each of the Bold Endurance, Thebaud Sea, Trinity Sea and Burin Sea individually represented in excess of 10% of our total revenues for the fiscal year ended June 30, 2004. If one or more of these vessels sustained substantial hull, mechanical or other damage, rendering them incapable of service for an extended period of time, the resulting negative financial impact on our business, results of operations and financial condition could be substantial. We currently do not have business interruption insurance that would cover the lost revenues that could result from the temporary or permanent removal of one or more of our vessels from regular service.

Acquisition and conversion of vessels involve risks that could adversely affect our results of operations.

From time to time, we consider possible acquisitions of vessels that complement or expand our existing operations. Our ability to continue to grow depends, in part, on the success of our vessel acquisition and conversion program. The success of this program, in turn, depends on the availability and suitability of appropriate vessels as acquisition targets, and we may suffer delay and cost overruns inherent to large construction and conversion programs. We may also face competition for the acquisition of these vessels from other companies in the shipping or marine services industries, who may be larger and have greater economic resources than we have. In addition, there can be no assurance that we will be able to successfully integrate the vessels we acquire or maintain our growth objectives in the absence of vessel acquisition opportunities.

We may be required to raise additional capital in the future if we decide to make additional vessel acquisitions. The availability of future borrowings and access to capital markets for financing depends on prevailing market conditions and the acceptability of financing terms offered to us. There can be no assurance that future borrowings or equity financing will be available to us, or available on acceptable terms, in an amount sufficient to fund our needs.

The consolidation or loss of companies that charter our offshore supply and support vessels could adversely affect demand for our vessels and reduce our revenues.

Oil and gas companies and drilling contractors have undergone substantial consolidation in the last few years and additional consolidation is likely. Consolidation results in fewer companies to charter or contract for our vessels. Also, merger activity among both major and independent oil and natural gas companies affects exploration, development and production activity as the consolidated companies integrate operations to increase efficiency and reduce costs. Less promising exploration and development projects of a combined company may be dropped or delayed. Such activity may result in an exploration and development budget for a combined company that is lower than the total budget of both companies before consolidation, adversely affecting demand for our offshore energy support vessels and reducing our revenues.

Inability to replace aging vessels could materially affect our operations.

There can be no assurance that we will be able to maintain our fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary to maintain or upgrade our vessels or to acquire or build replacement vessels. In addition, we may determine that the expense necessary to satisfy required marine certification standards are no longer economically justifiable for certain of our older vessels.

Failure to comply with governmental regulation could materially affect our operations.

We operate in a highly regulated industry, both within Canada and internationally. Government regulation, such as international conventions, federal, provincial and local laws and regulations in jurisdictions where our vessels operate or are registered, have a significant impact on our business. These regulations relate to worker health and safety, the manning, construction and operation of vessels and other aspects of environmental protection. Changes to any of the laws, regulations, rules or policies respecting the provision of our services could have a significant impact on our business and there can be no assurance that we will be able to comply with any future laws, regulations, rules and policies. Failure by us to comply with applicable laws, regulations, rules or policies may subject us to revocation of licenses or to civil or regulatory proceedings, including fines, injunctions, recalls or seizures, which may have a material adverse effect on our financial condition and results of operations.

We also rely on licenses, permits and various other approvals issued by governmental and regulatory authorities in order to permit us to provide certain marine services. Any failure to renew our licenses, permits or approvals or any material alteration to the terms of such licenses, permits or approvals may have a material adverse effect on our financial condition and results of operations.

We conduct international operations, which involve additional risks.

We operate vessels worldwide. During the fiscal year ended June 30, 2004, approximately 6% of our total revenues were derived from operations outside of Canada. This percentage could increase. Our operations outside Canada, which have recently been expanded to include Tunisia and Libya, involve additional risks, including the possibility of:

•	restrictive actions by foreign governments, including vessel seizure;

•	foreign taxation and changes in foreign tax laws;

•	limitations on repatriation of earnings;

•	changes in currency exchange rates;

•	local cabotage and local ownership laws and requirements;

•	nationalization and expropriation;

•	failure to comply with increasing national security requirements.

•	loss of contract rights; and

•	political instability, war and civil disturbances or other risks that may limit or disrupt markets.

Our ability to compete in the international offshore energy support market may be adversely affected by foreign government regulations that favor or require the awarding of contracts to local persons, or that require foreign persons to employ citizens of, or purchase supplies from, a particular jurisdiction. Further, our Barbados subsidiaries may face governmentally imposed restrictions on the ability to transfer funds to us.

Environmental, safety and other laws and regulations could increase the cost of doing business or restrict our ability to conduct our business.

We are subject to a wide range of general and industry-specific environmental and other laws and regulations imposed by federal, provincial and local authorities in Canada, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain hazardous materials and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. If we are unable to extend or renew a material approval, license or permit required by such laws, or if there is a delay in renewing any material approval, license or permit, our business, financial condition, results of operations and cash flows could be materially adversely affected. Our failure to comply with applicable environmental and safety laws and regulations, and the permit requirements related thereto, could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of equipment or remedial actions, any of which could result in significant capital expenditures or reduced results of operations. In addition, the failure of any of our customers to obtain necessary environmental approvals, including the completion of any necessary environmental impact assessments, could delay the commencement of new projects and, as a result, our employment for such projects. Future events such as any changes in environmental or other laws and regulations, including any new legislation that might arise as a result of the Government of Canada’s ratification of the United Nations Kyoto Protocol, or any change in interpretation or enforcement of laws and regulations, may give rise to additional expenditures or liabilities. These events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The modification or repeal of laws and regulations favoring Canadian vessels in Canadian coastal trade could result in additional competition.

A substantial portion of our operations is conducted offshore of the east coast of Canada. Under the Coasting Trade Act of Canada and the immigration laws of Canada, all vessels working in the Canadian offshore must be Canadian-flagged and operated by Canadian crews. Canada Revenue Agency duties equal to 25% of the value of the vessel are also imposed on foreign vessels operating in Canada. Additionally, stringent Transport Canada Marine Safety regulations make it costly for foreign competitors to import foreign vessels to compete in Canadian controlled markets. However, Canadian authorities may grant exemptions to the 25% duty level where there is no suitable available Canadian ship. In such cases, foreign-flagged vessels would be allowed to operate in the Canadian offshore market after payment of a substantially reduced duty. An under supply of Canadian-flagged vessels in our principal market, as well as the liberalization or repeal of these laws and regulations, could result in additional competition from vessels built in lower-cost foreign shipyards which could have a material adverse effect on our business, results of operation, cash flows and financial condition.

Our business involves hazardous activities and other risks of loss against which we may not be adequately insured.

Our business is affected by a number of risks, including:

•	harsh weather;

•	the mechanical failure of our vessels;

•	collisions;

•	vessel loss or damage;

•	cargo loss or damage;

•	terrorism;

•	hostilities; and

•	work stoppages.

In addition, the operation of any vessel is subject to the inherent possibility of a catastrophic marine disaster, including oil, fuel or chemical spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels. Any such event may result in the loss of revenues and increased costs and other liabilities. There can be no assurance that we have adequate insurance to cover these risks.

We depend on attracting and retaining qualified, skilled employees to operate our business and protect our competitive advantage.

Our results of operations depend in part upon our business skill. We believe that protection of our skill depends in large part on our ability to attract and retain highly skilled and qualified personnel.

Due to the reputation of our training program, our experienced employees are in high demand by competitors. We may lose some of our existing employees as a result of more desirable offers of employment from our competitors. The process involved in training replacement personnel could be costly and time-consuming. Additionally, there is no assurance that we would be able to find and train comparable replacement personnel. Any inability we experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and to protect our expertise.

Our success depends on key members of our management team, the loss of whom could disrupt our business operations.

We depend to a large extent on the business experience, efforts and continued employment of our executive officers and key management personnel. The loss of services of certain key members of our management could disrupt our operations and have a negative impact on our operating results. We currently do not have employment agreements with any members of our management team.

Our Chief Executive Officer controls our business, and his interests may conflict with the interests of our debtholders.

Alfred A. Smithers, our President, Chief Executive Officer and a director, indirectly controls all of our outstanding voting capital stock and consequently has the ability to exercise control over our business and affairs through his ability to elect our directors. Mr. Smithers’ interests in our business, operations and financial condition may not be aligned or may conflict, from time to time, with your interests.

Insurance costs in our industry are generally escalating and no assurance can be given that affordable insurance will be available to us in the future.

International marine insurers and protection and indemnity clubs are susceptible to investment losses, underwriting losses and higher reinsurance costs that could cause the cost of premiums to rise substantially, resulting not only in higher premium costs but also much higher levels of deductibles and self-insurance retentions for much of our industry. Any deterioration in this insurance market could lead to even higher levels of premiums, deductibles and self-insurance.

Risks Related to the Notes

If you do not properly tender your original notes, you will not receive exchange notes in the exchange offer, and you may not be able to sell your original notes.

We will issue exchange notes only in exchange for original notes that are timely received by the exchange agent, together with all required documents, including a properly completed and duly signed letter of transmittal.

Therefore, you should allow sufficient time to ensure timely delivery of the original notes, and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the original notes. If you do not tender your original notes or if we do not accept your original notes because you did not tender your original notes properly then, after we consummate the exchange offer, you will continue to hold original notes that are subject to the existing transfer restrictions. In general, you may not offer or sell the original notes unless they are registered under the Securities Act or offered or sold in a transaction exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Although we may in the future seek to acquire unexchanged original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, we have no present plans and are not required to acquire any unexchanged original notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged original notes. In addition, holders of original notes other than the initial purchasers or holders who are prohibited by applicable law or SEC policy from participating in the exchange offer or who may not resell the exchange notes acquired in the exchange offer without delivering a prospectus, will not have any further registration rights and will not have the right to receive special interest on their original notes.

The market for the original notes may be significantly more limited after the exchange offer.

Because we anticipate that most holders of original notes will elect to exchange their original notes, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer may be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the original notes outstanding. Accordingly, the liquidity of the market for any original notes could be adversely affected and you may be unable to sell them. The extent of the market for the original notes and the availability of price quotations would depend on a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a smaller number of units available for trading may command a lower, and more volatile, price than would a comparable issue of securities with a larger number of units available for trading. Therefore, the market price for the original notes that are not exchanged may be lower and more volatile as a result of the reduction in the aggregate principal amount of the original notes outstanding.

Non-U.S. holders of the exchange notes are subject to restrictions on the resale of the exchange notes.

We sold the original notes in reliance on exemptions from the laws or other jurisdictions where the original notes were offered and sold, and therefore the original notes may be transferred and resold, including pursuant to the exchange offer, only in compliance with the laws of those jurisdictions to the extent applicable to the transaction, the transferor and/or the transferee. Although we registered the exchange notes under the Securities Act, we did not, and do not intend to, qualify the exchange notes for distribution in Canada by prospectus and, accordingly, the exchange notes will remain subject to restrictions on resale in Canada. In addition, non-U.S. holders will remain subject to restrictions imposed by the jurisdiction in which the holder is resident.

Our substantial indebtedness could adversely affect our financial condition and impair our ability to fulfill our obligations under the notes.

We currently have, and following the completion of this exchange offer we will have, substantial debt and substantial debt service requirements. For the year ended June 30, 2004, as adjusted to give effect to the offering of the original notes and the application of the proceeds therefrom, we would have had approximately $185.9 million of outstanding indebtedness, our pro forma net debt to EBITDA ratio would have been 7.6x and our EBITDA to pro forma interest expense ratio would have been 1.3x.

Our level of indebtedness may have important consequences for you, including:

•	impairing our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes or to repurchase the notes from you upon a change of control;

•	requiring us to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	subjecting us to increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including these notes and our borrowings under our new credit facility;

•	increasing the possibility of an event of default under the financial and operating covenants contained in our debt instruments; and

•	limiting our ability to adjust to rapidly changing market conditions, reducing our ability to withstand competitive pressures and making us more vulnerable to a downturn in general economic conditions or our business than our competitors with less debt.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of our existing debt, including the notes, or to obtain additional financing. We cannot assure you that any such refinancing would be possible or that any additional financing could be obtained. Our inability to obtain such refinancing or financing may have a material adverse effect on us.

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

Although the agreements governing our credit facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition to amounts that may be borrowed under our credit facility, the indenture governing the notes also allows us and our restricted subsidiaries to borrow significant amounts of money from other sources and places no restrictions on borrowings by our unrestricted subsidiaries. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to the current debt levels, the related risks that we now face could intensify.

Fluctuations in interest rates could materially affect the cost of our debt.

The notes and our credit facility bear interest at a floating rate and, therefore, are subject to fluctuations in interest rates. Interest rate fluctuations are beyond our control and there can be no assurance that interest rate fluctuations will not have a significant adverse effect on our financial performance.

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

The indenture governing the notes contains numerous operating covenants, and our credit facility contains numerous operating covenants and require us and our subsidiaries to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indenture, our credit facility or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

Our credit facility contains covenants that restrict our activities.

Our credit facility:

•	requires us to meet certain financial tests, including maximum ratios of leverage and the maintenance of minimum EBITDA, minimum current ratio and minimum fair market value ratio;

•	limits imposing certain liens;

•	limits additional borrowing;

•	restricts certain payments, including dividends, on shares of any class of capital stock; and

•	limits our ability to do certain things, such as entering into certain types of business transactions, including mergers and acquisitions.

These provisions could limit our future ability to pursue actions or strategies that we believe would be beneficial to our company or our stockholders or may result in default of our borrowing agreements.

The holders of the notes may not be able to realize fully the value of the liens securing the notes.

The notes are secured by a first priority lien in favor of a collateral agent for the benefit of the holders of the notes and the lenders under our credit facility on twelve of our existing vessels and related equipment, rights and other property, including related charters, and on all equity interests in certain subsidiaries, including the subsidiaries that own those vessels, with the lenders under our credit facility entitled to priority on all collateral proceeds received from a foreclosure or other similar lien enforcement action up to the amount outstanding under our credit facility. The amount to be received from any foreclosure or similar disposition of the collateral would depend upon numerous factors including market and economic conditions, the availability of buyers, the timing and manner of sale and similar factors. There can be no assurance that the collateral could or would be liquidated in a short period of time. As a result, we cannot assure you that the proceeds of any forced sale of the collateral would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes after satisfying our obligations secured for the benefit of the lenders under our credit facility. Accordingly, with respect to collateral proceeds received in these events, the notes are effectively subordinated in right of payment to our credit facility to the extent of the amount outstanding under our credit facility.

All rights to enforce the liens and otherwise take action with regard to the collateral will be subject to a collateral agency agreement. The agreement provides that a collateral agent will exercise the rights granted thereunder at the direction of the requisite holders of the notes and the lenders under our credit facility. Generally, that direction requires the joint participation of the requisite holders of the notes and the lenders under our credit facility. However, with regard to certain designated vessels and the capital stock of our subsidiaries that own or charter or arrange for the charter of those designated vessels and on all other collateral related to the designated vessels the lenders under our credit facility are permitted the right to direct the enforcement of the liens on those vessels and the capital stock of such subsidiaries (including the release of those liens), after the occurrence of an event of default, without the concurrence of the requisite holders of the notes. Currently there are four vessels in the collateral that comprise these designated vessels, and these vessels are used in our credit facility as a reference for our asset value to outstanding debt maintenance compliance requirement. If additional vessels are needed to permit us to comply with that test, additional vessels in the collateral can become designated vessels that are subject to the right of the lenders under our credit facility to direct the related lien enforcement. As a result, following an event of default, including a bankruptcy proceeding, the holders of the notes may have no right jointly to participate in the enforcement or release of liens in such designated vessels.

If the proceeds from the sale of the collateral were not sufficient to repay all amounts due on the notes, the holders of the notes would have only an unsecured claim against our remaining assets.

Maritime liens may arise and take priority over the liens securing the notes.

The laws of various jurisdictions in which our vessels may trade may give rise to the existence of maritime liens which may take priority over the liens securing the notes. Such liens may arise in support of, among other things, claims by unpaid ship builders or ship repairers remaining in possession of the vessel, claims for salvage, claims for damage caused by a vessel in collision, claims for seamen’s wages, master’s wages and other employment benefits and master’s disbursements and claims for pilotage, as well as potentially claims for necessary goods and services supplied to a vessel. This list should not be regarded as definitive or exhaustive, as the categories of claims giving rise to maritime liens, and the ranking of such liens, vary from one jurisdiction to another. Maritime liens can attach without any court action, registration or documentation and accordingly their existence cannot necessarily be identified.

To service our indebtedness, including the notes, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled payments of principal or interest with respect to our indebtedness, including the notes, will depend on our ability to generate cash and on our future financial results. Our ability to generate cash depends on the demand for our services, which is subject to levels of activity in offshore oil and natural gas exploration, development and production, general economic conditions, and financial, competitive, regulatory and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our operations will generate sufficient cash flow or that future borrowings will be available to us under our credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

We may not have the ability to repurchase the notes upon a change of control or on an annual reduction date as required by the indenture.

Upon the occurrence of a change of control (as defined in the indenture), we will be required to offer to purchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. On an annual reduction date (as defined in the indenture), we will be required to offer to purchase notes in the aggregate principal amount of US$3.8 million at 100% of their principal amount plus accrued and unpaid interest to the date of repurchase. Upon such a change of control or on such annual reduction date, as the case may be, we may not have sufficient funds available to repurchase all of the notes tendered pursuant to the applicable requirements. In addition, we may be prohibited by our credit facility from repurchasing any of the exchange notes unless the lenders thereunder consent. Our failure to repurchase the notes would be a default under the indenture, which would, in turn, be a default under our credit facility and, potentially, other debt. If any debt were to be accelerated, we may be unable to repay these amounts and make the required repurchase of the notes. See “Description of the Exchange Notes — Change of Control” and “— Annual Reduction Offer”.

An active trading market may not develop for the notes, which may limit your ability to resell them.

The notes constitute a new class of securities for which there is no established trading market. We do not intend to list the notes on a stock exchange or seek their admission for trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, we cannot assure you that an active trading market for the notes will develop or, if a trading market develops, that it will continue. The lack of an active trading market for the notes would have a material adverse effect on the market price and liquidity of the notes. If a market for the notes develops, they may trade at a discount from their initial offering price.

The market price of the notes may be volatile.

You may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for registered notes or to register the notes for resale in the United States;

•	the interest of securities dealers in making a market;

•	the market for similar securities; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the exchange notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on you as a holder of the exchange notes, regardless of our prospects or performance.

Certain bankruptcy and insolvency laws may impair the trustee’s and/or the collateral agent’s ability to enforce remedies under the notes.

We and a majority of our guarantor subsidiaries are organized under the laws of the Province of Nova Scotia and substantially all of our assets are located in Canada. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor’s property, wherever located, including property situated in other countries. There can be no assurance, however, that courts outside of the United States would recognize the U.S. bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy case involving a Canadian debtor like us with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable in Canada against us.

The rights of the trustee to enforce remedies may be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an “insolvent person” to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal, if accepted by the requisite majorities of creditors and approved by the court, may be binding on persons, such as holders of the notes, who may not otherwise be willing to accept it. Moreover, this provision of the legislation permits, in certain circumstances, an insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, if we were to seek protection under such Canadian bankruptcy legislation following commencement of or during such a proceeding, payments under the notes may be discontinued or suspended, the trustee may be unable to exercise its rights under the indenture and holders of the notes may not be compensated for any delays in payments, if any, of principal and interest.

In addition, the right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default is likely to be significantly impaired if a bankruptcy proceeding were to be commenced in the United States by or against us or one of our subsidiary guarantors prior to the collateral agent having repossessed and disposed of the collateral. Under the bankruptcy code, a secured creditor such as the collateral agent may be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended, in general, to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the lien of the collateral agent in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the holders of the notes may not have any consent rights with respect to the use of those funds by us or any of our subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral. Further, the holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amounts of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. Finally, the collateral agent’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, procedural restrictions, the consent of third parties and practical problems associated with the realization of the security interest in the collateral.

It is impossible to predict what recovery, if any, would be available for such a secured claim if we or a guarantor became a debtor in a bankruptcy case, including what form any such recovery would take, such as cash, new debt instruments or other securities.

A court could subordinate or void the obligations under our subsidiaries’ guarantees and the liens granted by our subsidiary guarantors.

Under the U.S. federal bankruptcy laws and comparable provisions of state fraudulent conveyance laws and applicable Canadian federal and provincial law, a court could void obligations under the subsidiary guarantees and any liens granted to secure such guarantees, subordinate those obligations to other obligations of our subsidiary guarantors or require you to repay any payments made pursuant to the subsidiary guarantees, if:

(1)	fair consideration or reasonably equivalent value was not received in for the obligation; and

(2)	at the time the obligation was incurred, the obligor:

•	was insolvent or rendered insolvent by reason of the obligation;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay them as the debts matured.

The measure of insolvency for these purposes will depend upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the saleable value of all of its assets at a fair valuation;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	it could not pay its debts as they become due or it ceases to meet its liabilities as they become due.

Moreover, regardless of solvency, a court might void the guarantees, or subordinate the guarantees, if it determined that the transaction was made with intent to hinder, delay or defraud creditors.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision, however, may not be effective to protect the subsidiary guarantees from attack under fraudulent transfer law.

The indenture requires that certain subsidiaries must guarantee the notes in the future. These considerations will also apply to these guarantees.

Your ability to enforce civil liabilities in Canada under U.S. securities laws may be limited.

We are organized under the laws of the Province of Nova Scotia. All of our directors, controlling persons and officers named in this prospectus are residents of Canada, and a substantial portion of their assets and substantially all of our assets are located outside the United States. It may not be possible, therefore, for you to effect service of process within the United States upon us, our directors and officers or such experts. There is uncertainty as to the enforceability in Canadian courts of (1) an original action predicated solely upon U.S. federal securities laws and (2) judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. Therefore, you may not be able to secure judgment against us, our directors and officers or such experts in a Canadian court or, if successful in securing a judgment against us or them in a U.S. court, you may not be able to enforce such judgment in Canada.

We are exposed to currency exchange risk which could have a material adverse effect on us.

Our operating results are sensitive to fluctuations in the exchange rate of the Canadian dollar to the U.S. dollar, as prices for some of our services are denominated in U.S. dollars or linked to prices quoted in U.S. dollars. For the fiscal year ended June 30, 2004, 15% of our total revenues were denominated in U.S. dollars. An increase in the value of the Canadian dollar relative to the U.S. dollar reduces the amount of revenue in Canadian dollar terms realized by us from sales made in U.S. dollars, which reduces our operating margin and the cash flow available to fund our operations. From June 30, 2003 to June 30, 2004, the value of the Canadian dollar relative to the U.S. dollar increased by approximately US$0.01, or 1.1%.

In addition, we are exposed to currency exchange risk on our debt, including the notes and interest thereon, and assets denominated in U.S. dollars. Since we present our financial statements in Canadian dollars, any change in the value of the Canadian dollar relative to the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our U.S. dollar-denominated debt and assets into Canadian dollars. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses.

We are not currently a party to any forward foreign currency exchange contract, or other similar contract that could serve to hedge our exposure to fluctuations in the U.S. dollar/Canadian dollar exchange rate.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under our registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes, the terms of which are identical in all material respects to those of the original notes. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive original notes in a like principal amount. The original notes surrendered in exchange for the exchange notes will be cancelled and cannot be reissued. The issuance of the exchange notes will not result in any change in our aggregate indebtedness. On August 26, 2004, we sold the original notes for net proceeds of approximately US$117.7 million ($154.5 million based on the noon buying rate of US$1.3123 = $1.00 on August 26, 2004). We used the net proceeds from the sale of the original notes to repay all of our then outstanding indebtedness (except for indebtedness related to one of our vessels), to acquire a vessel that was being utilized under an operating lease and for working capital and other general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2004 and pro forma as adjusted to give effect to our sale of the original notes and the application of the net proceeds from the offering. You should read the information below in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2004
	Actual	Pro Forma As Adjusted
	($ in thousands)
Cash	$815	$10,882

Existing debt (including current portion)	$136,231	$21,829
Senior secured floating rate notes due 2012 (1)	—	164,038

Total debt	136,231	185,867
Shareholder’s equity (2)	33,858	30,527

Total book capitalization	$170,089	$216,394

(1)	Equivalent to the US$125 million principal amount of the notes at the noon Federal Reserve Bank of New York buying rate of $1.3123 = US$1.00 as of August 26, 2004.

(2)	Adjustment includes the one time charge of estimated debt prepayment costs, deferred financing costs and deferred corporate transaction expenses arising from the original notes offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data as of and for the four years ended on or prior to June 30, 2004 is derived from our consolidated financial statements which have been audited by our independent auditors and prepared in accordance with U.S. GAAP. Prior to and during the fiscal year ended June 30, 2000, the financial statements for the Company were prepared in accordance with accounting principles generally accepted in Canada. The financial information available for the fiscal year ended June 30, 2000 does not incorporate the current treatment of drydocking and maintenance capital costs or the deferred income tax effect related thereto utilized in our more recent financial statements prepared in accordance with U.S. GAAP. To revise the treatment of drydocking and maintenance capital costs or the deferred income tax effect related thereto for the financial statements and selected financial data derived therefrom for the fiscal year ended June 30, 2000 would cause us to incur unreasonable effort and expense. Therefore, this prospectus does not include selected consolidated financial data for the year ended June 30, 2000. The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Fiscal Year Ended June 30,
	2001		2002		2003		2004
	($ in thousands)
Statement of Earnings Data:
Total revenues	$78,269		$72,919		$69,374		$66,213
Costs and expenses:
Vessel operating	38,870		31,270		30,861		31,334
Cost of goods sold	3,725		4,631		5,454		4,969
General and administrative	7,073		6,690		6,817		5,879

	49,668		42,591		43,132		42,182

	28,601		30,328		26,242		24,031

Other income (loss)	4,950		859		4,801		763

Depreciation and amortization	9,480		9,579		10,275		12,001
Corporate transaction costs	—		—		—		1,226
Interest expense	11,203		7,381		7,321		8,563
Lease expense	8,137		9,994		9,498		7,673

Earnings (loss) before taxes	4,731		4,233		3,948		(4,669)
Capital taxes	413		368		445		474
Income taxes (recovery)(1)	(1,166)		(889)		(2)		(1,587)

Net earnings (loss)	$5,484		$4,755		$3,506		$(3,556)

Cash Flow Data:
Cash derived from operating activities	$6,763		$13,756		$5,221		$8,626
Cash derived from (applied to) financing activities	(38,781)		9,441		8,828		(9,677)
Cash derived from (applied to) investing activities	32,399		(26,183)		(14,049)		1,866

Other Financial Data (unaudited):
EBITDA(2)	$25,001		$20,826		$21,100		$15,421
Capital expenditures:
Expenditures for drydocking and maintenance capital	1,230		2,356		1,557		2,761
Purchase of vessels, equipment and other property and other assets	6,559		27,545		20,328		764
Ratio of earnings to fixed charges(3)	1.3	x	1.3	x	1.2	x	0.6	x

Other Operating Data (unaudited):
Number of vessels (period end)(4)	10		11		12		11
Average utilization(4)(5)	85.1%		78.6%		78.3%		71.6%
Average dayrate(4)(6)	$18,410		$21,208		19,703		$19,181

	As of June 30,
	2003	2004
	($ in thousands)
Balance Sheet Data:
Vessels, equipment and property	$148,434	$163,165
Total assets	172,025	180,160
Total debt	120,209	136,231
Total shareholder’s equity	37,813	33,858

(1)	Provision for income taxes reflects an increase in the carrying value of our deferred tax asset net of taxes paid.

(2)	EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization. EBITDA is included because it is used by investors to measure our performance or liquidity. EBITDA is not a measure recognized under U.S. GAAP and should not be considered as an alternative to net income or net cash from operating activities or any other indicator of the company’s performance or liquidity under U.S. GAAP. The table below shows the reconciliation from EBITDA to net income.

	Fiscal Year Ended June 30,
	2001	2002	2003	2004
	($ in thousands)
Net earnings (loss)	$5,484	$4,755	$3,506	$(3,556)
Interest expense	11,203	7,381	7,321	8,563
Income taxes	(1,166)	(889)	(2)	(1,587)
Depreciation and amortization	9,480	9,579	10,275	12,001

EBITDA	$25,001	$20,826	$21,100	$15,421

In addition, the table below shows the reconciliation from EBITDA to cash derived from operating activities:

	Fiscal Year Ended June 30,
	2001	2002	2003	2004
	($ in thousands)
EBITDA	$25,001	$20,826	$21,100	$15,421
Income taxes paid in cash	(142)	(177)	(128)	(112)
Interest expense	(11,203)	(7,381)	(7,321)	(8,563)
Corporate transaction costs	—	—	—	1,226
Expenditures for drydockings and maintenance capital	(1,230)	(2,356)	(1,557)	(2,761)
Translation of foreign currency denominated debt	486	96	(2,253)	(40)
Recognition of deferred income and other	68	55	230	159
Gain on disposal of assets	(4,547)	(504)	(2,247)	(431)
Change in non-cash operating working capital	(1,670)	3,199	(2,603)	3,727

Cash derived from operating activities	$6,763	$13,756	$5,221	$8,626

(3)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of pre-tax income (loss) plus fixed charges less capital taxes and capitalized interest and (ii) fixed charges consist of interest expense plus capitalized interest, a portion of lease expense deemed to be representative of interest and amortization of deferred financing fees. For the fiscal year ended June 30, 2004, the ratio of earnings to fixed charges was less than 1:1. To have achieved a coverage of 1:1, we would have needed to generate additional earnings of $5,142,770.

(4)	Excludes vessels in cold lay-up.

(5)	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

(6)	Average dayrates represent average revenue per day, based on the number of days during the period that the vessels generated revenue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our historical consolidated financial statements and their notes included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus.

General

We are a leading provider of supply and support services to the offshore oil and gas industry of the east coast of Canada. Since we began operations in 1983, we have increased the size of our fleet from one to 13 vessels and have focused on our core business of providing supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services. We currently operate the largest fleet of supply and support vessels serving the Canadian east coast offshore market and believe that we are well-positioned to capitalize on the expected increase in activity in this region due to our strong customer relationships, our specialized and multi-function vessels and the technical skills of our workforce.

We provide our services primarily offshore of the east coast of Canada, and have also operated in the Gulf of Mexico, the North Sea, the North Pacific, the Caribbean and offshore of Latin America and North and West Africa.

Vessels supporting offshore exploration and production of oil and natural gas transport materials, supplies and personnel to offshore facilities, and move and position drilling structures when required. Vessels supporting the maintenance of subsea telecommunications cable and other subsea construction and maintenance, transport construction and maintenance equipment, supplies and personnel to offshore work locations. As of June 30, 2004 we had eight vessels operating offshore of the east coast of Canada, one operating in North Africa and a subsea telecommunications maintenance vessel operating off the west coast of North America. At June 30, 2004 three vessels were not working. Our fleet has grown in both size and capability from the first vessel acquired in 1983 to the present level of 13 vessels. Our growth has been accomplished through strategic acquisitions and new construction of technologically advanced vessels, partially offset by dispositions of vessels no longer suitable to the markets we serve.

We also provide shorebase management services and sell offshore consumables, safety and other marine equipment through our onshore operations business.

Our operating results are affected primarily by dayrates, fleet utilization and the number and type of vessels in our fleet. Utilization and dayrates, in turn, are influenced principally by the demand for vessel services from the exploration and production sectors of the oil and gas industry. The supply of vessels necessary to meet this fluctuating demand is related directly to the current and anticipated future activity in both the drilling and production phases of the oil and natural gas industry as well as the availability of capital to build or acquire vessels to meet the changing market requirements.

During the last two years, despite consistently high commodity prices in the oil and gas industry, exploration and production activities by oil and gas companies on a worldwide basis have not increased. This constrained exploration and production activity has led to lower utilization in the offshore supply vessel market over the last two years than had been experienced in the last decade and applied downward pressure on dayrates. This phenomenon has been considerably less prevalent in our primary market of the east coast of Canada which is somewhat isolated from the worldwide decrease in offshore supply vessel demand and has a limited number of vessels working in the market due to the factors described in this prospectus under “Business.” Over the past few years, the reduction in the laying of new subsea fiber optic telecommunication cables has moved us to focus on subsea maintenance of existing cables for our two subsea maintenance vessels.

Our operating costs are primarily a function of fleet configuration and utilization levels. The most significant direct operating costs are crew wages, maintenance and repairs, and marine insurance. Short-term fluctuations in vessel utilization have little effect on direct operating costs. As a result, direct operating costs as a percentage of revenues may vary substantially as a result of changes in dayrates and utilization.

In addition to direct operating costs, we incur charges related to depreciation of our fleet, drydock inspections, maintenance and repairs to ensure compliance with applicable regulations and maintaining certifications for our vessels with various international classification societies. Costs incurred for drydock inspection, related maintenance and regulatory compliance are capitalized and amortized over the period applicable to the scheduled maintenance. This period varies from 24 to 60 months.

Under applicable maritime regulations, vessels must be drydocked twice in a five-year period for inspection and routine maintenance and repair. Total expenditures for drydockings may vary from quarter to quarter based on the number of drydockings undertaken and the complexity of the work to be performed.

Critical Accounting Policies

Our consolidated financial statements included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles. In other circumstances, we are required to make estimates, judgments and assumptions that we believe are reasonable based upon available information. We base our estimates and judgments on historical experience and various other factors that we believe are reasonable based upon the information available. Actual results may differ from these estimates under different assumptions and conditions. We believe that of our significant accounting policies discussed in Note 2 to our consolidated financial statements, the following may involve estimates that are inherently more subjective.

Revenue recognition. Our primary source of revenue is derived from time charter contracts of our vessels on a rate per day of service basis. As a result, marine vessel revenues are recognized on a daily basis throughout the contract period. These time charter contracts are generally either on a term basis (average three months to five years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate; provided, however, that the term contracts at times include escalation clauses to recover specific additional costs. A spot contract is a short-term contract to provide offshore marine services to a customer for a specific short-term job. The spot contracts generally range from one day to three months. Marine vessel revenues for all contracts are recognized on a daily basis throughout the contract period.

Carrying value of vessels. Generally, we depreciate our vessels, for accounting purposes, over 20 years. In estimating the useful life of these assets, we have considered the effects of physical deterioration from operating use and other economic and regulatory factors that could impact commercial viability. Events or changes in circumstances in the future may result in situations in which recoverability of the carrying amount of a vessel might not be possible. Examples of events or changes in circumstances that could indicate that the recoverability of a vessel’s carrying amount should be reassessed include a significant and sustained decrease in market value and current period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that anticipates continuing losses associated with a vessel. If events or changes in circumstances as set forth above indicate a vessel’s carrying amount may not be recoverable, we would then be required to estimate the undiscounted future cash flows expected to result from use of the vessel and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the vessel, we would be required to recognize an impairment loss.

Recertification, drydocking and maintenance costs. Our vessels are required by regulation to be recertified after certain periods of time. These recertification costs are typically incurred while the vessel is in drydock (or at a dock) where routine repairs and maintenance or major replacements and improvements are performed. Recertification costs can be accounted for in one of three ways: (1) defer and amortize, (2) accrue in advance, or (3) expense as incurred. Companies in our industry use either the defer and amortize, or the expense as incurred accounting method. We defer and amortize recertification costs over the length of time in which the recertification is expected to last, which is generally 24 to 60 months. Major replacements and improvements, which extend the vessel’s economic useful life or functional operating capability, are capitalized and depreciated over the vessel’s remaining economic useful life. Inherent in this process are estimates we make regarding the nature of costs incurred and the period the incurred costs will benefit. We expense routine repairs and maintenance as they are incurred.

In June 2001, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants (“AICPA”) issued an exposure draft of a proposed Statement of Position (“SOP”) entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. Under the proposed SOP, the Company would expense major maintenance costs as incurred and be prohibited from deferring the cost of a planned major maintenance activity. Currently, the costs incurred to drydock the Company’s vessels are deferred and amortized on a straight-line basis over the period to the next drydocking, generally 24 to 60 months. At its April 14, 2004 meeting, the FASB voted not to clear AcSEC’s proposed SOP. It has indicated that the accounting matters covered by the SOP will be addressed during the 2005-2006 time frame.

Concentration of credit risk. Charter revenues are typically paid in arrears and we therefore extend credit to companies generally in the energy and subsea telecommunications cable industry that may be affected by changes in economic or other external conditions. Our policy is to manage exposure to credit risk through credit approvals and limits. Historically, credit losses have been insignificant. As of June 30, 2003 and June 30, 2004, an allowance for doubtful accounts was not required.

Income taxes. We follow the tax liability method for determining income taxes. Under this method, future income tax assets and liabilities are determined according to differences between their respective carrying amounts and tax bases. Future tax assets and liabilities are measured based on enacted or substantially enacted tax rates and bases at the date of the financial statements for the years in which these temporary differences are expected to reverse. Adjustments to these balances are recognized in earnings as they occur. The future income tax asset is the result of non-capital loss carryforwards for tax purposes exceeding temporary timing differences, relating primarily to capital assets. We currently have not reflected a valuation allowance to reduce our future tax assets. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we were to determine that we could not realize our future tax assets in the future, an adjustment to the future tax asset would be charged to expense in the period such determination was made.

Results of Operations

The table below sets forth, average dayrates and utilization rates for our vessels and the number of vessels owned at period end for the periods indicated. These vessels generate substantially all of our revenues and operating profit.

	Years Ended June 30,
	2002	2003	2004
Number of vessels (period end) (1)	11	12	11
Average utilization (2)	78.6%	78.3%	71.6%
Average dayrate (2)	$21,208	$19,703	$19,181

(1)	Number of vessels does not include Cabot Sea and the J.D. Mitchell. These vessels are in cold lay-up.

(2)	Excludes the above noted vessels that are in cold lay-up.

The following table sets forth summarized financial information concerning our reportable segments.

	Year Ended June 30,
	2002	2003	2004
	($ in thousands)
Revenues by segment:
Oil and gas services	$47,334	$51,058	$48,250
Construction and maintenance	18,504	9,951	9,487
Corporate and other	7,081	8,365	8,476

	72,919	69,374	66,213
Costs and expenses by segment:
Oil and gas services	$22,139	$24,822	$24,433
Construction and maintenance	7,485	4,466	4,916
Corporate and other	12,967	13,844	12,833

	42,591	43,132	42,182
Other income	859	4,801	763
Depreciation and amortization	9,579	10,275	12,001
Corporate transaction costs	—	—	1,226
Interest expense	7,381	7,321	8,563
Lease expense	9,994	9,498	7,673
Income tax (recovery)	(521)	443	(1,113)

Net earnings (loss)	$4,755	$3,506	$(3,556)

Fiscal Year Ended June 30, 2004 Compared to Fiscal Year Ended June 30, 2003

Total Revenues. Total revenues were $66.2 million for the fiscal year ended June 30, 2004, compared to $69.4 million for the fiscal year ended June 30, 2003, a decrease of $3.2 million or 4.6%.

Revenues from our oil services segment were $48.3 million for fiscal 2004, compared to $51.1 million for fiscal 2003, a decrease of $2.8 million or 5.5%. This decrease was primarily the result of lower utilization of our fleet, particularly during the quarter ended March 31, 2004. While the available number of vessel days for our oil and gas services fleet increased in the year ended June 30, 2004 as a result of vessel additions during the fourth quarter of fiscal 2003, utilization and dayrates decreased, reducing segment revenues. The decrease in dayrates and utilization was due to a continuation of the soft oil and gas services segment market that began in mid-2002. In addition, utilization was reduced by lower than expected activity in the east coast of Canada market. We took the opportunity presented from the low utilization in the third quarter to complete maintenance on our vessels Mariner Sea and Panuke Sea, two of our vessels operating in this market, to prepare them for expected activity during the summer of 2004. During May 2004, the Panuke Sea commenced an 18 month charter and the Mariner Sea commenced an 80 day charter, both offshore of the east coast of Canada.

Revenues from our construction and maintenance segment were $9.5 million for fiscal 2004 compared to $10.0 million for fiscal 2003, a decrease of $0.5 million or 4.7%. The charter revenue in this segment was received in U.S. dollars and fluctuation in the Canadian – U.S. dollar exchange rate resulted in the segment revenue decrease.

Revenues from our corporate and other segment were $8.5 million for fiscal 2004 compared to $8.4 million for fiscal 2003, an increase of $0.1 million or 1.3%. The segment revenue increase was the result of increased revenues from our shorebase management services. This increase was partially offset by decreased sales of offshore consumables, safety equipment and other marine supplies resulting from our disposal, in February 2004, of a portion of the business in this segment operated as the Associated Marine division.

Costs and Expenses. Costs and expenses were $42.2 million for fiscal 2004, compared to $43.1 million for fiscal 2003, a decrease of $0.9 million or 2.2%. The decrease in costs and expenses was primarily attributable to decreased general and administrative expenses for fiscal 2004 compared to fiscal 2003.

Costs and expenses for our oil and gas services segment decreased to $24.4 million for fiscal 2004 from $24.8 million for fiscal 2003, a decrease of $0.4 million or 1.6%. Fiscal 2004 was the first full year of operations for the vessels Panuke Sea and Mariner Sea. The increased costs related to the longer period of operations for these vessels in fiscal 2004 compared to fiscal 2003 were offset by cost savings resulting from lower utilization, cost management and by reduced costs resulting from the Magdalen Sea leaving the fleet in February 2004.

Costs and expenses for our construction and maintenance segment were $4.9 million for fiscal 2004 compared to $4.5 million for fiscal 2003 an increase of $0.4 million or 10.1%. This increase was primarily due to increased repairs and maintenance costs on the Agile, preparing it for future contracts.

Costs and expenses for our corporate and other segment were $12.8 million for fiscal 2004, compared to $13.8 million for fiscal 2003, a decrease of $1.0 million or 7.3%. This decrease in costs and expenses was primarily attributable to a decrease in general and administrative expenses as we took steps to reduce head office costs in response to the weakness in the offshore vessel industry. In addition, costs of goods sold pertaining to sales of offshore consumables, safety equipment and other marine supplies decreased as a result of the February 2004 disposal of a portion of the business in this segment operated as the Associated Marine division.

Other income. Other income was $0.8 million for fiscal 2004, compared to $4.8 million for fiscal 2003, a decrease of $4.0 million or 84.1%. During fiscal 2003 we disposed of a vessel that was being constructed in Europe, for a gain of $2.3 million. In addition, during fiscal 2003 we recorded a foreign currency translation gain of $2.3 million on converting our U. S. dollar repayable debt into Canadian dollars at June 30, 2003. As at June 30, 2004 the amount we recorded related to the same debt was less than $0.1 million. In February 2004 we disposed of an older, stand-by vessel (Magdalen Sea), recording a gain of $0.4 million.

Depreciation and amortization. Depreciation and amortization totaled $12.0 million for fiscal 2004, compared to $10.3 million for fiscal 2003, an increase of $1.7 million or 16.8%. The increase was primarily attributable to fiscal 2004 being the first full year the Mariner Sea and the Panuke Sea were present in our vessel fleet as well as increased amortization of previously deferred expenditures for drydocking and maintenance capital.

Corporate transaction costs. Corporate transaction costs totaled $1.2 million for fiscal 2004. We had no corporate transaction costs for fiscal 2003. In June of 2004, the Company ceased its activities respecting a previous corporate financing transaction. As a result of this decision, deferred corporate transaction costs related to this transaction were expensed.

Interest expense. Interest expense was $8.6 million for fiscal 2004 compared to $7.3 million for fiscal 2003, an increase of $1.2 million or 17.0%. The increase in interest expense resulted from there being no capitalized interest during fiscal 2004, compared to $0.7 million during fiscal 2003 and from debt levels which were higher in fiscal 2004 as a result of the acquisition and conversion of the Mariner Sea during the last 2 quarters of fiscal 2003.

Lease expense. Lease expense was $7.7 million for fiscal 2004 compared to $9.5 million for fiscal 2003, a decrease of $1.8 million or 19.2%. This decrease was the result of two factors. Fluctuations in the Canada – U.S. exchange rate impacted the cost of an operating lease for the vessel Thebaud Sea, a lease requiring lease payments to be made in U.S. dollars. In addition, during the 3rd quarter of fiscal 2004 we renegotiated an operating lease on the Trinity Sea resulting in its reclassification as a capital lease. The related lease payments, of approximately $313,000 per month, are accordingly no longer accounted for as lease expense but rather as principal reduction and interest expense.

Tax expense. Tax recovery was $1.1 million for fiscal 2004 compared to tax expense of $0.4 million for fiscal 2003, an increase of $1.5 million. This increase was attributable to the recording of additional future income tax assets resulting from our Canadian operating tax losses for the period with the result that as at June 30, 2004 we had recorded a net future income tax asset.

Fiscal Year Ended June 30, 2003 Compared to Fiscal Year Ended June 30, 2002

Total revenues. Total revenues were $69.4 million for the fiscal year ended June 30, 2003, compared to $72.9 million for fiscal year ended June 30, 2002, a decrease of $3.5 million or 4.9%. While the average size of the fleet increased in fiscal 2003 as compared to fiscal 2002 with the net addition of one oil services vessel in the fourth quarter of fiscal 2003, utilization and dayrates decreased in fiscal 2003 compared to fiscal 2002.

Revenues from our oil and gas services segment were $51.1 million for fiscal 2003, compared to $47.3 million for fiscal 2002, an increase of $3.7 million or 7.9%. This increase was primarily the result of higher oil and gas services fleet utilization, offset by lower dayrates for vessels operating in the spot market. Fiscal 2003 was also the first full year of operations for the Sable Sea, a vessel added to the fleet in the second quarter of fiscal 2002.

Revenues from our construction and maintenance segment were $10.0 million for fiscal 2003, compared to $18.5 million for fiscal 2002, a decrease of $8.6 million or 46.2%. This decrease in revenues was primarily the result of the Agile completing its time charter during the fourth quarter of fiscal 2002. This vessel remained idle throughout fiscal 2003 as we worked on repositioning it into the oil and gas subsea construction industry. Revenues from this vessel were $7.7 million in fiscal 2002. In addition, the charter generating revenue in this segment was received in U.S. dollars. Fluctuations in the U.S. dollar/Canadian dollar exchange rate also resulted in a decrease in segment revenue.

Revenues from our corporate and other segment were $8.4 million for fiscal 2003, compared to $7.1 million for fiscal 2002, an increase of $1.3 million or 18.1%. The increase in segment revenue was the result of increased sales of offshore consumables, safety equipment and other marine equipment, as well as increased revenues from our shorebase management services. The shorebase contract was renewed for an additional five years in January 2003 with resulting increased revenues.

Costs and expenses. Costs and expenses were $43.1 million for fiscal 2003, compared to $42.6 million for fiscal 2002, an increase of $0.5 million or 1.3%.

Costs and expenses for our oil and gas services segment were $24.8 million for fiscal 2003, compared to $22.1 million for fiscal 2002, an increase of $2.7 million or 12.1%. This increase was primarily the result of the Sable Sea, which was acquired for fiscal 2002, being in service for the entire year of 2003 compared to only part of the year in 2002. In addition, during 2003 the Magdalen Sea, a standby vessel, conducted a lump-sum tow contract, which required us to pay for fuel thereby increasing costs, and expenses that were not incurred during fiscal 2002 as no similar contract was in place. Increased costs and expenses pertaining to the Mariner Sea and Panuke Sea, added to the fleet in fiscal 2003, were offset by reduced costs and expenses attributable to the Riverton, a leased vessel which was returned to its owner in the second quarter of fiscal 2003.

Costs and expenses for our construction and maintenance segment were $4.5 million for fiscal 2003, compared to $7.5 million for fiscal 2002, a decrease of $3.0 million or 40.3%. This decrease in costs and expenses was due to decreased utilization for the Agile, as it ended its charter in the fourth quarter of 2002. Costs and expenses in this segment were further reduced as the other vessel in the segment, Bold Endurance, underwent repairs and maintenance in fiscal 2002 that were not repeated in fiscal 2003.

Costs and expenses for our corporate and other segment were $13.8 million for fiscal 2003, compared to $13.0 million for fiscal 2002, an increase of $0.9 million or 6.8%. The increase in costs and expenses for our corporate and other segment was primarily attributable to the five year renewal of the contract for provision of shorebase services for a production project offshore Nova Scotia. The original contract for this service was structured with costs “passing through” to the customer. The terms of the renewal are such that costs are for our account with increased revenue from the customer. As a result, costs attributable to this operation increased, as did revenue.

Other income. Other income was $4.8 million for fiscal 2003, compared to $0.9 million for fiscal 2002, an increase of $3.9 million. During fiscal 2003, we disposed of a vessel that was being constructed in Europe, for a gain of $2.3 million. In fiscal 2002, gain on sale of vessels was $0.5 million. In addition, in fiscal 2003 we recognized $2.3 million in translation gain on our foreign denominated, long-term debt, compared to a $0.2 million translation gain in fiscal 2002.

Depreciation and amortization. Depreciation and amortization was $10.3 million for fiscal 2003, compared to $9.6 million for fiscal 2002, an increase of $0.7 million or 7.3%. The increase was attributable to additions to the fleet of vessels, as well as increased amortization of previously deferred drydocking and maintenance capital costs.

Interest expense. Interest expense was $7.3 million for fiscal 2003, compared to $7.4 million for fiscal 2002. Interest rate reductions on floating rate loans offset increases in expense as a result of additional debt related to vessels added during fiscal 2003.

Lease expense. Lease expense was $9.5 million for fiscal 2003, compared to $10.0 million for fiscal 2002, a decrease of $0.5 million or 5.0%. This decrease was the result of fluctuations in the U.S. dollar/Canadian dollar exchange rate on our operating lease for the Thebaud Sea, which is paid in U.S. dollars.

Income taxes. Income tax expense was $0.4 million for fiscal 2003, compared to a recovery of $0.5 million for fiscal 2002, an increase of $1.0 million. This increase in tax expense was attributable to increased earnings during the year.

Liquidity and Capital Resources

Our capital requirements have historically been financed with cash flow from operations, debt instruments, and borrowings under our credit facilities. We require capital to fund ongoing operations, construction of new vessels, vessel acquisitions, vessel recertifications, other capital expenditures and debt service. Since inception, we have been active in the acquisition of additional vessels through identifying, acquiring, modifying and converting vessels from the resale market that fit our business needs as well being active in new construction. Bank financing and internally generated funds have historically provided funding for these activities. Our capital requirements are not expected to significantly change during fiscal 2005.

See “Description of Other Indebtedness” and “Description of the Exchange Notes” for a description of the terms and covenants under our new credit facility and the exchange notes offered hereby.

All of our long-term debt facilities and capital and operating lease obligations were refinanced with the proceeds of the original notes, with the exception of the long-term debt associated with the Bold Endurance in the amount $21.8 million as of June 30, 2004. This facility bears interest at Canadian Bankers Acceptance rate plus 4.88%, is repayable monthly and matures in July 2013. See “Description of Other Indebtedness” for a more detailed description of this credit facility.

We believe that our current working capital, projected cash flow from operations and available capacity under our demand operating credit facility will be sufficient to meet our cash requirements for the foreseeable future. Although we expect to continue generating positive working capital from our operations, events beyond our control, such as weather conditions, reduction in international consumption of refined petroleum products, or declines in expenditures for exploration, development and production activity may affect our financial condition or results of operations. Depending on the market demand for oil and gas services supply vessels and offshore construction and maintenance vessels and other growth opportunities that may arise, we may require additional debt or equity financing.

Operating activities. We rely primarily on cash flows from operations to provide working capital for current and future operations. Cash flows from operating activities for the fiscal years ended June 30, 2002, 2003 and 2004 totaled $13.8 million, $5.2 million and $8.6 million respectively. The increase in operating cash flow for fiscal 2004 compared with fiscal 2003 was primarily the result of lower receivables levels at June 30, 2004 as compared to June 30, 2003. The decrease in operating cash flow for the fiscal year ended June 30, 2002 to the fiscal year ended June 30, 2003 was primarily the result of lower fleet utilization and reduced average dayrates, combined with increases in non-cash operating working capital reductions.

As of June 30, 2004, we had net operating loss carry-forward of approximately $28.0 million available through 2011 to offset future taxable income. Our use of these federal tax net operating losses and additional tax benefits may be limited due to Canadian tax laws.

Financing activities. Financing activities during fiscal 2004 consisted primarily of long-term debt repayments of $8.9 million, repayment of our demand operating line of credit in the amount of $0.3 million and dividends paid in the amount of $0.4 million. Financing activities during fiscal 2003 consisted of the incurrence of additional long-term financing, netting approximately $19.4 million, which was used for financing the construction of a newbuild vessel in Europe and the continued conversion of the vessel Panuke Sea. Long-term debt obligations and demand operating line of credit were repaid in the amount of $8.9 million and $1.3 million respectively and dividends were paid in the amount of $0.4 million. Financing activities during fiscal 2002 consisted of additional long-term financing, netting approximately $16.0 million, which was used for financing the acquisition of the vessel Sable Sea and the acquisition and conversion of the vessel Panuke Sea as well as additional drawings on our demand operating line of credit in the amount of $1.6 million. Long-term debt obligations were repaid in the amount of $7.8 million and dividends were paid in the amount of $0.4 million.

Investing activities. Investing activities for fiscal 2004 included $0.8 million for equipment purchases and $0.2 million in advances to affiliates, offset by $2.8 million in proceeds on the sale of the Magdalen Sea. During fiscal 2003, investing activities were $20.3 million for continuation of the construction a newbuild vessel in Europe, the continued conversion of the vessel Panuke Sea, the acquisition and conversion of the vessel Mariner Sea, and miscellaneous capital expenditures offset by proceeds from sale of the newbuild vessel we were constructing in Europe, in the amount of $6.3 million. During fiscal 2002, investing activities were $27.5 million for the construction of a newbuild vessel in Europe, financing the acquisition of the vessel Sable Sea and the acquisition and conversion of the vessel Panuke Sea, equipment upgrades to two of our oil and gas services vessels, and miscellaneous capital expenditures offset by proceeds from sale of our sail training vessel, in the amount of $1.5 million.

We are amortizing our long-term debt over a term that is shorter than the estimated useful life of the related vessels. As a result, cash resources are reduced and we at times report a net cash deficiency. To ensure the ability to fully satisfy our responsibilities to trade creditors and others, we have arranged a $6 million operating line of credit with our principal banker. On August 26, 2004 all of our long-term debt facilities and capital and operating lease obligations were refinanced with the proceeds of the sale of the original notes, with the exception of the long-term debt associated with the Bold Endurance in the amount $21.8 million as of June 30, 2004. See “Description of Other Indebtedness” and “Description of the Exchange Notes” for a description of the terms and covenants under our new credit facility and the exchange notes offered hereby.

Contractual Obligations

The following table sets forth our aggregate contractual obligations as of June 30, 2004.

	Total	Less than 1 Year	1-3 Years	3-5 Years	Thereafter
	($ in thousands)
Floating rate, Canadian dollar denominated loans (1)	$92,883	$92,883	$—	$—	$—
Fixed rate, U.S. dollar denominated loan	16,695	16,695	—	—	—
Capital lease obligations (2)	25,489	670	2,912	3,571	18,336
Operating lease obligations (3)	54,884	54,884	—	—	—

	$189,951	$165,132	$2,912	$3,571	$18,336

(1)	Includes $39.7 million due upon demand that has been classified above as “less than 1 year”.

(2)	Included in capital lease obligations are commitments for one of our vessels, as well as for a portable firefighting system.

(3)	Included in operating lease obligations are commitments for one of our vessels, as well as for other ancillary equipment.

On August 26, 2004 we completed the sale of the original notes. We used the net proceeds from the sale of the original notes to repay all of our then outstanding indebtedness (except for indebtedness related to one of our vessels), to acquire a vessel that was being utilized under an operating lease and for working capital and other general corporate purposes. As such, the contractual obligations described in the table above have all been repaid, except for the indebtedness related to one of our vessels. See “Description of the Exchange Notes” and “Description of Other Indebtedness – Bold Endurance Credit Facility” for a description of the terms of the notes and the indebtedness related to one of our vessels still outstanding after our refinancing.

Off-Balance Sheet Transactions

We currently do not utilize any off-balance sheet arrangements with unconsolidated entities to enhance liquidity and capital resource positions, or for any other purpose. Any future transactions involving off-balance sheet arrangements would be analyzed and disclosed by us.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could have been classified as either a liability or equity. SFAS No. 150 now requires those instruments to be classified as liabilities (or as assets under some circumstances) in the statement of financial position. SAFS No. 150 also requires the terms of those instruments and any settlement alternatives to be disclosed. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective for all financial instruments beginning in the second quarter of 2003. We are in compliance with the requirements of SFAS No. 150.

In December 2003, the FASB published a revision to Interpretation 46 (FIN 46R) to clarify certain provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” and to exempt certain entities from its requirements. FIN 46R requires a company to consolidate a variable interest entity (VIE), as defined, when the company will absorb a majority of the variable interest entity’s expected losses, receive a majority of the variable interest entity’s expected residual return, or both. FIN 46R also requires consolidation of existing, non-controlled affiliates if the VIE is unable to finance its operations without investor support, or where the other investors do not have exposure to the significant risks and rewards of ownership. FIN 46R applies immediately to a VIE created or acquired after January 31, 2003. For a VIE acquired before February 1, 2003, FIN 46R applies in the first interim period ending after March 15, 2004. We have completed our assessment of the impact of FIN 46R and concluded that the Interpretation does not affect the Company’s consolidated financial statements.

Currency Fluctuations and Inflation

Contracts for our vessels in our construction and maintenance segment are denominated in U.S. dollars while the costs for these vessels are generally in Canadian dollars. In our oil and gas services segment, our international revenues are primarily denominated in U.S. dollars with operating costs denominated primarily in Canadian dollars. During the fiscal year ended June 30, 2004, the U.S. dollar (US$)/Canadian dollar ($) exchange rate ranged from a high of US$ = $0.709 to a low of US$ = $0.788 with an average of US$ = $0.745 for the period.

Our outstanding long-term debt and capital lease obligations as of June 30, 2004 of $135.1 million included $16.7 million Canadian dollars repayable in U.S. dollars. We also have an operating lease for one of our vessels, repayable in U.S. dollars, with total remaining lease payments, as at June 30, 2004, aggregating approximately $54.8 million Canadian dollars. For the fiscal year ended June 30, 2004, 15% of our total consolidated revenue was denominated in U.S. dollars. In addition, on August 26, 2004 we issued US$125. 0 million of the original notes, which bear interest at a floating rate, and we entered into a new $40.0 million revolving senior secured credit facility. See “Description of Other Indebtedness” and “Description of the Exchange Notes” for a description of the terms and covenants under our new credit facility and the exchange notes offered hereby. We have evaluated these conditions taking into account the cost of financial instruments to hedge this exposure, as well as our level of U.S. dollar expenditures and the opportunity for additional U.S. dollar denominated revenue being generated from our fleet. As a result of this evaluation, we have determined that it is in our interest not to utilize any financial instruments to hedge this exposure under present conditions. One or more of these factors may change and, in response, we may begin to use financial instruments to hedge risks of foreign currency fluctuations.

Day-to-day operating costs are generally affected by inflation. To date, general inflationary trends have not had a material effect on our operating revenues or expenses. Because the energy services industry requires specialized goods and services, general economic inflationary trends may not affect the company’s operating costs. One of the major consumables for the fleet is diesel fuel, the price of which has escalated significantly over the last year. Our customers are typically responsible for fuel; therefore, escalating fuel prices have not and likely will not adversely affect our operating cost structure.

A significant impact on operating costs is the level of offshore exploration, development and production spending by energy exploration and production companies. As the level of spending increases, prices of goods and services used by the energy industry and the energy services industry may increase. Future increases in vessel dayrates may shield us from inflationary effects on operating costs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We have not entered into any derivative financial instrument transactions to manage or reduce market risk or for speculative purposes. In general, the fair market value of debt with a fixed interest rate will increase as interest rates fall. Conversely, the fair market value of debt will decrease as interest rates rise. Our indebtedness has variable interest rates and therefore is not subject to interest rate risk.

On August 26, 2004, we refinanced the majority of our existing indebtedness with the net proceeds of the sale of the original notes. See “Description of Other Indebtedness” and “Description of the Exchange Notes” for a description of the terms and covenants under our credit facilities and the notes. The notes bear interest at LIBOR (as defined) plus 8.00%. A hypothetical 2.00% increase in the interest rates on the variable rate notes would cause our interest expense to increase by $3.3 million per year, with a corresponding decrease in our earnings before taxes.

Subsequent to our refinancing on August 26, 2004, $21.8 million in long-term debt associated with one of our vessels, the Bold Endurance, remained outstanding. This facility bears interest at Canadian Bankers Acceptance rate plus 4.88%, is repayable monthly and matures in July 2013. A hypothetical 2% increase in the interest rates on this loan would cause our interest expense to increase by approximately $0.4 million per year, with a corresponding decrease in our earnings before taxes.

We are located in Canada and report in Canadian dollars. The notes are denominated in U.S. dollars. A hypothetical increase in the value of U.S. dollar relative to the Canadian dollar of $0.01 would cause our Canadian dollar equivalent liability to increase by $1.3 million with a corresponding unrealized foreign exchange loss recorded in our income, and a corresponding decrease in our income before taxes. This would be a non-cash loss that would not be realized until ultimate repayment of the notes.

BUSINESS

Overview

We are a leading provider of supply and support services to the offshore oil and gas industry of the east coast of Canada. Since we began operations in 1983, we have increased the size of our fleet from one to 13 vessels and have focused on our core business of providing supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services. We currently operate the largest fleet of supply and support vessels serving the Canadian east coast offshore market and believe that we are well-positioned to capitalize on the expected increase in activity in this region due to our strong customer relationships, our specialized and multi-function vessels and the technical skills of our workforce. For the fiscal year ended June 30, 2004, we generated total revenues of $66.2 million.

We have developed strong relationships with many of the largest global oil and gas companies, as well as other marine services companies, through our established record of providing reliable and cost-effective services in the uniquely demanding offshore region of the east coast of Canada. We have capitalized on these relationships to further serve these customers around the world wherever they require offshore marine services. Our largest customers include ExxonMobil, Petro-Canada and EnCana.

Our workforce has extensive experience and has been rigorously trained by us for operations in one of the world’s most demanding marine environments. Through our comprehensive in-house training program, our personnel are able to obtain both the requisite sea time and the Transport Canada Certification necessary to achieve further certification up to the most senior positions of Master Foreign Going and Chief Engineer. We believe that by providing our crews with these opportunities for professional advancement, we have created a culture of strong commitment and loyalty. Our comprehensive training and focus on safe work conditions also enable us to attract and retain quality personnel who, we believe, provide our customers with a superior level of service and enhance our competitive position in our markets.

Offshore Marine Services Industry

We believe the oil and natural gas potential offshore of the east coast of Canada provides us with considerable long-term growth opportunities. To date, many major oil and gas companies, including ExxonMobil, ChevronTexaco, Shell, EnCana, Petro-Canada and Husky Energy, have invested more than $25 billion in exploration, development and production projects in the region. According to National Energy Board Reports, total potential resources offshore of the east coast of Canada are estimated at over five billion barrels of oil and over 90 trillion cubic feet of natural gas, or Tcf, with several significant projects still to be developed. Offshore energy operations in this region have made an important transition from predominantly exploration to long-term production with full-scale production activities underway at the Hibernia and Terra Nova oil fields and the Sable natural gas project. According to the Canadian Association of Petroleum Producers (“CAPP”), this region is expected to produce 25% of Canada’s conventional crude oil production by 2005 and has an estimated remaining life of 18 years. We believe this transition provides us with a significant opportunity, as fields in production generally provide for a more stable longer-term demand for our vessels.

The offshore region of the east coast of Canada has a concentrated supply vessel market. There are currently two principal, and a total of three, supply vessel companies operating in the region. Canadian regulatory and legal requirements give priority to Canadian-flagged vessels. Labor and safety standards and detailed Canadian content requirements for oil and natural gas development plans submitted to offshore regulatory authorities provide Canadian vessel owners with a competitive advantage over potential foreign competitors. Furthermore, the need for specialized training, experience and equipment in the harsh weather extremes of the region limits the supply of qualified vessels and crews entering the Canadian east coast offshore market from other geographic regions.

Our Competitive Strengths

We believe we have the following strengths that allow us to compete successfully and maintain a leading position within the primary market in which we operate:

Specialized and Consolidated Market with High Barriers to Entry. The offshore region of the east coast of Canada is characterized by one of the world’s harshest marine environments, which requires highly specialized operating expertise and vessel capabilities. The combination of our highly skilled and experienced workforce and our specialized fleet of harsh weather vessels makes us one of a limited number of qualified operators currently able to compete effectively in such a challenging region. In addition, the Canadian marine regulatory environment offers certain protective measures for Canadian vessels operating in the offshore region of the east coast of Canada, including preferential “first-in-line” treatment for Canadian-flagged vessels, customs duties on foreign built vessels, stringent regulations under the Canada Shipping Act, rules requiring all vessels working in the Canadian offshore to be operated by Canadian crews and detailed Canadian and provincial content requirements for oil and gas natural development plans submitted by operators to offshore regulatory authorities. These protective provisions may significantly increase the cost and limit the attractiveness to a foreign competitor of participating in marine services in this region.

Leading Position in the Growing Canadian East Coast Offshore Market. We are a leading provider of supply and support services to the offshore oil and gas industry of the east coast of Canada. We operate eight of the 18 service and supply vessels currently operating in this region and currently have only one significant competitor in this market. The combination of over 20 years of experience operating in the Canadian east coast marketplace, the experience of our highly skilled and trained workforce operating within one of the world’s harshest marine environments and our superior fleet of specialized and multi-function vessels has provided us with a competitive advantage that we believe is difficult for new entrants in the market to replicate. Since 1990, we have provided marine services to every major oil and natural gas project offshore of the east coast of Canada.

Specialized and Multi-Function Fleet and Vessel Management. We believe that the specialized and multi-functional profile of our fleet provides us with a significant competitive advantage in meeting the specific long-term needs of our customers. We have assembled and actively managed a fleet of vessels that not only is designed to provide a wide range of marine services, but also is capable of operating in harsh environments under the management of our highly-trained and tenured workforce. In doing so, we have substantially increased the capabilities of our fleet and positioned ourselves to meet the expected rising demand for offshore marine services in the offshore region of the east cost of Canada where there has been a long-term shift towards production. Our successful track record for fleet management is tied to our in-house experience identifying customer demand for services that our fleet does not currently support, and subsequently seeking opportunities to acquire and/or convert vessels to serve the individual needs of our customers. This ability to source vessels on financially attractive terms and customize them for deployment in market niches enables us to better meet our customers’ needs and extend the effective life of our vessels. Similarly, when we determine that a vessel is no longer a good fit for the needs of our customers, we seek opportunities to dispose of the vessel on attractive terms.

Stable Cash Flows. The specialized and consolidated nature of the offshore marine services market of east coast Canada results in an environment of stable dayrates and activity that is generally insulated from commodity price volatility. Furthermore, offshore activity in the region has now made the transition from exploration to long-term production with significant commitments for further development from the large multi-national oil and gas companies operating in the region. The average remaining expected life of these major production projects is approximately 18 years. A high percentage of our revenues is tied to these projects. In addition, we seek to enter into long-term contracts to provide stability in revenues and cash flows. For the fiscal year ended June 30, 2004, 65% of our total revenues was contracted under term charters with terms, including extensions, which were in excess of one year.

Strong Customer Base with Long-Term Relationships. We enjoy strong relationships with our customers, which consist predominantly of large, well-established global corporations, primarily in the energy industry, including ExxonMobil, ChevronTexaco, Shell, Petro-Canada, EnCana, Husky Energy and TotalFinaElf as well as other marine services companies. The length of our relationships with these customers ranges from three to 20 years. By providing consistent, dependable and safe supply and support services 24-hours-per-day, 365-days-per-year, we help our customers avoid unnecessary downtime costs, a crucial factor in the ongoing operation of their offshore facilities. We believe that our customers continue to award us contracts because we have earned their confidence and loyalty by consistently satisfying their stringent quality, service, safety and delivery requirements. Furthermore, we have successfully leveraged our operating record with the major oil and gas companies operating offshore of the east coast of Canada into niche opportunities around the world.

Experienced Management Team. Our management team, led by Fred Smithers, has an average of 16 years of experience in the international marine transportation industry and an average of 12 years of tenure with us. This management team has consistently demonstrated its ability to secure profitable contracts in various market conditions, to deliver dependable services in a cost-effective manner and to optimize our fleet through its expertise in new construction, conversion and strategic vessel acquisitions and dispositions. The strength of our management team was demonstrated when we were recognized as one of the 50 Best Managed Companies in Canada in each year from 2001 through 2004.

Superior Quality and Safety Program. In May 1998, we became one of the first shipping companies in North America to achieve dual certification to the ISM Code (International Safety Management Code for the Safe Operation of Ships and Pollution Prevention) and ISO 9002: 1994 Quality Management Systems, by Det Norske Veritas (DNV), an internationally recognized vessel-class certification agency. In 2002, we implemented an integrated Quality, Health, Safety & Environmental Protection Management System (QSM) designed to comply with the ISM Code and the new ISO 9001: 2000 Standard for Quality Management Systems. We have improved our safety performance as a result of the commitment of both our management and employees to a safe work environment and the continued implementation of the QSM system.

Our Business Strategy

We believe our market leadership position, strong customer base and well-positioned fleet of specialized, multi-function vessels will allow us to take advantage of the expected growth opportunities for major oil and natural gas projects in the offshore region of the east coast of Canada. In addition, we will continue to leverage our existing customer relationships in order to exploit niche opportunities throughout the world. We intend to capitalize on these opportunities by pursuing the following strategies:

Strengthen Our Leading Market Share in the Canadian East Coast Region. By building on our more than 20 years of experience in the offshore region of the east coast of Canada, we intend to take advantage of the considerable long-term growth potential in this oil and natural gas-producing region. We plan to continue to adapt our fleet to meet the needs of our existing customers and to pursue long-term contracts for production projects that will allow us to profitably capture additional market share.

Continue to Effectively Manage and Optimize Our Specialized Fleet. Since 1998, we have spent a total of approximately $220 million enhancing the capabilities of our fleet through conversions, acquisitions and newbuild vessels. We intend to continue our disciplined approach of acquiring vessels capable of operating in harsh environments and converting them into specialized, multi-function vessels capable of offering a wide range of services for our customers. In addition, through our careful and consistent program of planned and preventative maintenance, we have been able to, and will continue to, extend the effective life of our vessels.

Pursue Niche Opportunities with Existing Customer Base. We plan to continue to capitalize on the relationships we have developed over more than 20 years with major oil and gas companies to meet their offshore supply and support needs throughout the world. By consistently delivering reliable and safe service to our customers at attractive commercial terms in the offshore marine services market of east coast Canada, we have earned the opportunity to work with these same customers to meet their offshore marine supply and support needs in the Gulf of Mexico, the Caribbean, the North Sea and North and West Africa.

Preserve and Enhance our Vessel Crew Capabilities. We believe that our extensive training program is critical to our ability to maintain our high-quality vessel crews. We intend to continue to place a strong emphasis on vessel crew development and training in order to provide our customers with what we believe is a superior level of service. In addition, we intend to continue to maintain and improve our quality and safety programs.

Our Operations

Secunda Marine Services Limited, our principal operating subsidiary, commenced operations offshore of the east coast of Canada in 1983 in response to the major oil and natural gas exploration program underway in the region at the time. We were later incorporated in Nova Scotia, Canada, in 1985. Our business can be divided into two categories: (i) marine services to offshore oil and gas companies, and (ii) other marine services. Over the past 20 years, we have developed an expertise operating offshore of the east coast of Canada.

The chart below shows revenues generated by each of our business segments for the fiscal years ended June 30, 2002 through June 30, 2004:

	Fiscal Year Ended June 30,
	2002	2003	2004
	($ in thousands)
Marine services to offshore oil and gas companies	$47,334	$51,058	$48,250
Other marine services:
Construction and maintenance	18,504	9,951	9,487
Corporate and other	7,081	8,365	8,476

Total	$72,919	$69,374	$66,213

Marine Services to Offshore Oil and Gas Companies. We believe that the move towards increased production offshore of the east coast of Canada will increase the long-term demand for offshore marine services and our vessels. All offshore projects require offshore marine services. However, the move towards production will likely increase the demand for vessels capable of working in harsh environments for extended periods of time and carrying significant volumes of supplies.

We provide supply services, support services and supply base services to our oil and gas company customers.

•	Supply Services. Supply services include the loading, transport and discharge of personnel and supplies between land and offshore installations to support offshore oil and natural gas exploration, development and production activities. The essential supplies delivered by us include all provisions required to support personnel on the offshore installations, including food, water and all other living requirements, as well as all material required to operate the offshore facility, including fuel, drill pipe, tools, casing and drilling mud, drill water, brine, glycol, fuel, cement, barite, mineral oil, drilling pipe, tools, casing, groceries, stores and other supplies required to keep the platform in continuous operation. Supplies are assembled by the platform operator and are loaded onto our supply vessel at an onshore logistics base. Once our supply vessel is onsite at the platform, the supplies are discharged to the platform as required. In addition, supply vessels often backhaul cargo to the logistics base.

•

Support Services. Support services include standby rescue services, anchor handling, towing services and other specialty services. Standby services are provided when a standby vessel is required by the regulatory authorities to standby an offshore installation to provide emergency rescue and evacuation support. These standby services are required to be provided 24-hours-a-day, 365-days-a-year, to all offshore oil and natural gas facilities. Anchor handling and towing services include assistance in deploying rig anchors to secure a rig in its desired location and towing rigs between locations. Specialty services include providing a marine platform for remote operated vehicles, or ROV, or manned diving operations and assisting in seismic exploration, as well as assisting in subsea construction and maintenance.

•	Supply Base Services. Supply base services involve managing shorebase and dock facilities required to support offshore oil and natural gas projects. These services include coordinating and deploying all goods and services destined for the offshore facility, managing and operating the dock, warehouse and marshalling yards and coordinating vessels to and from shore to offshore facilities. Providing supply base services is a natural complement to providing vessel supply and support services.

The timely and dependable performance of supply and support services is critical to the effective operation of offshore oil and natural gas facilities. Due to the very significant per hour costs associated with operating in an offshore environment, any supply shortage or towing or deployment delay will have a material impact on the operating and financial performance of an offshore facility. We have built a reputation for highly dependable supply and support services. Given the importance of these services and their low-cost relative to the total operating costs of an offshore facility, our ability to provide high quality services has resulted in the development of very strong and dedicated customer relationships. We believe that our customers are unlikely to switch service providers if services are currently being dependably provided due to the potential risks to the operator of an offshore facility from service interruptions due to a change of supplier.

We have participated in the supply and support services business in eastern Canada since 1983 and, as a result, have developed extensive experience operating supply vessels in harsh environments. Most of our vessels are capable of performing as either supply or support vessels. Offshore of the east coast of Canada, we have provided production supply and support services to rigs operated by Petro-Canada on the Terra Nova oil field, by Husky Energy on the White Rose oil field, by ExxonMobil on the Sable natural gas fields and by EnCana on the Panuke Cohasset oil field. In addition, we have provided supply and support services in the North Sea, the Gulf of Mexico and offshore of Latin America and Africa, including to customers that we have served offshore of the east coast of Canada.

Other Marine Services. In addition to the marine services provided to offshore oil and gas companies, we have exploited the flexibility of our vessels and crews in order to deploy our vessels for other marine services and to maximize the efficient utilization of our fleet. These other marine services are generally comprised of subsea construction and maintenance services, ocean towing and salvage work.

We provide vessels to be used as marine platforms for various types of subsea construction and maintenance projects, which primarily includes laying and maintaining fiber optic cables and pipelines. Once in operation, both fiber optic cables and pipelines must be maintained in order to remain consistently operational and provide their respective services 24-hours-per-day. The charterer’s crew generally operates the specialized subsea construction and maintenance equipment being used and the vessel operator’s crew operates and maintains the vessel. These services involve assistance both with the construction of the subsea pathways and with subsequent maintenance work. Maintenance assignments typically involve both actual maintenance, as well as the deployment of vessels on a standby basis to respond immediately to problems.

Ocean towage involves the towing of marine equipment, such as ocean going construction barges, oil rigs and inoperative vessels, that are not equipped with transit propulsion systems to destinations requested by charterers.

Salvage involves the deployment of vessels that are able to assist in the recovery of other vessels in distress, resulting from navigation problems such as groundings, equipment failure or damage caused by severe weather. We employ experienced salvage masters and crews, salvage equipment and the vessels necessary to provide professional salvage services to vessels in distress. We are a recognized professional salvor and are able to respond and provide services throughout the northeastern Atlantic and along the east coast of North America.

Our Fleet

Vessels. Our fleet is currently comprised of 13 specialized and multi-function vessels with large cargo capacities and harsh weather performance capabilities. In addition, six of our vessels are equipped with state-of-the-art dynamic positioning systems that allow for computer-guided, precision maneuverability for extended periods. Our expertise in identifying, acquiring, modifying and converting vessels that fit our business needs has enabled us to significantly improve the quality of our fleet and has helped position us to meet the increasing demand for offshore marine services off the east coast of Canada, particularly for production-related activities in this region. As part of this acquisition and conversion strategy, from 1998 to 2004, we built two new vessels and converted seven vessels to meet the needs of our customers operating in a harsh weather environment. During this period, we spent a total of $153 million on vessel acquisitions and conversions and a total of $67 million on newbuild vessels. We believe that the average effective age of our vessels is 10 to 12 years. The following table sets forth information regarding our fleet:

Name of Vessel	Year Built/ Rebuilt	Conversion Cost ($ in millions)		Dead Weight Tonnage	Horsepower	Flag		Deck Space (in meters2)	Other Capabilities
Anchor Handling, Tug Supply
Venture Sea Trinity Sea Burin Sea	1998 / — 1984 /1999 1984 /1999	$	— 31.4 31.5	2,400 2,853 2,850	12,280 10,000 10,000	Canada Canada Canada		510 581 581	— Ice Class DP /Ice Class
Platform Supply Vessel
Thebaud Sea Panuke Sea Sable Sea Mariner Sea	1999 / — 1984 /2003 1977 /2001 1979 /2003		— 14.2 1.6 3.3	3,400 2,850 2,774 4,129	5,000 7,200 6,000 5,000	Canada Canada Canada Canada	(1)	725 562 570 850	DP Ice Class / Towing — DP
ROV / Standby
Ryan Leet Hebron Sea	1978 /1993 1975 /1994		1.2 6.8	1,364 2,180	8,000 8,500	Canada Canada		— 546	DP / Salvage Ice Class
Subsea Construction /Maintenance
Agile Bold Endurance	1978 /1998 1979 /1999		22.6 20.7	8,250 8,250	6,420 6,420	Barbados Barbados		1,300 1,300	DP DP / Cable
Other
J.D. Mitchell (2) Cabot Sea (2)	1975 / — 1975 / —		— —	5,936 650	8,250 4,200	Barbados Canada		— —	Multi-Purpose Cargo Research / Dive

(1)	Canadian registry has been voluntarily suspended by us, and the vessel currently is registered on the bareboat registry of Barbados.

(2)	Currently in cold lay-up.

Fleet Management Strategy. We have built our fleet of vessels with the objective of ensuring that each vessel can serve multiple functions, spanning a range of marine services, for an extended period of time. When we identify client demand for services that our fleet does not currently support, we seek opportunities to acquire and/or convert vessels to serve this demand. Similarly, when we believe a vessel in our fleet is no longer a good fit for the needs of our customers in our markets, we seek opportunities to dispose of the vessel on attractive terms. This flexibility creates a competitive advantage that is tied to our experience in sourcing vessels on financially attractive terms and retrofitting them for deployment into market niches through our conversion capabilities. This competitive strength is further enhanced by our leadership and ability to act quickly when opportunities arise to acquire vessels in distress situations. Our practice of acquiring existing vessels on attractive terms and converting these vessels has also been important to the flexibility of the fleet.

Since our inception, we have grown our business by strategically acquiring vessels on attractive terms. We identify acquisition candidates through industry contacts, specialized marine brokers and vessel owner-operators. We pursue vessel acquisitions selectively, consummating only those where we believe the vessel is compatible with the demands of our customers. We have been successful in acquiring and selling vessels on attractive terms. Since 1996, we have disposed of nine vessels at a total price in excess of our total vessel cost for these vessels.

In response to the evolution of the region offshore of the east coast of Canada from exploration to development and production and what we believe to be a long-term trend towards deepwater oil and natural gas exploration, development and production activities, we made a decision in 1996 to significantly change the profile of our fleet. Given the fact that production operations in general, and deepwater oil and gas operations in particular, require supply and support vessels with larger cargo capacities, improved performance and more exacting maneuverability capabilities, we commenced a planned upgrade program which involved the disposal of certain existing vessels and the acquisition and/or conversion of other vessels to satisfy the requirements of the offshore oil and gas industry. As a result, we significantly increased the capabilities of our fleet and positioned ourselves for the growing demand for deepwater service providers, particularly on the east coast of Canada.

Vessel Conversion Expertise. In order to ensure the best fit between our vessels and our customers’ requirements, we have continuously engaged in vessel conversions to upgrade the functionality of our vessels. We have developed an in-house project capability that enables us to design and manage our own vessel conversions, adapt existing or newly acquired vessels for specialized purposes and oversee and manage the drydocking process.

We believe that this results in a lower overall cost of ownership over the life of our vessels. Since 1998, we have converted or retrofitted seven vessels.

Our Markets

We provide our services primarily offshore of the east coast of Canada, and have also operated in the Gulf of Mexico, the North Sea, the North Pacific, the Caribbean and offshore of Latin America and North and West Africa.

The chart below shows our revenues by geographic market segment for the fiscal years ended June 30, 2002 through June 30, 2004:

	Fiscal Year Ended June 30,
	2002		2003		2004
	($ in thousands)
Canada	$48,614	67%	$62,110	90%	$62,036	94%

International	24,305	33%	7,264	10%	4,177	6%

Total	$72,919	100%	$69,374	100%	$66,213	100%

Canadian East Coast Oil and Gas Industry. The offshore region of the east coast of Canada has made an important transition from an exploration region to a development and production region with commencement of full scale production at the Hibernia and Terra Nova oil fields and at the Sable natural gas fields. In addition, the White Rose oil field is currently expected to start production in late 2005/early 2006. This transition is significant to marine service providers, as fields in production provide a more stable, long-term demand for their services. Additionally, the uniquely harsh conditions offshore of the east coast of Canada require marine service operators with particular expertise working in this extreme environment. Hibernia and Terra Nova alone are the two largest pools of conventional oil in Canada today. According to CAPP, Atlantic Canada will produce approximately 25% of Canada’s total crude oil production from conventional sources by 2005, based on oil production or equivalents from the Hibernia, Terra Nova and White Rose oil fields and the Sable natural gas fields. According to National Energy Board Reports, total potential resources offshore of the east coast of Canada are estimated at over 5 billion barrels of oil and over 90 Tcf of natural gas. Hibernia, Terra Nova and White Rose are also known to have significant natural gas reserves in addition to the oil already discovered.

Several large multinational oil and gas companies have made significant commitments to the region. ExxonMobil has major investments in the Hibernia and Terra Nova oil fields and in the Sable natural gas fields.

Petro-Canada and Husky Energy, the operators of the Terra Nova oil field and the White Rose oil field, respectively, are significant participants in the Canadian oil and gas industry. The average remaining expected life on these projects is approximately 18 years. ChevronTexaco, Shell and EnCana have also made significant investments offshore of the east coast of Canada. The scale of their commitment to the region is evidenced by the development commitments undertaken by these companies under their offshore exploration licenses in the region. Current outstanding development commitments require licenseholders to spend in aggregate in excess of $1.5 billion on oil and natural gas exploration activities in the region offshore of Nova Scotia and in excess of $470 million offshore of Newfoundland. The significant infrastructure investments already made in the region includes $8.6 billion for the Hibernia and Terra Nova oil projects, $3.0 billion for the Sable natural gas project, and $2.4 billion for the White Rose oil project. In the development of these production fields, infrastructure such as storage terminals and pipelines reduces future exploration and development costs in the region, making it more attractive for oil and gas companies to conduct further production activity in the region.

Current production in the Canadian east coast offshore region, estimated at 462 MBoe/d, is attributable to the Hibernia field (200 MBbl/d), the Terra Nova field (150 MBbl/d) and the Sable natural gas project (550 MMcf/d). In addition, current near-term development projects and recent discoveries in this region, which include the White Rose field, the Deep Panuke development and the Hebron and Ben Nevis developments, provide an estimated 1.5 billion Boe of recoverable reserves.

Customers

Our customers are primarily large oil and natural gas exploration, development and production companies and large contractors to those companies. These companies are primarily global, blue chip companies with strong credit ratings. These customers undertake large capital-intensive projects in offshore environments, related to the exploration, development and production of oil and natural gas reserves. Due to the typical long duration of these projects, we can service only a small number of customers at any point in time. However, because of the significant scale and long duration of these projects, we are able to generate significant annual revenue and cash flow from a small number of customers. Because the large oil and gas companies and the large contractors generate new opportunities, our long standing good relationships with several of those large global oil and gas companies enables us to generate new opportunities to deploy our vessels. We have provided services to more than 50 companies over the past four years. Our oil and gas customers have included ExxonMobil, Petro-Canada, EnCana, ChevronTexaco, Shell, BHP Billiton Petroleum, ElPaso, Husky Energy, Marathon, TotalFinaElf, Hibernia Management and Enterprise Oil. In our other marine services businesses, we have provided a marine platform for cable laying and maintenance for Global Marine Services, Western Geophysical, Saipem and Thales Geo.

Contracts

The standard contract for vessel employment in the offshore oil and gas industry is a time charter priced on a per-day basis. Under a typical time charter, a customer will agree to charter a vessel for an agreed period. The supply vessel owner supplies the vessel and crew and is responsible for all operating costs, with the exception of fuel, and sometimes lubricating fluids, which are generally reserved for the account of the customer. Whether the operator uses the vessel or it sits at the dock has no bearing on the dayrate. Contracts that are a month or more in duration usually include a maintenance day allowance (typically one day for every 30 days worked) to give the operator a paid day to take the vessel out of service to do repair work that could not be performed during normal operating periods. Charter terms may vary from several days to several years.

Charters are generally awarded based on suitability and availability of equipment, price and reputation for quality and safe service. The pricing of a charter is dependent on market prices in that geographic region and the availability of competing vessels. In addition, vessels from outside the geographic region will also compete, although usually at a disadvantage because of barriers to entry and mobilization costs.

Overall utilization for any vessel with respect to any period is the ratio of aggregate number of days worked by such vessel to total calendar days available during such period. Rates per day worked and utilization of our fleet are a function of demand for and availability of marine vessels, factors which are closely aligned with the level of exploration and development of offshore areas. The level of exploration of offshore areas is affected by both short-term and long-term trends in oil and natural gas prices that, in turn, are related to the demand for petroleum products and the current availability of oil and natural gas resources. In contrast, the volatility of oil and natural gas prices has little bearing on production activities, including the demand for marine services.

Towage contracts are performed on a charter basis with payment by way of lump sum or a time charter. Salvage work is performed on either a time charter dayrate basis or by way of a special salvage contract known as a “Lloyd’s Open Form,” which is a “no-cure, no-pay” contract. Under a Lloyd’s Open Form, the salvor is entitled to an award based on the service performed, which is generally higher margin. Under the Lloyd’s Open Form, a salvor has the right to convert the contract to a dayrate payment.

Competition

The principal competitive factors for fleets in the offshore marine service industry are price, vessel capabilities, experience, service, safety, reputation, the existence of national flag preference, operating conditions and intended use (all of which determine the suitability of vessel types), complexity of maintaining logistical support and the cost of transferring vessels and crews from one market to another. Foreign vessels operating in Canadian waters may be at a cost disadvantage relative to Canadian vessels. See “Business — Regulation.”

With the combination of our 20 years of experience working in the harsh climate offshore of the east coast of Canada, our diversified fleet of quality vessels, our experienced Canadian crews fostered through an in-house training and development program and our well established presence and long-term contracts in the production segment of the Canadian east coast market, we have capitalized upon opportunities offshore of the east coast of Canada and internationally. We believe our primary competitor in the region offshore of the east coast of Canada is Maersk Supply Service, part of the A.P. Moller Group (“Maersk”), a European-based, well-established international provider of offshore supply and support services. We currently have eight vessels operating offshore of the east coast of Canada while Maersk has seven vessels in this region. Atlantic Towing, the third operator in this region, currently has three large AHTS vessels operating offshore of the east coast of Canada.

We are able to effectively compete with Maersk and respond to changing market requirements as a result of our multi-function vessel fleet, fully integrated safety management system and computerized planned maintenance system, all of which have helped to make us a market leader offshore of the east coast of Canada. Through our proven capabilities of modifying and retrofitting vessels, we are price competitive with domestic and international operators seeking to enter the expanding Canadian offshore oil and gas marine services business. We are valued by our clients as a result of our continued investment in crews and vessels, our established presence in Canada and our proven track record. As a local Nova Scotia company, we understand and appreciate the various government regulations and policies that govern the industries in which we operate and are capable of working within these laws and regulations to ensure that we maximize any advantages they provide.

We have built a strong base in the Canadian marketplace from which to grow and expand into international markets. Our highly-trained crews, fostered with our corporate culture of flexibility and ingenuity, have easily adapted to the international marketplace and have been well received by oil and gas companies in foreign markets. In both Canada and international marketplaces, we have competed with the major offshore marine service companies, including Maersk, SEACOR SMIT and Tidewater. However, our highly-trained crews have differentiated their services from these and other offshore marine services operators.

Sales and Marketing

We have developed a diverse network of contacts in the offshore oil and gas and marine industries, including oil and gas companies, insurance companies for salvage and ocean towage and brokers involved in salvage, chartering and the purchase and sale of vessels, as well as major oil field service contractors. The strength of these relationships, combined with our track record of dependable performance, have enabled us to successfully compete for projects around the world. We are intimately familiar with the chartering practices of the various industry sectors and we have been able to build strong relationships with project personnel, having worked with them on multiple projects around the world.

In the offshore oil and gas business, different geographic regions operate under different business norms, such that companies must conduct themselves in accordance with the established practice of any given region. Certain regions in Canada and various international markets, including western Africa and the Gulf of Mexico, operate on the basis of direct dealings between offshore marine service companies and their customers (which are either the oil and gas companies themselves or large offshore contractors). In these regions, the relationship is direct and is usually based on established business relationships. In other regions, such as the North Sea, work is exclusively sourced through brokers who represent offshore marine service companies in business dealings with the oil and gas companies.

Seasonality; Expenditures and Divestitures

Seasonality has not historically had a material impact on our business. Our capital expenditures for fiscal 2004 included $0.8 million for equipment purchases. During the same period we sold the Magdelan Sea, realizing $2.8 million in proceeds. During fiscal 2003, our capital expenditures were $20.3 million for continuation of the construction of a newbuild vessel in Europe, the continued conversion of the vessel Panuke Sea, the acquisition and conversion of the vessel Mariner Sea and miscellaneous capital expenditures. During the same period, we realized proceeds in the amount of $6.3 million from our sale of a newbuild vessel we were constructing in Europe. During fiscal 2002, our capital expenditures were $27.5 million for the construction of a newbuild vessel in Europe, financing costs related to the acquisition of the vessel Sable Sea, the acquisition and conversion of the vessel Panuke Sea, equipment upgrades to two of our oil and gas services vessels and miscellaneous capital expenditures. During the same period we realized proceeds in the amount of $1.5 million from the sale of our sail training vessel.

Our principal capital expenditures subsequent to the fiscal year ended June 30, 2004 were $24.7 million, related to the acquisition of the vessel Thebaud Sea, a vessel that had previously been utilized under an operating lease arrangement, and which was acquired with the proceeds of the senior secured notes issue completed as described herein. In addition, subsequent to fiscal 2004 we commenced a vessel modification program on the vessel Agile. Total costs for this program are estimated to total $3.0 million. Subsequent to fiscal year ended June 30, 2004 there have been no divestitures.

Employees

We have 284 non-unionized employees. Our workforce is comprised of approximately 35 corporate personnel, 240 seafaring personnel and nine affiliated employees, many of whom have substantial expertise in marine services and working on ocean-going vessels in demanding environments or in shore base management and services. We place a strong emphasis on developing our human capital, promoting employee health, welfare and safety and providing competitive compensation packages.

Properties

Our principal offices are located at One Canal Street, Dartmouth, Nova Scotia B2Y 2W1 Canada, where we own approximately 16,000 square feet of office and shop space. In addition, we own 18,000 square feet of property adjacent to our principal offices located at Eighteen Canal Street, Dartmouth, Nova Scotia B2Y 2W1 Canada and currently lease this property to a third party.

Subsidiaries

We conduct our operations through a number of wholly-owned subsidiaries. The table below sets forth certain information about all of our subsidiaries.

Name	Country of Incorporation	Proportion of Ownership Interest	Proportion of Voting Power Held
3013563 Nova Scotia Limited	Canada	100%	100%
Secunda Marine International Incorporated	Canada	100%	100%
Secunda Marine Services Limited	Canada	100%	100%
Navis Shipping Incorporated	Canada	100%	100%
Secunda Atlantic Inc.	Canada	100%	100%
Secunda Marine Atlantic Limited	Canada	100%	100%
Offshore Logistics Incorporated	Canada	100%	100%
Wright Cove Holdings Limited	Canada	100%	100%
Associated Marine Limited	Canada	100%	100%
Pol-E-Mar Inc.	Canada	100%	100%
Polyfab International Inc.	Canada	100%	100%
Secunda Global Marine Incorporated	Barbados	100%	100%
JDM Shipping Inc.	Barbados	100%	100%
International Shipping Corporation Inc.	Barbados	100%	100%
I.S. Atlantic Corporation Inc.	Barbados	100%	100%
I.S. Pacific Corporation Inc.	Barbados	100%	100%
Secunda Global International Inc.	Barbados	100%	100%

Regulation

East Coast of Canada. The Canadian marine regulatory environment offers certain protective measures for Canadian marine operating companies. Certain provisions in inter-governmental agreements among the Canadian federal government, Nova Scotia and Newfoundland augment these measures. Foreign flagged vessels seeking business opportunities offshore of Canada must demonstrate that no suitable Canadian vessels are available for the job at hand. Operators seeking to “Canadianize” foreign vessels must pay significant duties and comply with Canadian vessel standards. In all cases, Canadian crews must be employed.

International Regulation and Foreign Laws. We often operate in foreign jurisdictions or call at foreign ports and, therefore, are subject to the national laws, regulations and licensing requirements of these foreign jurisdictions for the operation of our vessels. We must also comply with numerous international conventions that regulate the operation of our vessels, including the International Convention for the Safety of Life at Sea (SOLAS), the International Convention for Prevention of Pollution by Ships (MARPOL), the International Ship and Ports Facility Code (ISPS) and the Convention for the Standards of Training and Certification for Watchkeepers (STCW).

Canadian Vessel and Marine Operation Regulations. The Canadian marine regulatory environment offers certain protective measures for Canadian marine operating companies. These protective provisions may increase the cost to foreign competitors of participating in the marine services offshore of Canada.

•	Canadian Waters Reserved for Canadian Ships. Canadian waters (including the region offshore of Canada) are reserved for Canadian-flagged vessels. Foreign-flagged vessels can apply to operate temporarily in Canadian waters, but if a Canadian vessel is capable of doing the work, the foreign vessel can be blocked from entry.

•

Customs Duties on Foreign Built Vessels. Foreign built vessels attract duty at a rate of 25% of the value of the vessel. Although vessels built in the United States can be imported into Canada free of duty under NAFTA, Goods and Service Tax or Harmonized Sales Tax is due upon importation but is generally refundable to vessel owners registered with Canada Revenue Agency as GST Registrants. In addition, the vessel must be registered in Canada to be automatically eligible to work in Canadian waters. Otherwise a temporary entry permit must be obtained for the vessel, which can be blocked by a Canadian ship. U.S. operators have a significant disincentive to change the flag of their vessels temporarily in order to exploit opportunities in Canadian waters – once a U.S. vessel is transferred from the U.S. registry, the vessel permanently loses its status as a U.S.-built vessel for purposes of working in the U.S. coasting trade.

•	Canada Shipping Act. All vessels that are built outside of Canada and transferred onto the Canadian registry of vessels must meet stringent Canadian regulations. Our experience has been that the cost to convert a typical foreign supply vessel to meet these regulations is between $2 million and $3 million.

•	Canadian Content – Oil and Natural Gas Development. All operators seeking to carry out offshore oil and natural gas development must submit detailed development plans to the Canadian offshore regulator, including detailed estimated expenditures for local Canadian and provincial benefits that will result from their development work. Operators are therefore under significant pressure to meet the Canadian content expenditures provided for in their development plan, which benefits Canadian operators. All significant contracts must be reviewed and approved by the offshore regulators to ensure oil companies have given Canadian suppliers full and fair access to the bid process. First consideration is given to Canadian companies if they are competitive on price, quality and delivery.

•	Other Regulatory Requirements. The legislative and regulatory framework of the federal government has been extended to offshore oil and natural gas development, including immigration regulations which effectively require that Canadians be employed in all offshore activities.

Foreign Vessel and Marine Operation Regulations. We operate three vessels registered in Barbados. The vessels registered in this jurisdiction are subject to the laws of Barbados as to ownership, registration, manning and safety of vessels. In addition, these three vessels are subject to the requirements of a number of international conventions to which Barbados is a party. We believe that our vessels registered in Barbados are in compliance with all applicable material regulations and have all licenses necessary to conduct their business.

Environmental, Health and Safety Regulation. The inherent nature of our operations raise environmental, occupational health and safety issues relating to, among other things, our operation of marine vessels in demanding natural environments, our handling and marine transport of various hazardous substances (including, for example, bulk supplies of mud, brine and fuel to support drilling activities) and our work in inherently dangerous workplaces. We also lease real estate and carry out significant ship conversion and repair and maintenance operations. The inherent risk in these operations includes the risk of accidental injury to workers, and accidental spills or releases of hazardous substances (including petroleum products) on or into the land, air or water, which may cause damage to the natural environment. As a consequence, our operations are subject to a complex and increasingly stringent set of international, federal, provincial, state and local laws, regulations and other legal requirements (including common law requirements) relating to occupational health and safety and the environment (“Environmental, Health and Safety Regulations”).

We have implemented an integrated Quality, Health, Safety and Environmental Protection Management System (“QSM”) for protecting both the health and safety of our crews and the environment. Through the QSM, we have developed and implemented policies, procedures, training and instructions to promote compliance with Environmental, Health and Safety Regulations. For example, all vessels and onboard equipment are inspected, maintained and certified in accordance with applicable regulations, industry standards and company policies to ensure their continued reliability, safety and operational efficiency. All vessels are also inspected and surveyed by maritime authorities and recognized classification societies, such as Lloyds Registry of Shipping or Det Norske Veritas, at regulated intervals in order to maintain their respective statutory and class certification survey statuses.

Risk Management/Insurance

We have property, casualty and liability insurance to cover standard marine risks from the operation of our vessels with rated insurers in the form and with coverages, limits and exclusions that we believe to be appropriate, including insurance against damage to vessel hulls and onboard machinery, protection and indemnity insurance (covering liability risks, such as third party injury and property damage, crew injury and pollution) and war risk insurance. Insurance is placed through Marsh Canada with approved insurers in London, New York and Toronto, or through other appropriate insurance arrangements.

Contracts in the offshore oil and gas industry are generally “knock-for-knock,” which is a contractual arrangement used in the industry to allocate liability, create contractual certainty and apportion risk. In a “knock-for-knock” arrangement, each party in the project takes responsibility for loss or damage to its own equipment and injury to its own personnel. Each party is required to enter similar arrangements with their own subcontractors. As a result, every commercial entity engaged in the project is responsible for their own equipment and personnel and cannot claim against others involved in the project for damage they cause. This arrangement eliminates the need for duplicate insurance and the determination of which party is responsible for damages.

Litigation

Our operations expose us to a variety of operating hazards and risks. As a result, at any given time we may be a defendant in legal proceedings and litigation arising in the ordinary course of business. There are currently no outstanding material legal proceedings to which we, or any of our subsidiaries is a party, nor are we or any of our subsidiaries aware of any material threatened or contemplated proceedings.

In addition, in May of 2004 a claim was brought against us and an arbitration proceeding commenced by a third party respecting negotiations resulting from an unsolicited offer to purchase the J. D. Mitchell. No amount of claim has been pleaded. We have appointed an arbitrator in response to commencement of the arbitration proceedings to represent our interests in this matter. We are of the view that the claim is without merit.

Security

Heightened awareness of security needs brought about by the events of September 11, 2001 has led to the adoption of heightened security procedures in Canada relating to ports with vessel access. Transport Canada, the regulatory agency responsible for overseeing Canadian transportation regulations, has recently begun to enforce new marine security requirements under the International Maritime Organization (“IMO”) International Ship and Port Facility Security (“ISPS”) Code. Under the ISPS Code requirements, all affected vessels wishing to enter Canadian waters must have an International Ship Security Certificate. The new requirements also apply to Canadian marine facilities and ports serving such vessels. We have complied with such new procedures and have revised our vessel access procedures in light of new requirements.

MANAGEMENT

The following table lists the names, ages and positions of our current directors and senior management:

Name	Age	Current Positions
Alfred A. Smithers	62	President, Chief Executive Officer and Director
P. Michael Connolly	56	Chief Operating Officer and Director
P. L. Meier	56	Vice President — Finance and Director
Donald A. MacLeod	45	Vice President — General Counsel, Secretary and Director
J. Bernard Boudreau	60	Director

Alfred (“Fred”) A. Smithers is our President, Chief Executive Officer, director and founder. Mr. Smithers is a member of the board of directors of St. John Ambulance, Saint Mary’s University in Halifax, Nova Scotia, The Nova Scotia College of Art and Design, The Halifax Airport Authority and The Shaw Group Limited, a private Canadian construction products company. Prior to forming Secunda, Mr. Smithers owned and operated a concrete construction business in Nova Scotia. Mr. Smithers owns 100% of each of the Class A non-voting preferred shares, Class B voting preferred shares and Class C non-voting preferred shares of 3002534 Nova Scotia Limited, and a trust for the benefit of Mr. Smithers and his family owns 100% of the outstanding common shares of 3002534 Nova Scotia Limited. In turn, 3002534 Nova Scotia Limited owns 100% of our voting common shares, and Secunda Marine Services Limited, an indirect wholly-owned subsidiary of Secunda International Limited, owns 100% of our non-voting Class C preference shares.

P. Michael Connolly has served as Chief Operating Officer and director since July 2004. Mr. Connolly has served as Chief Operating Officer of Secunda Marine Services Limited, our principal operating subsidiary since May 2003. From November 1995 to May 2003 Mr. Connolly served as Vice President and Chief Financial Officer. Prior to joining Secunda in the Fall of 1995, Mr. Connolly provided contract senior executive services to several Atlantic Canadian businesses. From 1978 to 1990 Mr. Connolly worked with The Mortgage Insurance Company of Canada, a publicly traded private mortgage insurer, holding various positions including President and Chief Executive Officer, and Director

P. L. (“Paul”) Meier has served as Vice President — Finance and director since July 2004. Mr. Meier has served as Vice President — Finance of Secunda Marine Services Limited since May 2003. Prior to joining Secunda in 2003, Mr. Meier was Managing Partner of the Saint John, New Brunswick office of Grant Thornton LLP. From 1984 to 1989, Mr. Meier worked for John Labatt Limited in various capacities, including Director, Internal Audit and Corporate Controller and Treasurer. From 1970 to 1982, Mr. Meier worked in public practice with Clarkson Gordon and Doane Raymond the predecessor firm to Grant Thornton.

Donald A. MacLeod has served as Vice President — General Counsel, Secretary and director since July 2004. Mr. MacLeod has served as Vice President — General Counsel of Secunda Marine Services Limited since March 1989. Prior to joining Secunda, Mr. MacLeod was a political aid to a number of Canadian Federal Cabinet Ministers from 1984 to 1989. Mr. MacLeod is the Vice Chairman of the Shipowners’ Mutual Protection and Indemnity Association (Luxembourg) and a Director of SOP (Bermuda), Spandilux SA and the Barbados Shipowners’ Association. He is a member of the Federal Government’s Shipbuilding and Industrial Marine Advisory Committee and sits on the Board of Governors of the Nova Scotia Community College and Board of Regents of Mount Allison University.

J. Bernard Boudreau was appointed as a director in July 2004. Mr. Boudreau was a Founding Member and Senior Partner with the law firm of Boudreau, Beaton and LeFosse in Sydney, Nova Scotia. Mr. Boudreau was first elected to the Provincial Legislature of Nova Scotia in September 1988. In September 1993, Mr. Boudreau was appointed Minister of Finance for the Province of Nova Scotia and subsequently served as Minister of Health. In 1999, Mr. Boudreau was appointed to the Senate of Canada and served as Leader of the Government in the Senate and Minister responsible for the Atlantic Canada Opportunities Agency (ACOA), where he served until January 2001. Mr. Boudreau is a former Director of the Bank of Canada and currently serves as a Director of Export Development Canada (EDC). Currently he is the President and CEO of Radcliff Consulting and Investment Limited based in Halifax, Nova Scotia.

RELATED PARTY TRANSACTIONS

As of June 30, 2004, 3002534 Nova Scotia Limited, our parent company, had a loan outstanding in the amount of $1.3 million to 1680030 Nova Scotia Limited, a corporation wholly-owned by our Chief Executive Officer that owns and operates a golf course and related club called Granite Springs. As of January 31, 2005, the amount of this loan was $2.1 million. In addition, we have, from time to time, advanced funds to our Chief Executive Officer, which he has repaid out of funds received in dividends from us. As of June 30, 2004 and January 31, 2005, we had no outstanding advances to our Chief Executive Officer. In addition, as of June 30, 2004, we had a loan outstanding in the amount of $19,000 to Dwayne Smithers, our Sales Manager, of which $18,000 remained outstanding as of January 31, 2005. Subsequent to January 31, 2005, this loan was repaid in full. The loan by 3002534 Nova Scotia Limited bears interest at 1% annually. Neither the advances to our Chief Executive Officer nor the loan to Dwayne Smithers bears interest.

Prior to December 31, 2001 we loaned $691,000 to 3002534 Nova Scotia Limited, our parent company. As of June 30, 2004 and January 31, 2005, $691,000 remained outstanding pursuant to this loan. In 1998, we entered into an obligation with 3002534 Nova Scotia Limited pursuant to which we are required to fund a life insurance policy on the life of our chief executive officer for the benefit of our parent company and pay capital tax obligations incurred by our parent company that historically have not been in excess of $5,000 per annum. Pursuant to this obligation, we are required to pay annual premiums on the insurance policy and make capital tax remittances. As of June 30, 2004 and January 31, 2005, $709,000 was outstanding pursuant to this obligation. Both of our obligations with 3002534 Nova Scotia Limited are non-interest bearing with no set terms of repayment. As of June 30, 2004, and January 31, 2005 we also had a loan outstanding in the amount of $285,000 to a company that is wholly-owned by the spouse of our Chief Executive Officer and which was entered into prior to June 30, 2002. In addition, prior to January 31, 2002, we entered into obligations with certain companies owned by our chief executive officer to fund property tax, registry of joint stock fees and capital tax remittances of the companies. As of January 31, 2002 the balance owing from these companies to us was $281,000. The amount outstanding on these obligations as of June 30, 2004 and January 31, 2005 was $41,000 and $40,000 respectively. The loans are all non-interest bearing with no set terms of repayment.

In November 2004, we made the following restricted payments, totaling $6,500,000:

•	a dividend in the amount of $5,499,999 to our common shareholder of record, 3002534 Nova Scotia Limited, which is controlled by our President and Chief Executive Officer, Alfred A. Smithers;

•	our redemption of 100 Class A Preference Shares of Secunda International Limited held by 3002534 Nova Scotia Limited, at a redemption price of $10,000 per share for a total of $1,000,000; and

•	our redemption of 100 Class B Preference Shares of Secunda International Limited held by 3002534 Nova Scotia Limited, at a redemption price of $.01 per share for a total of $1.00.

All of these restricted payments were approved by our board of directors on November 3, 2004 and were made in accordance with the terms of the indenture governing the notes.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a description of the principal terms of our indebtedness, other than the notes:

New Senior Secured Credit Facility

On August 26, 2004 we entered into a $40.0 million senior secured bank credit facility with Fortis Capital Corp. and the group of lenders named in the agreement governing the facility. The credit facility provides for a two and a half year revolving period, followed by a five year repayment period. All amounts outstanding two and a half years from the closing of the credit facility will be repaid by us over the following five years. Our obligations under the credit facility, along with the notes and the subsidiary guarantees, are secured by a first priority lien for the benefit of the lenders under the credit facility and the holders of the notes on twelve of our existing vessels and related equipment, rights and other property including related charters and on all equity interests in certain subsidiaries, including the subsidiaries that own those vessels or charter or arrange for the charter of such vessels, with the lenders under the new credit facility entitled to priority on all collateral proceeds resulting from the foreclosure of any of those vessels or equity interests for application up to the amount outstanding under the new credit facility. See “Description of the Exchange Notes — Security.”

Borrowings under our credit facility bear interest at the Canadian Dollar LIBOR for an interest period elected by us of one, three or six months, plus an applicable margin which shall be fixed at a rate of 3.00% until March 31, 2005 and adjusted based on our ratio of funded debt to EBITDA (as defined in the credit agreement) on a quarterly basis thereafter.

In connection with the credit facility, we are subject to a number of restrictions on our business and financial maintenance covenants, including restrictions on incurring additional indebtedness and creating liens on the vessels, minimum EBITDA and working capital requirement, and collateral maintenance limitations.

Bold Endurance Credit Facility

Pursuant to the Bold Endurance term loan facility between GATX Capital Corporation as lender and our subsidiary 3013563 Nova Scotia Limited as borrower, indebtedness equal to $21.8 million remained outstanding as of June 30, 2004. The Bold Endurance facility provides for an interest rate equal to Canadian Bankers Acceptance rate plus 4.88%, and has a term which expires in July 2013. The interest rate on this facility as of June 30, 2004 was 6.95%. 3013563 Nova Scotia Limited’s obligations under the Bold Endurance facility are guaranteed by both our subsidiary Secunda Global International Inc. and us. The guarantee of Secunda Global International Inc. is collateralized by a first marine mortgage on the Bold Endurance, an assignment of the Bold Endurance charter and a pledge of the preference shares of Secunda Global International Inc.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the issuance of the original notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

•	on or prior to 120 days after the original issuance of the original notes on August 26, 2004, file a registration statement with the SEC with respect to a registered offer to exchange each original note for an exchange note having terms substantially identical in all material respects to such note except that the exchange note will not contain terms with respect to transfer restrictions, registration rights or special interest;

•	use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act on or prior to 210 days after the original issuance of the original notes;

•	unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our reasonable best efforts to issue, on or prior to 60 days after the date on which the registration statement is declared effective by the SEC, exchange notes in exchange for all original notes tendered prior thereto in the exchange offer; and

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the original notes.

We have fulfilled the agreements described in the first two of the preceding bullet points and are now offering eligible holders of the original notes the opportunity to exchange their original notes for exchange notes registered under the Securities Act. Holders are eligible if they are not prohibited by any law or policy of the SEC from participating in this exchange offer. The exchange notes will be substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights or special interest.

Under limited circumstances, we agreed to use our reasonable best efforts to cause the SEC to declare effective under the Securities Act a shelf registration statement for the resale of the original notes. We also agreed to use our reasonable best efforts to keep the shelf registration statement effective for up to two years after its effective date. The circumstances include if:

•	changes in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

•	any initial purchaser notifies us within 20 days following consummation of the exchange offer that:

•	such purchaser is prohibited by applicable law or SEC policy from participating in the exchange offer;

•	such purchaser may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such purchaser; or

•	such purchaser is a broker-dealer and holds original notes acquired directly from us or one of our affiliates.

We will pay special cash interest on the applicable original notes, subject to certain exceptions:

1)	if we fail to file this registration statement with the SEC on or before the 120th day following the date of the original issuance of the original notes, or if we become obligated to file a shelf registration statement due to the circumstances described in the preceding paragraph, and we fail to file the shelf registration statement with the SEC on or before the 60th day following the date on which we are provided notice of our obligation to file a shelf registration statement arises;

2)	if this registration statement is not declared effective by the SEC on or prior to the 210th day after the original issuance of the original notes or, if we become obligated to file a shelf registration statement due to the circumstances described in the first bullet point of the preceding paragraph, a shelf registration statement is not declared effective by the SEC on or prior to the 150th day after the date on which we become obligated to file a shelf registration statement;

3)	if by the 60th day after the date on which the registration statement is declared effective, the exchange offer is not consummated; or

4)	after any of the registration statements required by the registration rights agreement has been declared effective but thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of the notes;

from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured.

The rate of the special interest will be U.S.$0.05 per week per U.S.$1000 principal amount of notes for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional U.S.$0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of special interest of U.S.$0.25 per week per U.S.$1,000 principal amount of notes. We will pay such special interest on regular interest payment dates. This special interest will be in addition to any other interest payable from time to time with respect to the original notes and the exchange notes.

To exchange your original notes for exchange notes in the exchange offer, you will be required to make the following representations:

•	any exchange notes received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the original notes or the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or if you are our affiliate you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

In addition, we may require you to provide information to be used in connection with the shelf registration statement to have your original notes included in the shelf registration statement and benefit from the provisions regarding special interest described in the preceding paragraphs. We may exclude you from such registration if you unreasonably fail to furnish the requested information to us within a reasonable time after receiving our request. A holder who sells original notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of Exchange Notes

Based on no action letters of the SEC staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of your business; and

•	you have no arrangements with any person to participate in a distribution of the exchange notes.

The SEC, however, has not considered the exchange offer for the exchange notes in the context of a no action letter, and the SEC may not make a similar determination as in the no action letters issued to these third parties.

If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically described in this prospectus. Only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue exchange notes in principal amount equal to the principal amount of original notes surrendered under the exchange offer. Original notes may be tendered only for exchange notes and only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, $125,000,000 in aggregate principal amount of the original notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the original notes, and to all persons that we can identify as beneficial owners of the original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Original notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These original notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on March 23, 2005, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any original notes by giving oral or written notice of such extension to their holders. During any such extension, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion, up to the expiration of the exchange offer:

•	to delay accepting for exchange any original notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the original notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any exchange notes for, any original notes if the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting original notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion up to the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your original notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your notes, please call the exchange agent whose address and phone number are set forth in “Prospectus Summary — The Exchange Offer — Exchange Agent.”

All of the original notes were issued in book-entry form, and all of the original notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the original notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their original notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender original notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange original notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularity or condition of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither the exchange agent, us nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date.

When We Will Issue Exchange notes

In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such original notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Original Notes Not Accepted or Exchanged

If we do not accept any tendered original notes for exchange or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to their tendering holder. Such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the original notes or the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or if you are our affiliate you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn original notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any original notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the original notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your original notes for exchange notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the original notes. In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the original notes. This carrying value is the aggregate principal amount of the original notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

DESCRIPTION OF THE EXCHANGE NOTES

The Company will issue the exchange notes, and previously issued the original notes, under an indenture (the “Indenture”) dated as of the Issue Date among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). References to the “Notes” in this “Description of the Exchange Notes” include both the original notes and the exchange notes. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Security Documents referred to below under the caption “— Security” by and among the Company and the Guarantors, and one or more agents or trustees, contain the terms of the security arrangements that secure the Notes.

The following discussion summarizes the material provisions of the Indenture, the Notes, the Note Guarantees, and the Security Documents, and in relation to the Security Documents, certain intercreditor agreements set forth in the Collateral Agency Agreement. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of those agreements, including the definition of certain terms, and to the TIA. We urge you to read the Indenture and the Security Documents because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture and the Security Documents are filed as exhibits to the registration statement of which this prospectus forms a part. You can find the definitions of certain terms used in this description under the caption “— Certain Definitions”. In this description, the word “the Company” refers only to Secunda International Limited and does not include any of its subsidiaries. Certain other defined terms used in this description but not defined below under the caption “ — Certain Definitions” have the meanings assigned in the Indenture or otherwise assigned in this description.

Amounts in this description denominated in dollars or $ refer to amounts denominated in Canadian dollars, and amounts in this description denominated in U.S. dollars or US$ refer to amounts denominated in United States dollars.

Brief Description of the Notes

The Notes:

•	are senior obligations of the Company;

•	are secured, together with loans outstanding under the Credit Agreement, by a first priority Lien (subject to Permitted Collateral Liens) on Collateral described herein, subject to certain payment priorities in favor of the lenders (the “Lenders”) under the Credit Agreement;

•	are effectively senior to all existing and future unsecured Senior Indebtedness of the Company to the extent of the value of Collateral securing the Notes;

•	are senior in right of payment to any Subordinated Obligations of the Company;

•	are unconditionally guaranteed by the Guarantors (other than Secunda Global International Inc. (“SGII”)) on a senior secured basis and will be unconditionally guaranteed by SGII on a senior basis; and

•	are effectively junior (i) to any existing or future debt of the Company or any Guarantor that is secured by assets other than the Collateral to the extent of the value of any such collateral or (ii) to any existing or future liabilities of a Restricted Subsidiary that is not a Guarantor.

As of June 30, 2004, after giving pro forma effect to the offering of the Notes and the application of the net proceeds therefrom, the Company’s other Senior Indebtedness would have been approximately US$16.2 million, and the total outstanding secured Indebtedness and other secured obligations of the Company and the Guarantors would have been approximately US$141.2 million. After giving pro forma effect to the offering of the Notes and the application of the net proceeds therefrom, (i) 3013563 Nova Scotia Limited would have had total outstanding

Indebtedness of US$16.2 million which is guaranteed by the Company and SGII and secured by the assets of SGII that do not constitute Collateral and a pledge of the preference shares of SGII and (ii) the Restricted Subsidiaries that constitute the Initial Non-Guarantors (as herein defined) will have no outstanding Indebtedness.

Principal, Maturity and Interest

The Company issued an aggregate principal amount of US$125.0 million of Notes on the Issue Date. The Company may issue additional Notes from time to time after the Issue Date (the “Additional Notes”), provided that: (i) the proceeds from each such issuance are used to acquire, by the Company or one or more Guarantors, one or more vessels of type, function, use and nature substantially similar to that of any of the Vessels included in the Collateral as of the Issue Date, or reasonably related thereto, and which are placed in use for a Related Business; (ii) contemporaneous with the acquisition of such vessel or vessels, such vessel or vessels and all related equipment, rights and other property used or to be used in connection with, or arising from the operation of, such vessel or vessels shall be encumbered by a perfected first-priority Lien (subject to Permitted Collateral Liens) in favor of the Collateral Agent, with the effect that each such vessel shall constitute a “Vessel” and together with such related equipment, rights and other property shall constitute “Vessel Assets”, and collectively shall be included in and constitute Collateral; (iii) Indebtedness incurred to acquire such vessel or vessels, including the principal amount of additional Notes issued therefor, shall not in the aggregate exceed 75% of the purchase price of such vessel or vessels and such related equipment, rights and other property or the appraised value thereof; and (iv) such inclusion of vessels as collateral shall comply with all applicable provisions and requirements of the Indenture, the Credit Agreement, the Security Documents and the TIA. Any offering of additional Notes will be subject to all of the covenants of the Indenture. The Notes initially issued and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes will be issued only in full registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000. The Notes will mature on September 1, 2012.

The Notes will accrue interest at a rate per annum, reset quarterly, equal to LIBOR plus 8.0%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on January 15, 2005 in the case of the Notes issued in this offering, to the holders of record on the immediately preceding January 1, April 1, July 1 and October 1. Principal of, and premium, if any, and interest on, the Notes held in registered form will be payable, and the Notes held in registered form will be exchangeable and transferable, at the office or agency of the Company in the United States maintained for such purposes, which initially will be at the Corporate Trust Office or agency of the Trustee in New York, New York.

Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30 day months. Additionally, the Company will pay interest on overdue principal at the above rate and will pay interest on overdue installments of interest at such rate, in each case, to the extent lawful.

Set forth below is a summary of certain of the defined terms used in the Indenture relating to the calculation of interest on the Notes.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include January 15, 2005.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“London Banking Day” is any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than US$1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655). All calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application or the Criminal Code (Canada).

The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the holders of the Notes.

Special interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. Whenever there is a reference in this description to the payment of interest by the Company at any time, such reference shall include the payment of any special interest required to be paid at such time pursuant to the terms of the Registration Rights Agreement.

Solely for the purpose of providing the disclosure required by the Interest Act (Canada), the annual rate of interest that is equivalent to the rate payable on the Notes shall be the rate payable multiplied by the actual number of days in the year divided by 360.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The

Company is not required to transfer or exchange any Note selected for redemption or repurchase (except, in the case of a Note to be redeemed or repurchased in part, the portion not to be redeemed or repurchased). Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or between a record date and the next succeeding interest payment date.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

The Note Guarantees

Initially, all of the Company’s Subsidiaries (other than Associated Marine Limited, I.S. Atlantic Corporation Inc., I.S. Pacific Corporation Inc., Wright Cove Holding Limited, Pol-E-Mar Inc. and Polyfab International Inc. (collectively, the “Initial Non-Guarantors”)) will be Guarantors and will jointly and severally guarantee, on a senior basis, the Company’s obligations under the Notes pursuant to the Note Guarantees. In circumstances described under “— Certain Covenants — Future Guarantors”, the Indenture will require certain Restricted Subsidiaries, including, without limitation and as applicable, any one or more of the Initial Non-Guarantors, to execute supplements to the Indenture providing for them to become Guarantors. As of June 30, 2004 and after giving pro forma effect to the offering of the Notes and the consummation of the Credit Agreement, and the application of the estimated net proceeds therefrom, the Initial Non-Guarantors would have had no outstanding Indebtedness.

Each Note Guarantee:

•	will be a senior obligation of the relevant Guarantor;

•	will be secured, together with guarantees of loans outstanding under the Credit Agreement from the Guarantors, by a first priority Lien on the Collateral owned by such Guarantor (other than SGII), subject to certain payment priorities in favor of the Lenders;

•	will effectively be senior to all existing and future unsecured Senior Indebtedness of such Guarantor, to the extent of the value of the Collateral owned by such Guarantor;

•	will be senior in right of payment to the Guarantor’s Subordinated Obligations; and

•	will effectively be junior to any future debt of the Guarantor (other than SGII) that is secured by assets other than the Collateral, to the extent of the value of any such collateral, and will effectively be junior to any existing or future debt of SGII that is secured by any of its assets, to the extent of the value of any such collateral.

The obligations of SGII under its Note Guarantee are effectively subordinated to Indebtedness secured by its assets that do not constitute Collateral, which totaled US$16.2 million as of June 30, 2004. See “— Brief Description of the Notes”.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors — A court could subordinate or void the obligations under the subsidiaries’ guarantees and the liens granted by our subsidiary guarantors”. Each Guarantor that makes a payment under its Note Guarantee will be entitled to seek contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

A Guarantor will be released and relieved from its obligations under the Indenture, its Note Guarantee and the Security Documents:

(1) upon the sale or other disposition (including by way of consolidation or merger) of such Guarantor or upon the sale or disposition of all or substantially all the assets of such Guarantor, in each case in accordance with the applicable provisions of the Indenture relating to Asset Dispositions and in each case other than to the Company or a Restricted Subsidiary;

(2) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the Indenture;

(3) upon the liquidation or dissolution of such Guarantor; or

(4) upon the occurrence of either Legal Defeasance or Covenant Defeasance as described below under “— Defeasance”.

See “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”.

As of the Issue Date, all the Company’s Subsidiaries were Restricted Subsidiaries. However, under the circumstances described below in the definition “Unrestricted Subsidiary” under the caption “Certain Definitions”, the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries”. The Company’s Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.

Security

General

The Indenture and the Security Documents provide that the Notes and the Note Guarantees are secured together with the loans under the Credit Agreement and the guarantees of the loans under the Credit Agreement by its guarantors, by a first priority Lien (subject to Permitted Collateral Liens) and certain payment priorities set forth in the Collateral Agency Agreement, granted to the Collateral Agent for the benefit of the holders of the Secured Obligations, in all of the following property (collectively, the “Collateral”):

(1) those certain 12 vessels owned by any one or more of the Company and its Subsidiaries as of the Issue Date, which on such date are registered under the respective names and flags:

Vessels	Flag
Agile	Barbados
J.D. Mitchell	Barbados
Mariner Sea	Canada
Panuke Sea	Canada
Cabot Sea	Canada
Ryan Leet	Canada
Thebaud Sea	Canada
Venture Sea	Canada
Burin Sea	Canada
Trinity Sea	Canada
Sable Sea	Canada*
Hebron Sea	Canada

*	Canadian registry has been voluntarily suspended by us, and the vessel currently is registered on the bareboat registry of Barbados.

(together with each vessel acquired after the Issue Date with the proceeds of Additional Notes, and including any replacements or substitutions of the foregoing vessels as provided for in the Indenture or the Credit Agreement, the “Vessels”), and (A) all such Vessels’ respective boilers, engines, machinery, masts, spars, rigging, boats, anchors, cables, chains, tackle, tools, pumps and pumping equipment, apparel, furniture, fittings and equipment, spare parts, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, whether or not on board said Vessels, and all additions, improvements, renewals and replacements hereafter made in or to said Vessels or any part thereof, or in or to the equipment or any said appurtenances, (B) any and all rights, privileges and benefits of the Company or any of its Subsidiaries under insurances, awards, warranties, claims, agreements or otherwise to receive monies or other property or interests in relation to, or arising from, any damage to, or liability, loss or requisition, confiscation, condemnation of title or compulsory acquisition of, the Vessels or any portion thereof and (C) all rights, privileges and benefits of the Company or any of its Subsidiaries to receive payment of monies or other property or interests in relation to the use, hire or operation of any of the Vessels, or any portion thereof, including any of same arising from, or related to, freights, passage monies, charter monies, hire monies, requisition for hire compensation, salvage, towage remuneration, demurrage detention monies and other earnings now or hereafter earned under any charter now or hereafter entered into with regard to the Vessels or as a result of any requisition for use of the Vessels (together with the Vessels, the “Vessel Assets”);

(2) all outstanding Capital Stock of each of Subsidiary of the Company which on the Issue Date or thereafter (i) owns one or more of the Vessels or other Vessel Assets or (ii) charters or arranges for the charter of one or more of the Vessels;

(3) all general intangibles owned or acquired by the Company or any of its Subsidiaries necessary, exclusively used for, and in connection with, the ownership, expansion, operation, use, maintenance or sale or other disposition of any of the Vessels or any of the other Vessel Assets;

(4) each Asset Sale Proceeds Account and all deposits therein and interest thereon and investments thereof, and all property of every type and description in which any proceeds of any Sale of Collateral or other disposition of Collateral are invested or upon which the Collateral Agent is at any time granted, or required to be granted, a Lien to secure the Secured Obligations as set forth in the covenant described under the caption “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”; and

(5) all proceeds of any of the foregoing;

provided, that no property of Company or any Subsidiary whether personalty, realty, tangible, intangible or mixed not specifically included as part of the Collateral will be Collateral.

The Company and the Guarantors entered into the Collateral Agency Agreement and other Security Documents granting the Collateral Agent a security interest on the Collateral to secure the payment and performance when due of all Secured Obligations.

Unless an Event of Default under the Indenture or the Credit Agreement shall have occurred and be continuing, the Company and its Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and Temporary Cash Investments constituting part of the Collateral and deposited with the Collateral Agent in the Asset Sales Proceed Account and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon or therefrom.

There can be no assurance that the Collateral Agent will be able to sell the Collateral without substantial delays or that the proceeds obtained will be sufficient to pay all amounts owing to the Administrative Agent, the Lenders, Trustee and Holders and owners of Permitted Collateral Liens, if any. The Collateral release provisions of the Credit Agreement, Indenture and the Security Documents will permit the release of Collateral without substitution of collateral of equal value under certain circumstances.

Intercreditor Arrangements with Administrative Agent

If an Event of Default is continuing under the Indenture or the Credit Agreement, the Trustee and the Administrative Agent shall have the right to direct the Collateral Agent to take all actions necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the Indenture, the

Credit Agreement, the Security Documents and applicable law, subject to the provisions of Collateral Agency Agreement described below. Only the Collateral Agent will be the secured party and entitled to enforce the Liens granted under the Security Documents. Neither the holders of the Notes nor the Lenders may enforce the Liens granted under the Security Documents.

In the Collateral Agency Agreement, the Collateral Agent, the Trustee and the Administrative Agent under the Credit Agreement will agree, each for the benefit of the other, as follows:

(1) for the initial period of 120 days following the occurrence of an Event of Default under the Credit Agreement (each such period, a “Designated Vessel Period”), the Administrative Agent shall be permitted to direct the activity of the Collateral Agent with respect to all aspects involving, and otherwise relating to, the enforcement of, and realization on, the Liens on or with respect to, (i) the Designated Vessels, or any of them, and (ii) the capital stock of the Company’s Subsidiaries that own or charter or arrange for the charter of the Designated Vessels and all other Collateral related to Designated Vessels (including, without limitation, related charter hires and insurances) which are covered by the Security Documents (collectively, such vessels, capital stock and other Collateral, the “Designated Collateral”), provided that the Trustee shall receive copies of all such notices and directions given to the Collateral Agent, in each case in reasonable detail and reasonably promptly; and during the Designated Vessel Period, the Trustee shall not have the power to direct the Collateral Agent to take any action with respect to the enforcement of, and realization on, the Liens on or with respect to, any Designated Collateral; and

(2) as to Designated Collateral as to which the Administrative Agent has commenced making directions of enforcement to the Collateral Agent during the applicable Designated Vessel Period, so long as the Event of Default giving rise to that action continues unremedied or uncured, the Administrative Agent shall be permitted to continue to direct the activity of the Collateral Agent with respect to all aspects involving, or otherwise relating to, the enforcement of, and realization on, the Liens on and with respect to such property, provided that the Trustee shall receive copies of all such directions given to the Collateral Agent, in each case in reasonable detail and reasonably promptly.

Except as provided in the preceding paragraph in relation to Designated Collateral, the Collateral Agent will be subject to the direction of the holders of a majority in principal amount of the Notes then outstanding and the loans made under the Credit Agreement then outstanding, voting as a single class, in regard to the enforcement of, and realization on, the Liens on, or with respect to, all other Collateral, including, without limitation, during the pendancy of a Designated Vessel Period.

Application of Proceeds of Collateral

The proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit by the Collateral Agent after an event of default (such proceeds from foreclosure or collection suit, the “Realization Proceeds”) will be applied in the following priority as set forth in the Collateral Agency Agreement:

(i) first: to the payment and reimbursement of all fees, expenses, indemnities and other amounts owed to the Collateral Agent (including the reasonable legal fees and expenses of its agents and counsel) pursuant to the Collateral Agency Agreement and Security Documents;

(ii) second: to the payment and reimbursement of all fees, expenses, indemnities and other amounts owed to the Trustee (including the reasonable legal fees and expenses of its agents and counsel) pursuant to the Indenture and the other Security Documents;

(iii) third: to the payment and reimbursement of all fees, expenses, indemnities and other amounts owed to the Administrative Agent (including the reasonable legal fees and expenses of its agents and counsel) pursuant to the Credit Agreement and Security Documents;

(iv) fourth: (a) if the proceeds relate to the Designated Collateral, to the payment to the Administrative Agent for the benefit of the Lenders of all accrued and unpaid interest and all fees, expenses and indemnities then immediately due and payable to the Lenders; provided, however that if such moneys shall not be sufficient to pay in full the entire amount then immediately due and payable, then to make pro rata payments to all such Lenders and (b) if the proceeds do not relate to the Designated Collateral, to the payment to the Administrative Agent for the benefit of the Lenders of all accrued and unpaid interest and all fees, expenses and indemnities then immediately due and payable to the Lenders; provided further that the interest component thereof will consist of post-petition interest and any interest that accrued at a default rate in an amount equal to the product of (1) a fraction the numerator of which is the aggregate principal amount then immediately due and payable to the Lenders and the denominator of which is the sum of aggregate principal amount of the Notes then outstanding plus the aggregate principal amount then immediately due and payable to the Lenders and (2) the amount of such post-petition interest and any interest that accrued at a default rate; provided, further that if such moneys shall not be sufficient to pay in full the entire amount then immediately due and payable, then to make pro rata payments, without any preference or priority, to all such Lenders;

(v) fifth: to the payment to the Administrative Agent for the benefit of the Lenders of all principal then immediately due and payable to the Lenders; provided that contemporaneous with such payments, all commitments to extend or otherwise advance credit under the Credit Agreement are permanently and irrevocably terminated; provided, further that if such moneys shall not be sufficient to pay in full the entire amount then immediately due and payable, then to make pro rata payments, without any preference or priority, to all such Lenders;

(vi) sixth: to the payment of accrued and unpaid interest on the Notes payable under the Indenture which is then immediately due and payable; provided, further if such moneys shall not be sufficient to pay in full the entire amount then immediately due and payable, then to make pro rata payments, without any preference or priority, to each Holder;

(vii) seventh: to the ratable payment of the outstanding principal balance of, and, if any, premium on, the Notes which are then immediately due and payable; and if such moneys shall not be sufficient to pay in full the entire amount then immediately due and payable, then to make pro rata payments, without any preference or priority, to each Holder; and

(viii) eighth: to the payment of any such amounts remaining after payment in full of all Secured Obligations, to the Company or as a court of competent jurisdiction may otherwise direct.

The Collateral Agency Agreement also provides that if any Realization Proceeds are received by any of the Holders, the Administrative Agent, Lenders or the Trustee, such amounts shall be distributed in the priority described in the preceding paragraph.

Relative Rights

The provisions described above set forth certain relative rights, as lienholders, of the Collateral Agent, the Trustee and the Administrative Agent. Nothing in the Collateral Agency Agreement will:

(1) impair, as between the Company, any other Obligor and holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on the Notes in accordance with their terms or to perform any other obligation of the Company or any other Obligor under the Note Documents; or

(2) affect the relative rights of holders of Secured Obligations and other creditors of the Company or any of its Subsidiaries.

Collateral Agent

The Company has appointed Wilmington Trust Company or one of its affiliates to serve as the Collateral Agent under the Collateral Agency Agreement for the benefit of the Trustee, the holders of the Notes, the

Administrative Agent and the Lenders from time to time. The Security Documents will provide that the Collateral Agent may not be the same institution serving as the Credit Agreement Administrative Agent or as the Trustee under the Indenture.

The Collateral Agent has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its, the Administrative Agent’s, Trustee’s, Lenders’ and the Holders’ interest in, the Collateral.

The Security Documents provide that the Collateral Agent will be subject to such directions as may be given it by the Trustee and Administrative Agent from time to time as required or permitted by the Collateral Agency Agreement, the Indenture and the Credit Agreement. The relative rights with respect to control of the Collateral Agent will be specified in the Collateral Agency Agreement by and among the Company, the Guarantors, the Trustee, the Administrative Agent and the Collateral Agent. Except as provided for above under the caption “— Intercreditor Arrangements with Administrative Agent” and otherwise, except as directed by the holders of a majority in principal amount of the Notes then outstanding and the loans made under the Credit Agreement then outstanding, voting as a single class, the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person; or

(2) to foreclose upon or otherwise enforce any Lien or other remedy at law or pursuant to any Security Document.

Subject to the terms of the Collateral Agency Agreement, the Collateral Agent may, at the direction of the Administrative Agent, amend, supplement or modify the Security Documents without obtaining the consent or approval of the requisite holders of the Notes to the extent that such amendments, supplements or modifications (i) only effect the rights of the Lenders, (ii) are administrative or ministerial in nature or correct typographical errors or omissions, (iii) have only the effect of preserving, perfecting or establishing the priority of the Liens on the Collateral as contemplated by the Security Documents or the rights of the Collateral Agent therein or (iv) do not otherwise materially adversely affect the rights of holders of the Notes. Similarly, subject to the terms of the Collateral Agency Agreement, the Collateral Agent may, at the direction of the Trustee, amend, supplement or modify the Security Documents without obtaining the consent or approval of the requisite Lenders to the extent that such amendments, supplements or modifications (w) only effect the rights of the holders of the Notes, (x) are administrative or ministerial in nature or correct typographical errors or omissions, (y) have only the effect of preserving, perfecting or establishing the priority of the Liens on the Collateral as contemplated by the Security Documents or the rights of the Collateral Agent therein or (z) do not otherwise materially adversely affect the rights of the Lenders.

Release of Security Interests

The Security Documents provide that the Collateral will be released:

(1) in whole, upon payment in full of the Notes, the loans made under the Credit Agreement and all other Secured Obligations that are outstanding, due and payable at the time the Notes, the loans made under the Credit Agreement and such other Secured Obligations are paid in full, and in connection with such payments under the Credit Agreement, the related credit commitment is fully and completely terminated;

(2) with respect to the Note Obligations only, upon satisfaction and discharge of the Indenture as set forth under the caption “— Satisfaction and Discharge”;

(3) with respect to the Note Obligations only, upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “— Legal Defeasance and Covenant Defeasance”;

(4) with respect to the Note Obligations only, upon payment in full of the Notes and all other Note Obligations that are outstanding, due and payable at the time the Notes are paid in full;

(5) with respect to the Credit Facility Obligations only, upon payment in full of the loans made under the Credit Agreement and all other Credit Facility Obligations that are outstanding, due and payable at the time the Credit Facility Obligations are paid in full, and in connection therewith, the related credit commitment is fully and completely terminated;

(6) as to any Collateral that constitutes all or substantially all of the Collateral, with the consent of the holders of 100% in principal amount of the Notes and all of the Lenders under the Credit Agreement, (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

(7) subject to the provisions of Collateral Agency Agreement and under the caption “— Intercreditor Arrangements with Administrative Agent”, (i) as to any Collateral (other than the Designated Collateral), or as to any Designated Collateral as to which the Administrative Agent has not timely exercised, during an applicable Designated Vessel Period, its right to direct enforcement of Liens on Designated Collateral, in each case which constitutes less than all or substantially all of the Collateral, with the consent of the holders of a majority in principal amount of the Notes and all loans made under the Credit Agreement then outstanding (or if no loans are then outstanding but the commitment to make such loans remains then in effect, of such commitments then in effect), voting together as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) and (ii) as to any Designated Collateral, with the consent of all of the Lenders under the Credit Agreement;

(8) as to any Collateral (i) that is sold or otherwise disposed of by the Company or any Restricted Subsidiaries in a transaction permitted by the Credit Agreement and the Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of in accordance with the terms of the Indenture, (ii) that constitutes a portion of the Asset Sales Proceeds Account that are to be applied or distributed as described under the caption “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock,” (iii) that constitutes Excess Proceeds from the Sale of Collateral which have been offered to, but not accepted by, the holders of Notes and loans made under the Credit Agreement and are released as set forth in the covenant described below under the caption “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock” or (iv) that is owned or at any time acquired by a Subsidiary that has been released from its Note Guarantee and its guarantee of the loans made under the Credit Agreement, concurrently with the release thereof; or

(9) in the event there is a substitution of property for Collateral, subject to a first-priority Lien (subject to Permitted Collateral Liens) in favor of the Collateral Agent to secure the Secured Obligations being placed on such substituted property and otherwise consummated in compliance with the applicable provisions of the Indenture, the TIA and the Security Documents.

Notwithstanding the provisions described above, so long as no Event of Default under the Indenture shall have occurred and be continuing or would result therefrom, the Company or a Subsidiary may engage in ordinary course activities; provided that in connection therewith, each of the Company and its Subsidiaries, as applicable, complies with the provisions of the Indenture and Credit Agreement and other related documents which are applicable to any such activity or transactions. Such activities include the right to, among other things, the following:

(1) sell or otherwise dispose of any property subject to the Lien of the Security Documents, which may have become worn out or obsolete;

(2) abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents;

(3) surrender or modify any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating;

(4) alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances;

(5) demolish, dismantle, tear down or scrap any Collateral; and

(6) charter, lease or sub-lease any vessel.

Further Assurances

The Security Documents provide that the Company will, and will cause each of its Subsidiaries to, do or cause to be done all acts and things which may be required, or which the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Secured Obligations, duly created, enforceable and perfected first priority Liens (subject to Permitted Collateral Liens) upon the Collateral as contemplated by the Note Documents and the Credit Agreement and to comply with the applicable provisions of the TIA.

Additional Amounts

The Company and the Guarantors are required to make all payments under or with respect to the Notes and the Note Guarantees free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or by any other jurisdiction in which the Company or any Guarantor is organized or is otherwise resident or conducts business for tax purposes or any jurisdiction from or through which payment is made by the Company or any Guarantor or its agents (each a “Relevant Taxing Jurisdiction”), unless the Company or any Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If the Company or any Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction (other than backup withholding Taxes imposed under the laws of the United States) from any payment made under or with respect to the Notes or any Note Guarantee, the Company or such Guarantor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by holders of the Notes after such withholding or deduction (including any withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount such holders would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to any Taxes to the extent such Taxes would not have been so imposed:

(1) but for the existence of any present or former connection between the relevant Holder (or the beneficial owner of such Notes) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the mere acquisition, ownership, holding or disposition of any Note);

(2) but for the failure of the relevant Holder (or the beneficial owner of such Notes) to use its reasonable best efforts, to the extent such Holder (or beneficial owner) is legally entitled to do so, to comply with a written request by the Company or a Guarantor to satisfy any certification, identification or other reporting requirements which shall include any applicable forms or instructions whether imposed by statute, treaty, regulation, or administrative practice concerning the nationality or residence of such holder or the connection of such holder with the Relevant Taxing Jurisdiction;

(3) if the payment could have been made without such deduction or withholding if the relevant Holder had presented the Note for payment within 60 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 60 day period);

(4) with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, member or beneficial owner been the actual Holder of such Note (but only if there is no material cost or expense associated with transferring such Notes to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner); or

(5) with respect to any Canadian Taxes imposed on a payment of, in lieu of, on account of, or in satisfaction of, interest (including deemed interest) made by the Company or a Guarantor which is a resident of Canada, where the beneficiary of such payment does not deal at arm’s length with the Company or such Guarantor, as the case may be, for the purposes of the Income Tax Act (Canada).

The Company and the Guarantors will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Company and the Guarantors will make reasonable best efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Company and the Guarantors will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Company or such Guarantor, such other documentation that provides reasonable evidence of such payment by the Company or such Guarantor.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of Notes on the payment date. Each such officers’ certificate shall be relied upon until receipt of a further officers’ certificate addressing such matters.

Whenever in the Indenture there is mentioned, in any context:

•	the payment of principal;

•	purchase prices in connection with a purchase of Notes;

•	interest; or

•	any other amount payable on or with respect to any of the Notes or the Note Guarantees,

such reference shall be deemed to include payment of Additional Amounts as described hereunder to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture, the Security Documents or any other document or instrument in relation thereto, or the receipt of any payments with respect to the Notes.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person to the Company or any Guarantor and to any jurisdiction in which the Company or any Guarantor is organized or is otherwise resident or conducts business for tax purposes or any jurisdiction from or through which payment is made by the Company or any Guarantors or their respective agents.

Redemption for Changes in Withholding Taxes

The Company will be entitled to redeem the Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

•	a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Relevant Taxing Jurisdiction, which change or amendment is announced after the Issue Date; or

•	any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after the Issue Date;

and, in each case, the Company cannot avoid such obligation by taking reasonable measures available to it.

Before the Company publishes or mails notice of redemption of the Notes as described above, the Company will deliver to the Trustee an officers’ certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an opinion of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations. No such notice of redemption may be given more than 60 days before or more than 270 days after the Company first becomes liable to pay any Additional Amounts as a result of a change or amendment described above.

Optional Redemption

Except as set forth above under “— Redemption for Changes in Withholding Taxes”, and as set forth below, the Company will not be entitled to redeem the Notes prior to September 1, 2006.

On and after September 1, 2006, the Company will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 1 in the years indicated below:

Period	Redemption Price
2006	104.000%
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

In addition, prior to September 1, 2007, the Company may, at its option, on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount) equal to the sum of (i) 100% plus (ii) the interest rate per annum (expressed as a percentage) in effect on the date which notice is given, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided that

•	at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

•	each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection and Notice of Redemption

If the Company is redeeming less than all of the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

Notes redeemed in part will be redeemed only in principal amounts of US$1,000. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. The Company will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company fails to redeem the Notes, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the captions “— Change of Control”, “— Annual Reduction Offer” and “Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), the Company will be required to offer to purchase each Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or otherwise has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

(2) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(3) the adoption or approval by the Board of Directors or shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger or consolidation of another Person with or into the Company, or the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by one or more Permitted Holders) or group of related persons for purposes of Section 13(d) of the Exchange Act, other than a transaction following which (A) in the case of a merger or consolidation transaction, securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person (or any parent thereof) in such merger or consolidation transaction and (B) in the case of such a sale, lease, exchange or other transfer of assets transaction, the transferee Person becomes a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, the Company will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that the Company is making an offer, and such Holder has the right to require the Company, to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control Offer feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management of the Company. The Change of Control Offer feature is a result of negotiations between the Company, and the initial purchasers. The Company does not have any present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time of the Company or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”, “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions”. Such restrictions can only be waived with the consent of the holders of a majority principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement may prohibit the Company from purchasing any Notes, and provide that the occurrence of certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Future indebtedness that the Company may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the repurchase of the Notes by the Company could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control will be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available to the Company when necessary to make any required repurchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes prior to the time the Company has become obligated to make such offer.

Annual Reduction Offer

On August 1, 2006, and on each subsequent August 1 thereafter until and including August 1, 2011 (each an “Annual Reduction Date”), the Company will be required to offer, on a pro rata basis, to purchase Notes in an aggregate principal amount of US$3.8 million at a purchase price in cash equal to 100% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that Notes held, directly or indirectly, by the Company or any of its Affiliates shall not be eligible for such offer.

On or prior to each Annual Reduction Date, the Company will mail a notice to each Holder with a copy to the Trustee (the “Annual Reduction Offer”) stating:

(1) that an Annual Reduction Date has occurred, and that the Company is making an offer, on a pro rata basis, to purchase Notes in an aggregate principal amount of US$3.8 million at a purchase price in cash equal to 100% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date), and each Holder of Notes, other than (directly or indirectly) the Company or any Affiliate of the Company, has the right to require the Company to purchase such Holder’s pro rata share of such Notes;

(2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3) the instructions, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

The Company’s ability to pay cash to the Holders of Notes following the occurrence of an Annual Reduction Date will be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available to the Company when necessary to make any required repurchases.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with an Annual Reduction Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the foregoing covenant by virtue of its compliance with such securities laws or regulations.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided that the Company and any Guarantor may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing, or would occur as a consequence of such Incurrence, and the Consolidated Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements have been or are available immediately preceding the date on which such Indebtedness is Incurred would have been at least (i) 1.75 to 1.0, if such Indebtedness is Incurred on or prior to December 31, 2005 and (ii) 2.0 to 1.0, if such Indebtedness is Incurred on or after January 1, 2006, respectively, as if such Indebtedness had been Incurred at the beginning of such four-quarter period.

(b) Notwithstanding the foregoing paragraph (a), the Company, any Guarantor or the Restricted Subsidiaries, as applicable, may Incur, to the extent provided below, the following Indebtedness:

(1) Indebtedness Incurred by the Company or any Guarantor pursuant to the Credit Agreement; provided, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $40.0 million at the time such Indebtedness was incurred;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or (ii) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to its Notes Guarantee;

(3) Indebtedness of the Company under the Notes and of each Guarantor pursuant to its Note Guarantee;

(4) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (but excluding Indebtedness described in clause (1), (2) or (3) of this paragraph (b));

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and excluding therefrom any of such Indebtedness that is extinguished, retired or repaid in connection with such acquisition; provided that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) or (6) of this paragraph;

(7) Hedging Obligations Incurred to protect the Company and its Restricted Subsidiaries;

(8) Indebtedness (including Capital Lease Obligations) of the Company or any Restricted Subsidiary (including any Refinancing Indebtedness with respect thereto) Incurred, in the ordinary course of business, to finance the acquisition, construction or improvement of any fixed or capital assets used or useable in a Related Business, including any Indebtedness assumed in connection with the acquisition of any such assets, in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, does not exceed the greater of (i) $10.0 million or (ii) 5% of Consolidated Tangible Assets (measured at the time of the original incurrence of such Indebtedness, in the case of a Refinancing);

(9) Indebtedness of the Company or any Restricted Subsidiary arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any Restricted Subsidiary or any business or fixed or capital assets of the Company or a Restricted Subsidiary; provided, however, (A) such Indebtedness is not reflected as a liability on the balance sheet of the Company or any Restricted Subsidiary and (B) the maximum liability therefor shall not exceed the gross cash proceeds actually received by the Company or a Restricted Subsidiary in connection with such disposition;

(10) any Guarantee by the Company or a Guarantor of any Indebtedness permitted to be Incurred pursuant to paragraph (a) or pursuant to the Indenture; provided that a Guarantee of any Indebtedness of a Restricted Subsidiary that ceases to be a Restricted Subsidiary shall be deemed to be an Investment other than a Permitted Investment, and subject to compliance with related provisions of the Indenture, at the time its Restricted Subsidiary status terminates in an amount equal to the maximum principal amount as guaranteed for so long as such Guarantee remains outstanding;

(11) Indebtedness of the Company or any Restricted Subsidiary in respect of bid, performance, surety or appeal bonds issued for the account and benefit of the Company or a Restricted Subsidiary and provided in the ordinary course of business of the Company and the Restricted Subsidiaries; and

(12) in addition to the items referred to in the preceding clauses (1) through (11) above, Indebtedness of the Company and the Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (12) and then outstanding will not exceed $2.5 million at any time outstanding.

(c) Notwithstanding the foregoing, the Company will not, and will not permit any Guarantor or Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof (or in the case of any Guarantee pursuant to the foregoing paragraph (b), if the proceeds of direct Indebtedness so Guaranteed) are used, directly or indirectly, to Incur or Refinance any Subordinated Obligations of the Company or any Guarantor or Restricted Subsidiary unless such Indebtedness shall be subordinated to the Notes or relevant Note Guarantee, as applicable, to at least the same extent as such as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above in paragraph (b) or is entitled to be incurred pursuant to paragraph (a) of this covenant, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later classify or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and (ii) at each such time, the Company will be entitled to divide, classify and reclassify an item of Indebtedness in more than one of the types of Indebtedness described above.

(e) The Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes and the relevant Note Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor or Restricted Subsidiary, as the case may be.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company would not be permitted to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed, after giving effect to adjustments in the following paragraph (b), the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter in which the Issue Date to the end of the most recent fiscal quarter for which financial statements are available on or prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of the Company issued after the Issue Date is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

(D) an amount equal to the sum of (y) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person after the Issue Date resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (z) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made and treated as a Restricted Payment by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions of this covenant will not prohibit any of the following:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Guarantor made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments in clause (3) of paragraph (a) above and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Guarantor made by exchange for, or out of the net cash proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness; provided that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments in clause (3) of paragraph (a) above;

(3) the repurchase or other acquisition of shares of Capital Stock of the Company of any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed $500,000 in any calendar year; provided, further, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments in clause (3) of paragraph (a) above;

(4) the payment of a dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted by the provisions of paragraph (a) of this covenant on the date of its declaration; provided that any such dividend made in reliance on this paragraph shall be included in the calculation of the amount of Restricted Payments in clause (3) of paragraph (a) above;

(5) dividends on Disqualified Stock to the extent included in the definition of Consolidated Interest Expense; provided that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments in clause (3) of paragraph (a) above; or

(6) so long as no Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate principal amount since the Issue Date not exceeding $10.0 million; provided that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments in clause (3) of paragraph (a) above.

The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Board of Directors of the Company and as evidenced by a resolution of the Board of Directors of the Company set forth in an officers’ certificate delivered to the Trustee) on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment. Not later than (1) the end of any calendar quarter in which any Restricted Payment is made or (2) the making of a Restricted Payment which, when added to the sum of all previous Restricted Payments made in a calendar quarter, would cause the aggregate of all Restricted Payments made in such quarter to exceed $1.0 million, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payments were permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company’s latest available financial statements.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date which encumbrance or restriction does not relate to any Person other than such Restricted Subsidiary;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B), (F) or (G) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A), (B), (F) or (G) of clause (1) of this covenant or this clause (C); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment taken as a whole are no more restrictive than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any such encumbrance or restriction (i) consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder or (ii) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(E) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) the Credit Agreement in effect after the Issue Date to the extent its provisions are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions, and transfer of property restrictions, than those contained in the Credit Agreement as in effect on the Issue Date;

(G) the Indenture, the Notes, the Note Guarantees and the Security Documents;

(H) any future Liens that may be permitted to be granted under, or incurred not in breach or violation of, any other provision of the Indenture;

(I) customary provisions in joint ventures and similar agreements (relating solely to the respective joint venture or similar entity); and

(J) restrictions under applicable laws, rules or regulations; and

(2) with respect to clause (c) only,

(A) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages and such Indebtedness was Incurred not in breach or violation of any provision of the Indenture; and

(B) any encumbrance or restriction by virtue of any transfer or agreement to transfer, option or right with respect to, or Lien on, any property or assets of any Restricted Subsidiary not otherwise prohibited by the Indenture.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition (including a Sale of Collateral) unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of, or any combination of, (i) cash or cash equivalents and (ii) Additional Assets; and

(3) in the case of a Sale of Collateral, the Collateral Agent is immediately granted a perfected first priority security interest (subject only to Permitted Collateral Liens) in the Net Sale Consideration therefor received by the Company or such Restricted Subsidiary as additional Collateral under the Security Documents to secure the Secured Obligations, and, in the case of cash or cash equivalents constituting Net Sale Consideration, such cash or cash equivalents must be deposited into a segregated account under the sole control of the Collateral Agent that includes only proceeds from the Sale of Collateral and interest earned thereon (an “Asset Sale Proceeds Account”), all on terms provided for in the Security Documents (which may include, at the Collateral Agent’s reasonable request, customary officers’ certificate and legal opinions and shall include release provisions requiring the Collateral Agent to release deposits in the Asset Sale Proceeds Account as necessary to permit the Company or such Restricted Subsidiary to apply such Net Sale Consideration in the manner described below, unless the Collateral Agent has received written notice that a Default or Event of Default has occurred and is continuing);

provided, that any Asset Disposition pursuant to any loss, destruction or damage to an asset, a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Lien incurred not in violation of the covenant described under the caption “Certain Covenants — Limitation Liens” or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this paragraph.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (i) the assumption of all Indebtedness of the Company or any Restricted Subsidiary (other than liabilities that are Subordinated Obligations), and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness, in connection with such Asset Disposition; and (ii) securities received by the Company or any Restricted Subsidiary from the transferee which are promptly converted by the Company or such Restricted Subsidiary into cash.

(b) Within 365 days after the receipt of any Net Available Cash from an Asset Disposition, other than a Sale of Collateral, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Available Cash:

(1) first, to the extent the Company elects, or is required by the terms of any Indebtedness, to prepay, repay, redeem or purchase Senior Indebtedness (other than any Disqualified Stock) of the Company or such Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); and

(2) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (1), to the extent the Company elects, to acquire Additional Assets;

provided, however, that (i) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (1) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, and (ii) the Company or the applicable Restricted Subsidiary will be deemed to have complied with clause (2) above if, within 365 days of such Asset Disposition, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with clause (2), and that expenditure or Investment is completed within a date one year and six months after the date of such Asset Disposition. Pending application of such Net Available Cash pursuant to this covenant, such Net Available Cash shall temporarily be invested in Temporary Cash Investments or applied temporarily to reduce revolving credit

Indebtedness. Any Net Available Cash from Asset Dispositions, other than a Sale of Collateral, described in this paragraph that is not applied or invested as provided in the paragraph (b) shall be deemed to constitute “Excess Asset Disposition Proceeds”.

When the aggregate amount of Excess Asset Disposition Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and holders of each other series of Indebtedness that ranks by its terms pari passu in right of payment with the Notes and the terms of which contain substantially similar requirements with respect to the application of net proceeds from asset sales as are contained in the Indenture (an “Asset Sale Offer”) to purchase on a pro rata basis (with the Excess Asset Disposition Proceeds prorated between the holders of Notes and such holders of pari passu Indebtedness based upon outstanding aggregate principal amounts) the maximum principal amount of the Notes and such other Indebtedness that may be purchased or prepaid, as applicable, out of the prorated Excess Asset Disposition Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Disposition Proceeds, the Company and such Restricted Subsidiary may use any remaining Excess Asset Disposition Proceeds for general corporate purposes and any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes and such other Indebtedness surrendered by holders thereof exceeds the amount of the prorated Excess Asset Disposition Proceeds, the Company shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of each such offer to purchase, the amount of Excess Asset Disposition Proceeds shall be reset at zero.

(c) Within 365 days after the receipt of any Net Sale Consideration from an Asset Disposition that constitutes a Sale of Collateral, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Sale Consideration:

(1) first, to the extent the Company is required by the terms of the Credit Agreement, to prepay or repay Credit Facility Obligations, provided, however, that in connection with any such prepayment or repayment, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid or repaid; and

(2) second, to the extent the Company elects, to prepay or repay Credit Facility Obligations or repurchase and redeem any Notes, provided, however, that in connection with any such prepayment or repayment, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness, that in connection with the Credit Facility Obligations, shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid or repaid, and in connection with the Notes, shall otherwise comply and be in compliance with the Indenture; and

(3) third, to the extent of the balance of such Net Sale Collateral Consideration after application in accordance with clause (1), to the extent the Company elects, to acquire (or enter into a definitive contract to acquire, provided that the acquisition related thereto is completed within a date one year and six months after the date of such Asset Disposition) Additional Assets;

provided, in each such case, the Collateral Agent shall immediately be granted a perfected first priority security interest (subject to Permitted Collateral Liens) on all of the assets acquired with such Net Sale Consideration as Collateral under the Security Documents to secure the Secured Obligations, all on terms provided for in the Security Documents (which may include, at the Collateral Agent’s reasonable request, customary officers’ certificates and legal opinions). Any Net Sale Consideration from the Sale of Collateral that is not applied or invested as provided this paragraph (c) shall be deemed to constitute “Excess Proceeds from the Sale of Collateral”.

When the aggregate amount of Excess Proceeds from the Sale of Collateral exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes (a “Collateral Proceeds Offer”) to purchase or redeem or repay, as applicable, on a pro rata basis (with such Excess Proceeds from the Sale of Collateral prorated between the Holders of the Notes and holders of Credit Agreement Indebtedness based upon outstanding aggregate principal amounts) the maximum principal amount of the Notes that may be purchased, and the Credit Agreement Indebtedness that may be prepaid, in each case, out of such Excess Proceeds from the Sale of Collateral, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and Credit Agreement Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to such Collateral Proceeds Offer is less than such Excess Proceeds from the Sale of Collateral, the Company and such Restricted Subsidiary may use any remaining Excess Proceeds from the Sale of Collateral, free and clear of any Liens created by any Security Documents or otherwise for the benefit of any holder of Secured Obligations, for general corporate purposes and any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes and Credit Agreement Indebtedness surrendered by holders exceeds the amount of such prorated Excess Proceeds from the Sale of Collateral shall select the Notes to be purchased on a pro rata basis and the administrative agent for the Credit Agreement will select the Credit Agreement Indebtedness to be repaid on a pro rata basis. Upon completion of the offer to purchase, the amount of Excess Proceeds from the Sale of Collateral shall be reset at zero.

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in clause (1) are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution; and

(3) if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3) loans or advances to employees in the ordinary course of business but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

(4) in addition to the loans and advances referred to in the preceding clause (3), loans or advances to Affiliates of the Company but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

(5) customary indemnities made in the ordinary course of business to employees or directors of the Company and the Restricted Subsidiaries;

(6) the payment of reasonable fees to directors of the Company and the Restricted Subsidiaries who are not employees of the Company or the Restricted Subsidiaries;

(7) any transaction between or among (x) the Company and the Restricted Subsidiaries and (y) the Restricted Subsidiaries;

(8) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; and

(9) the sale by the Company or a Restricted Subsidiary of any real property (and related fixtures or appurtenances), or of the Capital Stock of the Subsidiary that owns such real property, provided that such real property is the only significant asset owned by such Subsidiary, to a Permitted Holder for consideration in an amount equal to the book value of such assets as reflected in the then recently available consolidated financial statements of the Company but not to exceed $3.0 million.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on (i) any Collateral, except pursuant to a Security Document or Permitted Collateral Liens or (ii) any of its properties that are not Collateral, other than Permitted Liens.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under “— Limitation on Liens”;

(2) the gross proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors of the Company) of such property; and

(3) the transfer of such property is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock.”

Merger and Consolidation

The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be the Company or a corporation organized and existing under the laws of Canada or any province thereof or the United States of

America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Exchange Notes, the Indenture, the Security Documents and, if then in effect, the Registration Rights Agreement;

(2) immediately before and after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction had it occurred at the beginning of the applicable four-quarter period, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”;

(4) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and all Security Documents and that all necessary actions have been taken to preserve the priority and perfection of the Liens of all Security Documents; and

(5) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

Upon due and complete compliance with the foregoing, the Successor Company (if other than the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, and the predecessor Company, except in the case of a conveyance, transfer or lease, shall be released from the obligations under the Notes and the Indenture.

Future Guarantors

If

(i) (A) the Company or any of the Restricted Subsidiaries forms or acquires a Restricted Subsidiary which, or (B) any Restricted Subsidiary (other than a Guarantor) that exists on the Issue Date (including, without limitation, any Initial Non-Guarantor) at any time following the Issue Date, in either case, Incurs Indebtedness other than Indebtedness owed to, or a Guarantee in favor of, the Company or a Guarantor, which in either case is Incurred in compliance with the provisions of the Indenture, then with respect to such Subsidiary, or

(ii) as of the end of any fiscal quarter, the Restricted Subsidiaries that are not then Guarantors own net assets that have an aggregate fair market value (as determined in good faith by the Board of Directors of the Company) equal to or greater than 5% of the Consolidated Tangible Assets at the end of such quarter, then the Company will designate one or more of such Restricted Subsidiaries to become Guarantors such that after giving effect to such designation or designations, as the case may be, the total net assets owned by all such remaining non-Guarantor Restricted Subsidiaries will have an aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of less than 5% of the Consolidated Tangible Assets, then with respect to each such designated Restricted Subsidiary, within 30 days following the date on which it Incurs Indebtedness (in the case of clause (i) above) or is designated (in the case of clause (ii) above), as the case may be, and the Company will cause such Subsidiary to Guarantee the Notes and, if required by the provisions of the Indenture or the Security Documents, become a party to the Security Documents and a supplemental indenture on the terms and conditions set forth in the Indenture.

Limitation on Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into in any material respect any line of business other than a Related Business.

Payments for Consent

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Note Guarantee, any Security Document or any other Note Document unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

The Indenture provides that whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company will furnish to the Trustee and to each holder of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports applicable to a foreign private issuer which would be required to be filed with the SEC if the Company were required to file such reports; and

(2) all current reports applicable to a foreign private issuer which would be required to be filed with the SEC if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request; provided that if at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, in lieu of filing such reports with the SEC, the Company may post the reports referred to in the preceding paragraph which were otherwise required to be filed with the SEC on its website within the time periods that would apply if the Company were required to file those reports with the SEC; provided, further, it shall in any event continue to provide copies of such reports to the Trustee and each holder of the Notes as above provided.

In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest or Additional Amounts on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or any Guarantor to comply with its obligations under “— Change of Control”, “— Annual Reduction Offer”, “— Certain Covenants” under “— Limitation on Sales of Assets and Subsidiary Stock” or “— Merger and Consolidation” above;

(4) (i) the failure by the Company or any Guarantor, as the case may be, to comply for 30 days after notice with any of its obligations in the covenants described above or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments,”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Affiliate Transactions”, “— Limitation on Liens”, “— Limitation on Sale/Leaseback Transactions”, “— Future Guarantors” and “— SEC Reports”;

(5) the failure by the Company or any Guarantor, to comply for 60 days after notice with its other agreements contained in the Indenture, the Notes or in any of the Security Documents;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity; and

in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or move; provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) certain events of bankruptcy, insolvency or reorganization of the Company, any Guarantor, any Significant Subsidiary or any group of Restricted Subsidiaries which, taken together, would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure of the Company, any Guarantor, any Significant Subsidiary or any group of the Restricted Subsidiaries which, when taken together, would constitute a Significant Subsidiary to pay any judgment, or judgments aggregating, in excess of $10.0 million, which judgment or judgments, as the case may be, are not discharged, waived or stayed for a period of 60 consecutive days following such judgment (the “judgment default provision”);

(9) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or any Guarantor denies or disaffirms its obligations under its Note Guarantee; or

(10) any Security Document or any Lien purported to be created or granted thereby on any one or more items of Collateral is held in any judicial proceeding to be unenforceable or invalid, in whole or part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the Indenture or any Security Documents) to be fully enforceable and perfected.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default, and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries which, taken together, would constitute a Significant Subsidiary occurs and is continuing, the principal of and premium, if any, and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within the later of 90 days after it occurs or 10 days after the Trustee learns of the Default. Except in the case of a Default in the payment of principal of or premium, if any, and interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the Security Documents and the Notes may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” or “— Redemption for Changes in Withholding Taxes”;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note or any Note Guarantee, or release any Guarantor from its Note Guarantee except as provided in the Indenture;

(9) except as expressly provided in the Indenture or any Security Document, release all or substantially all of the Liens on the Collateral;

(10) make any change in the provisions of the Indenture described under “ — Additional Amounts” that adversely affects the rights of any Holder to receive Additional Amounts; or

(11) make any change to the provisions described under “ — Change of Control” after a Change of Control has occurred, or any change to the provisions under “— Annual Reduction Offer” after an Annual Reduction Date has occurred, or any change to the provisions of “ — Limitation on Sales of Assets and Subsidiary Stock” after the Company has become obligated to offer to purchase Notes.

Without the consent of any Holder of the Notes, the Company, the Trustee and the Collateral Agent, as the case may be, may amend the Indenture, the Notes or any Security Document:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company or any Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add additional Guarantors under the Indenture or add Collateral with respect to, or to further secure, the Notes, or to release a Guarantor or Collateral (or a portion thereof) permitted by, and pursuant to the provisions of, the Indenture;

(5) to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(6) to make any change that does not adversely affect the rights of any holder of the Notes (and for purposes of the foregoing, any change in the Indenture, the Notes, the Note Guarantees or the Security Documents made to conform such documents to the descriptions thereof in this prospectus shall be deemed not to adversely affect the rights of any holder of Notes);

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(8) as otherwise provided in the Indenture or Security Documents, as the case may be.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control, prior to the occurrence of a Change of Control, or Asset Disposition, prior to the Company becoming obligated to make an offer to purchase Notes, may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company will be required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes, which shall survive until all Notes have been canceled and the payment, indemnity and contribution obligations of the Company in favor of the Trustee) as to all outstanding Notes when the Company has paid all sums payable by it under the Indenture and either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2) (i) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “— Optional Redemption”, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars in an amount as will be sufficient, without consideration of reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, premium, if any, and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation, and (ii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an officer’s certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been completed. The Collateral will be released as provided above under the caption “— Security — Release of Security Interests” upon a discharge of the Indenture in accordance with the provisions described in this section.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due (but not the Change of Control Payment or the payment pursuant to an applicable offer pursuant to the applicable provisions of the Indenture relating to an Annual Reduction Date or Asset Dispositions, as the case may be) from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, the Collateral Agent and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligation of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default arising from a breach of covenants due to the Incurrence of Indebtedness the proceeds of which are used to make such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit (other than a Default or an Event of Default arising from a breach of covenants due to the Incurrence of Indebtedness the proceeds of which are used to make such deposit);

(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the covenant Defeasance have been complied with.

The Collateral will be released as provided above under the caption “— Security — Release of Security Interests” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described in this section. The Note Guarantees will be released upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described in this section.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default actually known to the Trustee occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the same degree of care as a prudent person would under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture, any Security Document or any other Note Document at the request of any holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture, Security Document or any other Note Document.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary, in its capacity as such, will have any liability for any obligations of the Company or any Restricted Subsidiary under the Notes, the Note Guarantees, any Security Document, the Indenture or any other Note Document or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Enforceability of Judgments

Since most of the Company’s operating assets and the operating assets of the Company’s Subsidiaries are situated outside the United States, any judgment obtained in the United States against any of them, including judgments with respect to the payment of principal, premium, interest, Additional Amounts, redemption price and any purchase price with respect to the Notes, may not be collectible within the United States.

The Company has been informed by its Nova Scotia counsel, McInnes Cooper, that in such counsel’s opinion, the laws of the Province of Nova Scotia (the “Province”) and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province on a final and conclusive judgment in personam of a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in The City of New York (the “New York Court”), that is subsisting and unsatisfied respecting the enforcement of the Notes, the Security Documents or the Indenture, that is not impeachable as void or voidable under the laws of the State of New York and that is for a sum certain in money if:

(a) that judgment was not obtained by fraud or in a manner contrary to “natural justice” and the enforcement of that judgment would not be inconsistent with “public policy” as such terms are applied by the courts of the Province;

(b) the New York Court did not act either without jurisdiction under the conflict of laws rules of the laws of the Province; or without authority, under the laws in force in New York, to adjudicate concerning the cause of action or subject matter that resulted in the judgment or concerning the person of that judgment debtor;

(c) the defendant was duly served with the process of the New York Court or appeared to defend such process other than only to contest the jurisdiction of the Court;

(d) the judgment is not contrary to the final and conclusive judgment of another jurisdiction;

(e) the enforcement of that judgment does not constitute, directly or indirectly, the enforcement of foreign revenue expropriatory or penal laws or similar laws;

(f) the enforcement of the judgment would not be contrary to any order made by the Attorney-General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada) or the Governor in Council under the United Nations Act (Canada) or the Special Economic Measures Act (Canada);

(g) there has been compliance with applicable limitations law;

(h) the judgment was not, directly or indirectly, for the payment of taxes, or other charges of a like nature or of a fine or other penalty;

(i) the judgment was not based on a clear mistake of law or fact;

(j) there has been no prior judgment in another court between the same parties concerning the same issues as are dealt with in the judgment to be enforced in the Province; and

(k) no new admissible evidence that could not have been discovered and brought to the attention of the New York Court through the exercise of reasonable diligence by the defendant or any right or defense relevant to the action accrues or is discovered prior to the rendering of the judgment by the Courts of the Province.

Under the Currency Act (Canada) a Nova Scotia court may only give judgment in Canadian dollars.

The Company has been informed by its Barbados counsel, Paula S. Lett, that in such counsel’s opinion

(a) a Court of competent jurisdiction in Barbados (a “Barbados Court”) would recognize the choice of law of the State of New York (“New York Law”) as the proper law governing the Indenture and the Exchange Notes and attached Guarantees related to the Exchange Notes, provided that such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of another jurisdiction), and provided that such New York law is not contrary to public policy as that term is applied by a Barbados Court;

(b) submission by the Barbados Subsidiary Guarantors to the jurisdiction of the federal or state courts located in the Borough of Manhattan in the City of New York would be recognized by a Barbados Court as a valid submission to the jurisdiction of such courts but a Barbados court may not be bound by a decision of such a foreign court in certain circumstances, i.e., if the decision of the foreign court was contrary to public policy, natural or substantial justice as such terms are applied by a Barbados Court, or was obtained by fraud;

(c) if any Security Document is sought to be enforced in Barbados in accordance with the laws applicable thereto as chosen by the parties, namely New York Law, a Barbados Court would enforce a final and conclusive order of a New York Court for a definite sum which is not for penalties or multiple damages, against the Barbados Subsidiary Guarantors provided that such order is not contrary to public policy, natural or substantial justice as such terms are applied by a Barbados Court, and was not obtained by fraud;

(d) the laws of Barbados permit an action to be brought in a court of competent jurisdiction in Barbados to enforce a final and conclusive judgment in personam of a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in The City of New York (the “New York Court”) that is subsisting and unsatisfied respecting the enforcement of the Security Documents, for a certain sum in money provided that such judgment order is not contrary to public policy, natural or substantial justice as such terms are applied by a Barbados Court, and was not obtained by fraud.

Consent to Jurisdiction and Service

The Company and each Guarantor appointed Wilmington Trust FSB, 520 Madison Avenue, 33rd Floor, New York, New York 10022 as its agent for actions relating to the Notes, the Indenture and the Security Documents or brought under U.S. Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Governing Law

The Indenture, the Notes, the Registration Rights Agreement and the Collateral Agency Agreement are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1) any property, equipment or other capital assets used in a Related Business;

(2) the Capital Stock of a Person primarily engaged in a Related Business that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, in the case of a Sale of Collateral, such property, equipment or other assets shall consist solely of Replacement Vessel Assets, and the principal assets owned by any such Person shall consist of Replacement Vessel Assets.

“Affiliate” of any specified Person means:

(1) any other Person, directly or indirectly, controlling or controlled by; or

(2) under direct or indirect common control with such specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments,” “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 25% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer, exchange or other disposition (or series of related sales, leases, transfers, exchanges or dispositions) by the Company or any Restricted Subsidiary, including, without limitation, any disposition by means of a merger, consolidation or similar transaction, by the way of a sale and leaseback or pursuant to loss, destruction, damage, condemnation or similar taking, (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets or rights of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (y) a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment and (z) a disposition of all or substantially all the assets of the Company or the Company and the Restricted Subsidiaries taken as a whole, by merger or otherwise, in accordance with the provisions of the Indenture described above under the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of an asset or pursuant to a series of related dispositions, assets with a fair market value of less than $5.0 million;

(D) grants of Liens permitted by “— Certain Covenants — Limitation on Liens” or made pursuant to any Security Document and dispositions pursuant thereto;

(E) any charter of vessels of the Company or of any Restricted Subsidiary entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary is the lessor, except any such charter that provides for the acquisition of such vessel by the lessee during or at the end of the term thereof for an amount that is less than their fair market value at the time the right to acquire such properties or assets occur;

(F) real property or Capital Stock sold in accordance with clause (b)(9) of the covenant described under “— Certain Covenants — Limitation on Affiliate Transactions”; and

(G) sales of obsolete and not practically useable or worn-out equipment in the ordinary course of business.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the Notes, compounded quarterly) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” in respect of a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a legal holiday.

“Canadian Dollar Equivalent” means, with respect to any monetary amount in a currency other than the Canadian dollar, at or as of any time for the determination thereof, the amount of Canadian dollars obtained by converting such foreign currency involved in such computation into Canadian dollars at the spot rate for the purchase of Canadian dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased thereby.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated the Issue Date, executed and delivered by the Company, certain Guarantors, the Trustee, the Credit Agreement administrative agent and the Collateral Agent, on terms as provided in the Indenture and otherwise on customary terms reasonably satisfactory to the Trustee and the administrative agent for the Credit Agreement, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or part, from time to time, in accordance with its terms.

“Collateral Agent” means Wilmington Trust Company, in its capacity as collateral agent under the Collateral Agency Agreement, together with its successor in such capacity.

“Commodity Hedging Agreement” means, in respect of a Person, any agreements or arrangements designed to protect such Person against fluctuations in the price of any commodity, in each case, entered into in the ordinary course of business and in connection with the conduct of such Person’s business and not for speculative purposes.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (y) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (z) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any Revolving Credit Facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition or improvement of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business (which for purposes of the foregoing, shall be deemed to include any vessel acquired for use in a Related Business), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, determined in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

(2) amortization of debt discount, premium and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest payments and expense;

(5) the interest component of any deferred payment obligations;

(6) commissions, discounts and other fees and charges Incurred in respect to letters of credit and bankers’ acceptance financing;

(7) net payments pursuant to, and other net costs associated with, Hedging Obligations (including amortization of fees);

(8) dividends in respect of all Disqualified Stock of the Company or Preferred Stock of any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Disqualified stock or Preferred Stock);

(9) interest incurred in connection with Investments in discontinued operations; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

in each case, whether paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period).

“Consolidated Net Income” means, for any period, the consolidated net income of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(A) subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3) any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4) extraordinary gains or losses;

(5) the cumulative effect of a change in accounting principles; and

(6) any unrealized non-cash gains or losses in respect of currency fluctuations.

Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Tangible Assets” means, as of any date of determination, (i) the total assets less, (ii) to the extent otherwise included and without duplication, the sum of (a) accumulated depreciation and amortization, (b) allowances for doubtful receivables, (c) other applicable reserves and other property deductible items (for example, unamortized debt discount and expenses and other unamortized costs and charges), (d) excess of cost over fair value of assets of business acquired, as determined in good faith by the Board of Directors of the Company, (e) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied, (f) treasury stock, (g) cash set apart and held in a sinking or other analogous fund established for the redemption or other retirement of Capital Stock or Indebtedness, (h) Investments in and assets of Unrestricted Subsidiaries, (i) goodwill and other intangibles, in each case as shown on the balance sheet of the Company and the Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the Credit Agreement dated as of August 26, 2004, among the Company, as borrower, certain Subsidiaries of the Company, the other credit parties and lenders party thereto and Fortis Capital Corp., as administrative agent and lender, and Fortis Capital Corp., as arranger, together with the related documents thereto (including any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders, and whether involving the same or different group of the Company and Restricted Subsidiaries as principal obligors or guarantors.

“Credit Facility Obligations” means (i) the principal of (in a maximum outstanding amount of $40.0 million), and accrued interest on, such Indebtedness of the Company Incurred under the Credit Agreement and (ii) all other Obligations under the Credit Agreement and, as related to the Credit Agreement, the Security Documents.

“Currency Agreement” means, in respect of a Person, any agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case, entered into in the ordinary course of business and in connection with the conduct of such Person’s business and not for speculative purpose.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Vessels” mean (i) those certain four (4) Vessels that as of the Issue Date are registered under the names the Thebaud Sea, Venture Sea, Burin Sea and Trinity Sea, respectively, and (ii) such other one or more Vessels, if any, which the Credit Agreement administrative agent and the Company jointly notify the Trustee are to be included as a Designated Vessel pursuant to compliance with the asset maintenance coverage requirements of the Credit Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the 91st day following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day following the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“dollars” or “$” means Canadian dollars. Whenever the covenants or default provisions or definitions in the Indenture refer to an amount in Canadian dollars, that amount will be deemed to refer to the Canadian Dollar Equivalent of the amount of any obligation denominated in any other currency or currencies, including composite currencies and, in any case, no subsequent change in the Canadian Dollar Equivalent after the applicable date of determination will cause such determination to be modified.

“EBITDA” for any period means the sum of Consolidated Net Income, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenditures in the future); and

(5) solely with respect to the calculation of EBITDA for each quarterly period ending on or before June 30, 2005, and without duplication of any of the amounts in the preceding clauses (1) through (4), (i) the write-off of deferred corporate transaction costs related to a previous corporate financing transaction which, in the aggregate, are not in excess of $1.2 million, (ii) breakage costs incidental to the Indebtedness and lease obligations being discharged substantially contemporaneous with the original issuance of the Notes which, in the aggregate, are not in excess of $2.0 million and (iii) the write-off of deferred finance costs incurred in relation to the Indebtedness and lease obligations described in clause (ii) which, in the aggregate, are not in excess of $2.5 million;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means any sale for cash of Capital Stock of the Company (excluding sales made to any Restricted Subsidiary and excluding sales of Disqualified Stock) (i) to the public pursuant to an effective registration under the Securities Act or similar laws of Canada or any province thereof or (ii) in a private placement pursuant to an exemption from registration requirements of the Securities Act or similar laws of Canada or any province thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Government Securities” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clause (i) or (ii) above, are not callable or redeemable at the option of the issuers thereof; or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such Government Securities or a specific payment of interest on or principal of any such Government Securities held by such custodian for the account of holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities evidenced by such depository receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means (i) 3013563 Nova Scotia Limited, Secunda Marine International Incorporated, Secunda Marine Services Limited, Secunda Global Marine Incorporated, JDM Shipping Inc., International Shipping Corporation Inc., Secunda Global International Inc., Navis Shipping Incorporated, Secunda Atlantic Incorporated, Secunda Marine Atlantic Limited and Offshore Logistics Incorporated, (ii) each Restricted Subsidiary that becomes a guarantor of the Notes pursuant to the covenant described under “— Certain Covenants — Future Guarantors”, and (iii) each Restricted Subsidiary executing a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Note Guarantee is released in accordance with the terms thereof.

“Hedging Obligations” of any Person means the net obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means create, incur, issue, assume, Guarantee, incur or otherwise become liable for or with respect to, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness,” (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) the principal component of all obligations of such Person issued or assumed as the deferred purchase price of property due more than six months after the acquisition of such property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6) the principal component of all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) the principal component of all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, net Hedging Obligations of such Person;

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the principal amount of any noninterest bearing or other discount security at any date will be the principal amount thereof that would be shown on a balance sheet of such Person dated such date prepared in accordance with GAAP.

“Independent Qualified Party” means an independent investment banking firm, accounting firm or appraisal firm, in each case of industry recognized standing; provided that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means, in respect of a Person, any agreements or arrangements designed to protect such Person against fluctuations in interest rates accruing on Indebtedness for which it is liable, in each case, entered into in the ordinary course of business and in connection with conduct of such Person’s business and not for speculative purposes and in respect to a notional amount not in excess of the principal amount of such Indebtedness from time to time outstanding.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable or advances against supplies on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person (in each case other than in exchange for Capital Stock (other than Disqualified Stock) of the Company). Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the first date on which Notes are issued, August 26, 2004.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, a ship or vessel mortgage or encumbrance, any option or other agreement to sell or give a security interest in, and any filing of or agreement to give any financing statement under, the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Cash” from an Asset Disposition means the aggregate cash proceeds and cash equivalents received by the Company or any Restricted Subsidiary therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all accounting, investment banking, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition;

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Sale Consideration” from an Asset Disposition means the aggregate cash proceeds and cash equivalents received by the Company or any Restricted Subsidiary therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in respect of any Sale of Collateral, in each case net of:

(1) all accounting, investment banking, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or be accrued as a liability under GAAP, as a consequence of such Sale of Collateral;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Sale of Collateral, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Sale of Collateral, or by applicable law, be repaid out of the proceeds from such Sale of Collateral;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Sale of Collateral and retained by the Company or any Restricted Subsidiary after such Sale of Collateral.

“Non-Recourse Indebtedness” means Indebtedness or any other obligation:

(1) as to which neither the Company nor any Restricted Subsidiary, (a) provides any guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness); or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) the Incurrence of which will not result in any recourse against any of the assets of the Company or any Restricted Subsidiary; and

(3) no default with respect to which would permit (upon notice, lapse of time or any other event or condition, or any combination of the foregoing) any holder of any other Indebtedness or other obligation of the Company or any Restricted Subsidiary to declare pursuant to the express terms governing such Indebtedness or other obligation a default on such other Indebtedness or other obligation or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Documents” means the Indenture, the Notes, the Note Guarantees and the Security Documents.

“Note Obligations” means the Notes, Note Guarantees and all other Obligations of any Obligor under the Note Documents.

“Obligations” means all principal, premium, interest, penalties, fees, indemnifications, reimbursement obligations, damages, liabilities, costs, expenses and other amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Obligor” means each of the Company, the Guarantors and any other Persons that has granted to the Collateral Agent a Lien upon any of the Collateral as security for the Secured Obligations.

“Permitted Collateral Liens” means Liens described in clauses (2), (4), (6), (8), (17), (18), (19) and (20) of the definition of “Permitted Liens”.

“Permitted Holders” means (1) Alfred A. Smithers and his spouse or their lineal descendants, (2) any trust for the benefit of (or any trustee of such trust), corporation or partnership controlled, directly or indirectly, by one or more Persons described in clause (1) above or (3) any combination of the foregoing.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries consistent with sound business practices, but in any event in an aggregate amount not to exceed $2.0 million in the aggregate outstanding at any one time;

(7) in addition to the loans and advances referred to in the preceding clause (6), loans or advances to Affiliates of the Company but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

(8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(9) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(10) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or other rights to payment held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or other rights to payment or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Currency Agreements, Commodity Hedging Agreements and Interest Rate Agreements;

(12) one or more joint ventures or Unrestricted Subsidiaries engaged in a Related Business to the extent that the aggregate amount of all cash and cash equivalents invested by the Company and the Restricted Subsidiaries, taken as a whole, does not exceed the greater of $10.0 million or 5.0% of Consolidated Tangible Assets; and

(13) other Investments in Related Businesses which, when taken together with all other Investments made pursuant to this clause (13), do not exceed $5.0 million (with the fair market value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value);

provided, however, for the avoidance of doubt, in no event shall the Collateral, or any portion thereof, be used, directly or indirectly, to make any Investment pursuant to clause (12) or clause (13) above.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation or to support obligations to insurance companies in respect of deductibles, co-insurance claims or self-insured retention (and letter of credit obligations in respect thereof), or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or cash equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings that are being diligently contested or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution, in each case, other than for the benefit of the Holders;

(4) Liens for taxes, assessments, governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings being diligently contested; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(5) Liens in favor of issuers of surety bonds or letters of credit and bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit and bankers’ acceptances do not constitute Indebtedness;

(6) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness Incurred in accordance with the covenant described under “Certain Covenants — Limitation on Indebtedness” to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided that the Lien may not extend to any Collateral or other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property that do not constitute Collateral and that are affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under “— Certain Covenants — Limitations on Indebtedness”;

(9) Liens outstanding on the Issue Date and amendments thereto that are not more restrictive, taken on a whole, than the corresponding Lien on the Issue Date;

(10) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that any such Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(13) Liens securing obligations under Interest Rate Agreements entered into to protect against fluctuations in interest rates in the ordinary course of business, so long as such obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such obligations;

(14) Liens securing obligations related to Currency Agreements or Commodity Hedging Agreements entered into to protect against fluctuations in exchange rates and commodity prices in the ordinary course of business, so long as such obligations are secured solely by property that is not Collateral;

(15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien permitted under the Indenture (other than Liens in respect of Indebtedness that is retired by the Company or any Restricted Subsidiary on the Issue Date); provided that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness being Refinanced at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(16) Liens representing the interest or title of a lessor in connection with any operating lease or similar contract permitted under the Indenture;

(17) precautionary filings under the UCC or equivalent statute of any applicable jurisdiction;

(18) Liens securing the Notes and Note Guarantees;

(19) Liens for salvage or general average;

(20) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, in each case (i) of a maritime lien nature and (ii) not involving a claim the delinquency of which (A) has resulted in the, or could reasonably result in the imminent, risk of sale, forfeiture, hindrance to operation or loss of a vessel or (B) has resulted in a matured claim for the payment of money in excess of $10.0 million, which claim has been not been discharged within 30 days following its maturity;

(21) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary which secure obligations that do not exceed $5.0 million at any one time outstanding; and

(22) Liens on the vessel Bold Endurance securing Indebtedness not to exceed the amount of Indebtedness secured by such vessel on the Issue Date.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or Note Guarantees, such Refinancing Indebtedness has a final maturity date later than the maturity of, and is subordinated in right of payment to, the Notes and Note Guarantees, as the case may be, on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that is not a Guarantor which Refinances Indebtedness of the Company or a Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date, among the Company, the Guarantors and RBC Capital Markets Corporation, as representative of the initial purchasers.

“Related Business” means any business in which the Company was engaged on the Issue Date and any business reasonably related, ancillary or complementary to any business in which the Company was engaged on the Issue Date, including, without limitation, the ownership, operation, maintenance, construction, conversion or management of marine vessels or performance of marine services, or the provision of logistical support and services to the marine industry, in each case as so reasonably determined by the Board of Directors of the Company in good faith.

“Replacement Vessel Assets” means a vessel or related equipment used or useful in a Related Business or on a Vessel, or additions, improvements, renewals and replacements made with respect thereto or to a Vessel.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other payments or distributions of any sort in respect of its Capital Stock or similar payment to the direct or indirect holders of its Capital Stock (other than (i) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (ii) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (iii) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the making of any payment on, or with respect to, or the purchase, redemption or other acquisition or retirement for value of, any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the making of any payment on, or with respect to, or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of, any Subordinated Obligations of such Person or any of its Subsidiaries; or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Sale of Collateral” means any Asset Disposition to the extent involving assets or other rights or property that constitute Collateral under the Security Documents.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means, collectively, the Note Obligations and the Credit Facility Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agency Agreement, any one or more security agreements, pledge agreements, collateral assignments, mortgages, vessel mortgages, marine mortgages, deeds of covenants, assignments of earnings and insurances, share pledges, collateral agency agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company and any other Obligor creating, or purporting to create, a Lien upon Collateral in favor of the Collateral Agent for the benefit of the holders of the Secured Obligations, subject to certain payment priorities, in each case as amended, modified, renewed, restated or replaced, in whole or part, from time to time, in accordance with its terms.

“Senior Indebtedness” means, with respect to any Person, Indebtedness of such Person that is not a Subordinated Obligation of such Person.

“Significant Subsidiary” means any Restricted Subsidiary that (i) owns/leases a Vessel or (ii) would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited), limited liability company or joint venture (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (i) the only general partners or managing members of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof) or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any other country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$250.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) 1repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than the Company or an Affiliate of the Company) organized and in existence under the laws of the United States of America or any other country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A2” by Moody’s.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below, and (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if it:

(1) has no indebtedness other than Non-Recourse Indebtedness;

(2) is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) does not guarantee, secure with any of its assets or properties or otherwise directly or indirectly provide credit support for any Indebtedness of the Company or any Restricted Subsidiary;

(5) does not own any Capital Stock of or own or hold any Lien on any asset or property of, the Company or any Restricted Subsidiary; and

(6) would constitute an Investment which the Company could make in compliance with the covenant under the caption “— Certain Covenants — Limitation on Restricted Payments”.

If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date and subject to immediate compliance with the covenant under the caption “— Limitation on Indebtedness”, the failure with which to so comply will constitute a Default.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (B) no Default shall have occurred and be continuing. Any such designation by such Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of such Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. dollars” or “US$” means United States dollars.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form of Securities

The Global Notes

The Notes will be issued in the form of one or more registered Notes in global form, without interest coupons (the “Global Notes”), as follows:

•	Notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A Global Note; and

•	Notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will be represented by the Regulation S Global Note.

Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. The Company expects that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Regulation S Global Note will initially be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on behalf of the owners of such interests. During the Distribution Compliance Period described below, beneficial interests in the Regulation S Global Note may be transferred only to non-U.S. persons under Regulation S, qualified institutional buyers under Rule 144A or institutional accredited investors.

Investors may hold their interests in the Regulation S Global Note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in each Regulation S Global Note that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

The Distribution Compliance Period will begin on the closing date and end 40 days after the closing date.

Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which Global Note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the Indenture. A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. The Company provides the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither the Company nor the initial purchasers are responsible for those operations or procedures.

DTC has advised the Company that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither the Company nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies the Company at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

•	the Company, at our option, notify the Trustee that the Company elects to cause the issuance of certificated Notes.

TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal tax consequences that may be relevant to the purchase, ownership and disposition of the notes; it does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the Code), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis. We cannot assure you that the Internal Revenue Service (the IRS) will not challenge one or more of the tax consequences described herein. Unless otherwise stated, this summary deals only with notes held as capital assets (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules including banks, thrifts, real estate investment trusts, regulated investment companies, tax exempt organizations, insurance companies, dealers in securities or currencies, U.S. expatriates, traders in securities that elect to use the mark-to-market method of accounting for their securities holdings, persons that will hold the notes as part of a hedging transaction, “straddle,” “conversion” or other integrated transaction for tax purposes or persons that have a “functional currency” other than the U.S. dollar. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor. Further, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or non-U.S. tax consequences to holders of the notes.

INVESTORS CONSIDERING THE EXCHANGE OR PURCHASE OF NOTES ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES THAT MAY BE RELEVANT TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

U.S. Holders of Notes

For purposes of this summary, a “U.S. holder” means a beneficial owner of a note that for U.S. federal income tax purposes is:

(1) a citizen or resident of the United States,

(2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

(3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

(4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Interest Income. Payments of interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received in accordance with the holder’s regular method of tax accounting.

Market Discount. A holder who purchases a note for an amount that is less than its issue price, subject to a de minimis exception, will be treated as having purchased the note at a “market discount.” In such case, the holder will be required to treat any payment on, or any gain realized on the sale, exchange or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note while held by such holder and not previously included in income; the holder also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, the holder may elect (with respect to the note and all other market discount obligations) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the holder elects to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income to a U.S. holder.

Premium. If a holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, the holder will be treated as having purchased the note with “amortizable bond premium” equal in amount to such excess. The holder may elect (with respect to the note and all other obligations with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If the holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on the disposition of the note.

Constant Yield Method. In lieu of accounting for any market discount or amortizable bond premium separately, a holder may elect to include in income all interest that accrues on the note (including market discount or as adjusted for amortizable bond premium) using a constant yield method under which the note would be treated as if issued on the holder’s purchase date for an amount equal to the holder’s adjusted basis in the note immediately after purchase. Such an election would simplify the computation and reporting of income from a note and would effectively permit a holder to report income using the accrual method and a constant yield.

Certain Payments Under Registration Rights Agreement; Upon Optional or Mandatory Redemption. As more fully described under “Description of the Exchange Notes — Principal, Maturity and Interest,” “— Optional Redemption” and “ — Change of Control,” we may be required to pay additional amounts to holders of notes. According to U.S. Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. holder (or the timing of such recognition) if the likelihood of the change, as of the date the notes are issued, is remote. We believe that the likelihood of a change in the interest rate on the notes is remote and do not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note. As a result, we intend to take the position that a holder of notes should be required to report any additional amount as ordinary income for U.S. federal income tax purposes at the time it accrues or is received in accordance with such holder’s regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income may be different.

Withholding Taxes. As more fully described under “Description of the Exchange Notes — Additional Amounts,” in the event we are required to withhold taxes from payments under the notes, we may be obligated to pay additional amounts to holders so that holders receive the same amounts payable as if no taxes had been withheld. For U.S. federal income tax purposes, U.S. holders will be treated as having actually received the amounts withheld by us from payments under the notes and as then having paid over such amounts to the relevant taxing authorities. As a result, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. holder with respect to a payment of interest may be greater than the amount of cash actually received (or receivable) by the U.S. holder from us with respect to such payment.

Subject to certain limitations, a U.S. holder generally will be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income (which, as described above, would include the amount of any taxes withheld by us), for the amount of any non-U.S. income taxes withheld by us. For purposes of computing the foreign tax credit under U.S. federal income tax laws, interest income on a note generally will constitute foreign source income and generally will be treated separately, together with other items of passive income. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a U.S. holder’s particular circumstances. Accordingly, you are encouraged to consult your tax advisor regarding the creditability or deductibility of such taxes.

Sale or Exchange of Notes. Subject to the discussion below under “— The Exchange Offer,” upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note, a holder will generally recognize taxable gain or loss equal to the difference between (A) the amount of cash proceeds and the fair market value of any property received (except to the extent that this amount is attributable to accrued but unpaid interest income or market discount, as set forth above, which is taxable as ordinary income) and (B) the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in the note generally will be the initial purchase price paid therefor, less any principal payments received by such holder. The gain or loss will be long-term capital gain or loss provided that the holder’s holding period for the note exceeds one year. In the case of a holder other than a corporation, the current maximum marginal U.S. federal income tax rate applicable to long-term capital gain recognized on the sale of a note is 15%. The deductibility of capital losses is subject to certain limitations.

The Exchange Offer. As more fully described above under “The Exchange Offer,” we are offering to exchange the original notes for exchange notes in satisfaction of our obligations under the Registration Rights Agreement. The exchange of the notes pursuant thereto will not constitute an exchange or other taxable disposition for U.S. federal income tax purposes. Therefore, a holder will have the same issue price, holding period and adjusted tax basis in the new note as in the note surrendered. In addition, each holder of notes would continue to be required to include interest on the notes in its gross income in accordance with its regular method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders of Notes

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of a note (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. Interest on notes paid to a non-U.S. holder generally will not be subject to U.S. withholding or other tax if the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and in the case of an applicable tax treaty, is not attributable to a permanent establishment of the non-U.S. holder). Gain realized by a non-U.S. holder on the disposition of notes generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and in the case of an applicable tax treaty, is not attributable to a permanent establishment of the non-U.S. holder) or (ii) the non-U.S. holder is an individual present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met.

Information Reporting and Backup Withholding

Under certain circumstances, the Code requires “information reporting” annually to the IRS, and to each holder, and “backup withholding” with respect to certain payments made on or with respect to the notes. Backup withholding does not apply to certain “exempt recipients,” including corporations. Backup withholding will apply to a U.S. holder if the U.S. holder (i) fails to furnish its Taxpayer Identification Number, or TIN, which, for an individual would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A non-U.S. holder that receives interest on a note that is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and in the case of an applicable tax treaty, is not attributable to a permanent establishment of the non-U.S. holder) and that provides IRS Form W-8BEN, W-8EXP or W-8IMY, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating that the non-U.S. holder is not a U.S. person will not be subject to information reporting and backup withholding.

The payment of proceeds from the disposition of a note to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the holder provides the certification described above or otherwise establishes an exemption from such reporting and withholding requirements.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is furnished to the IRS. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a person who purchased notes pursuant to the original private offering of the notes on August 26, 2004 and who, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”), at all relevant times, is not resident or deemed to be resident in Canada, deals at arm’s length with us, holds the notes as capital property, and does not use or hold and is not deemed or considered to use or hold the notes in carrying on business in Canada (an “unconnected holder”). Special rules which are not discussed in this summary may apply to an unconnected holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder (the “Regulations”) in force on the date hereof, all specific proposals to amend the Canadian Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and our understanding of the current published administrative and assessing policies and practices of the Canada Customs and Revenue Agency. No assurances can be given that the Tax Proposals will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any other changes in law or administrative practice, whether by legislative, governmental, administrative or judicial decision or action and does not take into account provincial, territorial or foreign income tax legislation or considerations which may vary from the Canadian federal income tax considerations described herein. This summary does not apply in respect of any additional notes issued under the indenture pursuant to any subsequent offerings.

This summary is of a general nature only and is not intended to be, nor should it be interpreted as, legal or tax advice to any person and no representation is made with respect to the Canadian federal income tax consequences to any particular unconnected holder. You should therefore consult your own tax advisor with respect to the Canadian tax considerations relevant to you and your particular circumstances.

An unconnected holder will not be subject to non-resident withholding tax under the Canadian Tax Act in respect of amounts paid or credited by us on account or in lieu of payment of, or in satisfaction of, the principal of the exchange notes or the original notes or interest or premium (if any) thereon, provided that an exchange of original notes for exchange notes does not, under the commercial laws of the jurisdiction which governs the notes, constitute repayment or novation of the indebtedness evidenced by the notes.

No other taxes on income, including taxable capital gains, will be payable by an unconnected holder under the Canadian Tax Act solely as a consequence of the ownership, acquisition or disposition of notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the original notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•	a broker-dealer that acquired original notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the original notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver a prospectus.

If you are an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, you must comply with any applicable registration and prospectus delivery requirements of the Securities Act in connection with any resale of the notes.

If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering — Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your original notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, and at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concession received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the notes and related guarantees offered by this prospectus will be passed on for us by McInnes Cooper, Halifax, Nova Scotia, with respect to certain legal matters under Nova Scotia law and the federal laws of Canada, Vinson & Elkins L.L.P., Houston, Texas, with respect to certain legal matters under U.S. law and Paula S. Lett, Attorney-at-law, with respect to certain legal matters under Barbados law.

INDEPENDENT AUDITORS

The audited consolidated financial statements of Secunda International Limited, Secunda Marine Services Limited, and Secunda Marine International Incorporated as of June 30, 2004 and 2003 and for the years ended June 30, 2004, 2003 and 2002, included in this prospectus have been audited by Grant Thornton L.L.P. Chartered Accountants, independent registered public accountants, as indicated in their report with respect thereto.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Secunda International Limited

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Audited Statements of (Loss) Earnings and Retained Earnings of Secunda International Limited for the years ended June 30, 2004, June 30, 2003 and June 30, 2002	F-3

Consolidated Audited Balance Sheets of Secunda International Limited as of June 30, 2004 and June 30, 2003	F-4

Consolidated Audited Statements of Cash Flows of Secunda International Limited for the years ended June 30, 2004, June 30, 2003 and June 30, 2002	F-5

Notes to the Consolidated Financial Statements of Secunda International Limited	F-6

Audited Consolidated Financial Statements of Secunda Marine Services Limited

Report of Independent Registered Public Accounting Firm	F-27

Consolidated Audited Statements of (Loss) Earnings and Retained Earnings of Secunda Marine Services Limited for the years ended June 30, 2004, June 30, 2003 and June 30, 2002	F-28

Consolidated Audited Balance Sheets of Secunda Marine Services Limited as of June 30, 2004 and June 30, 2003	F-29

Consolidated Audited Statements of Cash Flows of Secunda Marine Services Limited for the years ended June 30, 2004, June 30, 2003 and June 30, 2002	F-30

Notes to the Consolidated Financial Statements of Secunda Marine Services Limited	F-31

Audited Consolidated Financial Statements of Secunda Marine International Incorporated

Report of Independent Registered Public Accounting Firm	F-45

Consolidated Audited Statements of (Loss) Earnings and Retained Earnings of Secunda Marine International Incorporated for the years ended June 30, 2004, June 30, 2003 and June 30, 2002	F-46

Consolidated Audited Balance Sheets of Secunda Marine International Incorporated as of June 30, 2004 and June 30, 2003	F-47

Consolidated Audited Statements of Cash Flows of Secunda Marine International Incorporated for the years ended June 30, 2004, June 30, 2003 and June 30, 2002	F-48

Notes to the Consolidated Financial Statements of Secunda Marine International Incorporated	F-49

All schedules have been omitted because the information is not applicable or is not material or because the information is included in the consolidated financial statements or the notes thereto.

Item 3-16 under Regulation S-X requires that, for each of the registrant’s affiliates whose securities constitute a substantial portion of the collateral for any class of securities registered or being registered, the registrant shall file the financial statements that would be required if the affiliate were a registrant and required to file financial statements. Pursuant to the terms of our Senior Secured Floating Rate Notes due 2012, we granted security interests in the equity securities of our vessel owning subsidiaries, including Secunda Marine Services Limited and Secunda Marine International Incorporated. Because the securities for each of Secunda Marine Services Limited and Secunda Marine International Incorporated constitute a substantial portion of the collateral for our Senior Secured Floating Rate Notes due 2012, we have included in this registration statement the separate financial statements required by Item 3-16 of Regulation S-X for each of these two entities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of

Secunda International Limited

We have audited the consolidated balance sheets of Secunda International Limited at June 30, 2003 and 2004, and the consolidated statements of (loss) earnings and retained earnings and cash flows for each of the years in the three year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2004 and the results of its operations and cash flows for each of the years in the three year period ended June 30, 2004 in accordance with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

Chartered Accountants

Halifax, Canada

August 27, 2004

except for Note 20 and 22, as to which the date is December 6, 2004.

Secunda International Limited

Consolidated Statements of (Loss) Earnings

and Retained Earnings

Denominated in Canadian Dollars

Years Ended June 30	2002	2003	2004
Total revenues	$72,919,192	$69,374,217	$66,212,749

Costs and expenses
Vessel operating	31,269,839	30,861,245	31,334,328
Cost of goods sold	4,631,240	5,453,520	4,968,453
General and administrative	6,689,588	6,817,089	5,878,599

	42,590,667	43,131,854	42,181,380

	30,328,525	26,242,363	24,031,369

Other income (Note 11)	858,971	4,800,504	763,023

Depreciation and amortization	9,578,827	10,275,340	12,001,044
Corporate transaction costs (Note 7)	—	—	1,226,063
Interest expense (Note 12)	7,381,406	7,321,102	8,563,331
Lease expense	9,993,934	9,498,083	7,673,066

	26,954,167	27,094,525	29,463,504

(Loss) earnings before taxes	4,233,329	3,948,342	(4,669,112)

Capital taxes	368,057	444,599	473,659
Income tax recovery (Note 14)	(889,460)	(2,063)	(1,587,280)

	(521,403)	442,536	(1,113,621)

Net (loss) earnings	$4,754,732	$3,505,806	$(3,555,491)

(Loss) earnings per share (Note 15)
Basic	$4,750	$3,502	$(3,552)

Diluted	$4,750	$3,502	$(3,552)

Retained earnings, beginning of year	$30,352,242	$34,706,974	$37,812,780

Net (loss) earnings	4,754,732	3,505,806	(3,555,491)

	35,106,974	38,212,780	34,257,289

Dividends	(400,000)	(400,000)	(400,000)

Retained earnings, end of year	$34,706,974	$37,812,780	$33,857,289

See accompanying notes to the consolidated financial statements.

Secunda International Limited

Consolidated Balance Sheet

Denominated in Canadian Dollars

June 30	2003	2004
Assets
Current
Cash	$—	$814,745
Receivables (Note 3)	11,425,621	5,406,369
Inventory	970,215	305,828
Prepaids	975,831	453,070

	13,371,667	6,980,012
Investments (Note 5)	76,650	76,650
Vessels, equipment and property (Note 6)	148,433,581	163,164,542
Other assets (Note 7)	10,142,858	8,637,402
Deferred taxes (Note 14)	—	1,301,473

	$172,024,756	$180,160,079

Liabilities
Current
Bank indebtedness (Note 4)	$320,467	$—
Payables and accruals	10,956,310	7,471,462
Accrued lease payments	1,137,359	1,142,428
Current portion of long-term debt	119,562,951	111,434,990

	131,977,087	120,048,880

Long term debt (Note 8)	325,131	24,796,213
Deferred taxes (Note 14)	397,730	—
Deferred credits (Note 9)	511,617	457,286
Redemption value of retractable preference shares (Note 10)	1,000,001	1,000,001

	134,211,566	146,302,380

Shareholder’s Equity
Capital stock (Note 10)	410	410
Retained earnings	37,812,780	33,857,289

	37,813,190	33,857,699

	$172,024,756	$180,160,079

Commitments (Note 17)
Subsequent events (Note 20)
Contingencies (Note 21)

See accompanying notes to the consolidated financial statements.

Secunda International Limited

Consolidated Statement of Cash Flows

Denominated in Canadian Dollars

Years Ended June 30	2002	2003	2004
Cash derived from (applied to)
Operating
Net (loss) earnings	$4,754,732	$3,505,806	$(3,555,491)
Depreciation and amortization	9,578,827	10,275,340	12,001,044
Corporate transaction costs	—	—	1,226,063
Provision for deferred taxes	(1,066,777)	(130,122)	(1,699,203)
Expenditures for drydockings and maintenance capital	(2,355,920)	(1,556,910)	(2,761,427)
Translation of foreign currency denominated debt	95,956	(2,253,111)	(39,658)
Recognition of deferred income and other	54,849	229,579	159,288
Gain on disposal of assets	(503,849)	(2,246,806)	(431,499)

	10,557,818	7,823,776	4,899,117
Change in non-cash operating working capital (Note 13)	3,198,611	(2,602,707)	3,726,623

Cash derived from operating activities	13,756,429	5,221,069	8,625,740

Financing
Proceeds from (repayment of) demand operating line of credit	1,643,591	(1,323,124)	(320,467)
Note receivable	—	—	(77,083)
Proceeds from long term debt	15,988,898	19,439,887	—
Repayment of long term debt	(7,791,213)	(8,889,101)	(8,879,004)
Dividends	(400,000)	(400,000)	(400,000)

Cash (used for) derived from financing activities	9,441,276	8,827,662	(9,676,554)

Investing
Advances to affiliated parties, net	(164,419)	(8,050)	(194,666)
Proceeds from sale of vessels, equipment and property	1,525,604	6,287,682	2,824,144
Purchase of vessels, equipment and property and other assets	(27,544,647)	(20,328,363)	(763,919)

Cash derived from (used for) investing activities	(26,183,462)	(14,048,731)	1,865,559

Net (decrease) increase in cash	(2,985,757)	—	814,745
Cash
Beginning of year	2,985,757	—	—

End of year	$—	$—	$814,745

Taxes paid	$136,000	$585,000	$556,000

Interest paid	$7,596,000	$7,908,000	$7,653,000

See accompanying notes to the consolidated financial statements.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

1.	Nature of operations

The Company is a leading provider of supply and support services primarily to the offshore oil and gas industry off the east coast of Canada providing supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services. In addition, the Company sells assorted marine and pollution control equipment through two wholly owned subsidiary companies, one of whose assets in the business were sold effective January 31, 2004.

2.	Summary of significant accounting policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation

The consolidated financial statements include the accounts of Secunda International Limited (the Company) and its wholly-owned subsidiaries as follows:

Subsidiaries

Associated Marine Limited

Navis Shipping Incorporated

Offshore Logistics Inc.

Pol-E-Mar Inc.

Polyfab International Inc.

Secunda Atlantic Inc.

Secunda Marine Atlantic Limited

Secunda Marine International Incorporated

Secunda Marine Services Limited

Wright Cove Holdings Ltd.

3013563 Nova Scotia Limited

JDM Shipping Inc.

Secunda Global Marine Incorporated

International Shipping Corporation Inc. and its wholly owned subsidiaries:

I.S. Atlantic Corporation Inc.

I.S. Pacific Corporation Inc.

Secunda Global International Inc.

All significant inter-company balances and transactions, including the issue of 1,010 Class C preference shares to a subsidiary, are eliminated in consolidation.

Revenue recognition

The Company’s primary source of revenue is derived from time charter contracts of its vessels on a rate per day of service basis. As a result, marine vessel revenues are recognized on a daily basis throughout the contract period. These time charter contracts are generally either on a term basis (average three months to five years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate, provided, however, that the term contracts at times include escalation clauses to recover specific additional costs. A “spot” contract is a short-term contract to provide offshore marine services to a customer for a specific short-term job. The “spot” contracts generally range from one day to three months. Marine vessel revenues for all contracts are recognized on a daily basis throughout the contract period.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

Depreciation

Vessels, equipment and property are recorded at cost. The costs of vessels, ancillary equipment, and buildings, are being depreciated on the straight-line method at 5%, representing the estimated useful lives of the assets. Vessels under construction are not depreciated until available for service. Office equipment is depreciated on the declining balance method at 20%.

Deferred financing costs

Financing costs are deferred and amortized over the term of the related financing.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are required in the determination of cash flows and probabilities in assessing net recoverable amounts and net realizable values; tax and other provisions; and fair values for disclosure purposes.

Concentration of credit risk

The Company extends credit to various companies in the energy and sub-sea telecommunications cable maintenance industry that may be affected by changes in economic or other external conditions. The Company’s policy is to manage its exposure to credit risk through credit approvals and limits. Historically, write-offs for doubtful accounts have been insignificant.

At June 30, 2003 and 2004, the allowance for doubtful accounts was zero.

Foreign currency measurement

In accordance with SFAS No. 52 “Foreign Currency Translation” the functional and the reporting currency of the Company and its subsidiaries is the Canadian dollar. Therefore, the assets and liabilities of the Company’s foreign operations are translated into Canadian dollars using current rates of exchange for monetary assets and liabilities, historical rates of exchange for non-monetary assets and liabilities and average rate for the year for revenues and expenses, except depreciation and amortization which are translated at the rate of exchange applicable to the related assets. Gains or losses resulting from these translation adjustments are included in income.

Deferred drydocking and maintenance capital costs

Costs incurred in connection with required drydockings and other maintenance program expenditures incurred on a periodic basis are deferred and amortized over the period to the next required interval. This period varies between 24 and 60 months, depending upon external requirements.

Government assistance

The Company is eligible for certain government assistance related to the acquisition of vessels. This assistance is deducted from the cost of the related asset when it becomes receivable.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

Earnings per share

Basic earnings per common share are based on the weighted average number of common shares outstanding. There are no potentially dilutive instruments issued by the Company.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. When such an event occurs, management determines whether an impairment has occurred by comparing the anticipated undiscounted future cash flows of the asset to its carrying value. The amount of a recognized impairment loss is the excess of an asset’s carrying value over its fair value. The Company has not recognized any impairment losses through June 30, 2004.

Income taxes

The Company follows the tax liability method for determining income taxes. Under this method, future income tax assets and liabilities are determined according to differences between their respective carrying amounts and tax bases. Future tax assets and liabilities are measured based on enacted tax rates and bases at the date of the financial statements for the years in which these temporary differences are expected to reverse. Adjustments to these balances are recognized in earnings as they occur.

Interest capitalization

During the period of substantial modifications to or refitting of vessels, interest on the related debt is capitalized.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the average cost basis.

Investments

Private investments are recorded at cost.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and balances with banks, net of bank indebtedness. Bank borrowings are considered to be financing activities.

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could have been classified as either a liability or equity. SFAS No. 150 now requires those instruments to be classified as liabilities (or as assets under some circumstances) in the statement of financial position. SAFS No. 150 also requires the terms of those instruments and any settlement alternatives to be disclosed. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective for all financial instruments beginning in the second quarter of 2003. The Company is in compliance with the requirements of SFAS No. 150.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

In December 2003, the FASB published a revision to Interpretation 46 (FIN 46R) to clarify certain provisions of FASB Interpretation No, 46, “Consolidation of Variable Interest Entities”, and to exempt certain entities from its requirements. FIN 46R requires a company to consolidate a variable interest entity (VIE), as defined, when the company will absorb a majority of the variable interest entity’s expected losses, receive a majority of the variable interest entity’s expected residual return, or both. FIN 46R also requires consolidation of existing, non-controlled affiliates if the VIE is unable to finance its operations without investor support, or where the other investors do not have exposure to the significant risks and rewards of ownership. FIN 46R applies immediately to a VIE created or acquired after January 31, 2003. For a VIE acquired before February 1, 2003, FIN 46R applies in the first interim period ending after March 15, 2004. The Company completed its assessment of the impact of FIN 46R and concluded that the Interpretation does not affect the Company’s consolidated financial statements.

3.	Receivables

	2003	2004
Trade	$7,283,710	$4,209,065
Insurance claims	1,304,667	26,852
Marine equipment	1,297,870	511,213
Investment tax credit	720,749	—
Supply base	636,727	552,067
Other	181,898	107,172

	$11,425,621	$5,406,369

4.	Bank indebtedness

Bank indebtedness pertains to overdrafts on the Company demand operating credit. This credit is repayable upon demand and bears interest at prime plus 1.00%. This facility is secured as described in Note 8. Unutilized credit capacity at June 30, 2004 was $5.8 million.

5.	Investments

	2003	2004
Private company investment, at cost which approximates market value	$76,650	$76,650

6.	Vessels, equipment and property

	2003	2004
Cost
Vessels and ancillary equipment	$184,174,138	$205,989,011
Vessels under construction	2,027,999	2,059,288
Buildings	1,923,332	1,934,785
Land	692,054	692,054
Office equipment	2,026,044	1,714,473

	$190,843,567	$212,389,611

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	2003	2004
Accumulated depreciation
Vessels and ancillary equipment	$40,300,017	$47,126,326
Buildings	789,533	885,986
Office equipment	1,320,436	1,212,757

	$42,409,986	$49,225,069

Net book value
Vessels and ancillary equipment	$143,874,121	$158,862,685
Vessels under construction	2,027,999	2,059,288
Buildings	1,133,799	1,048,799
Land	692,054	692,054
Office equipment	705,608	501,716

	$148,433,581	$163,164,542

Additions to the cost of vessels and ancillary equipment in the years include capitalized interest of zero (2004) and $735,000 (2003).

Included in vessels and ancillary equipment is equipment under capital lease, with a cost of $27,170,000 (2004) and $526,000 (2003) less accumulated depreciation of $487,000 (2004) and zero (2003). In the year ended June 30 the Company acquired equipment under capital lease at a cost of $26,644,000 (2004) and $526,000 (2003).

During the year ended June 30, 2004, the Company renegotiated the terms of one of its operating leases. As a result of the revision to the terms the accounting for the lease changed from that of an operating lease to a capital lease and the Company recorded an asset under capital lease with a cost of $26,600,000.

The Company qualified for investment tax credits and reduced the cost of vessels acquired zero (2004) and $729,000 (2003).

7.	Other assets

	2003	2004
Deferred drydocking and maintenance capital costs	$2,628,257	$3,486,939
Deferred financing costs	2,638,533	2,455,994
Deferred payments	1,469,497	—
Due from affiliated parties	1,413,346	1,608,012
Deferred corporate transaction costs	916,086	—
Other long term assets	1,077,139	1,086,457

	$10,142,858	$8,637,402

Due from affiliated parties includes amounts due from companies subject to common control, and from shareholder. Amounts are non-interest bearing with no set terms of repayment.

Deferred payments relate to a sale-lease-back transaction and are being amortized over the term of the lease expiring in 2013. As discussed in Note 6, during the year ended June 30, 2004 the Company renegotiated the terms of lease to which these payments relate. As a result, the deferral of these costs ceased, and the costs were reallocated to the capitalized cost of the leased asset.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

In June 2004, the Company ceased its activities respecting a previous corporate finance transaction. As a result of this decision, corporate transaction costs related to this transaction in the amount of $1,226,063 were written off.

8.	Long term debt and obligations under capital lease

	2003	2004
Floating rate, Canadian dollar denominated loans with interest rates ranging from commercial mortgage prime less ½% to bankers acceptance plus 4.88%. (a)	$101,831,004	$92,882,699

Fixed rate, US dollar denominated loan with interest at 6.696; $12,839,000 (2003) and $12,410,000 (2004), maturing 2017.	17,300,553	16,695,173

Fixed rate equipment lease obligations bearing interest at rates ranging from 7% to 10.24% per annum. Future minimum lease payments total $538,000 (2003) and $39,600,000 (2004), including interest. (b)	502,568	25,488,573

	119,634,125	135,066,445
Accrued interest	253,957	1,164,758

	119,888,082	136,231,203
Less: current portion	119,562,951	111,434,990

	$325,131	$24,796,213

(a)	Floating rate Canadian dollar denominated debt totalled $92,882,699 and is comprised of the following:

•	$25,020,626 ($25,000,000 on a demand basis), maturity 2006

•	$14,964,283 maturing 2005 ($14,598,000 on a demand basis)

•	$622,116 maturing 2007

•	$5,120,485 maturing 2008

•	$25,326,155 maturing 2010

•	$21,829,034 maturing 2014

(b)	Fixed rate equipment lease obligations totalled $25,488,573 and is comprised of the following:

•	$226,790 maturing 2005

•	$41,875 maturing 2009

•	$25,219,908 maturing 2013

Long term debt and bank indebtedness are secured by mortgages over vessels, land and buildings, a general security agreement, an assignment of accounts receivable and proceeds of marine insurance and a floating charge debenture for $2,500,000.

A fixed rate US dollar denominated loan and operating lease are also secured by a guarantee of the United States Government, Maritime Administration. This guarantee is secured by a first marine mortgage against a vessel, a Title XI Reserve Fund and Financial Agreement and assignment of insurance and time charter. The Company is not in conformance with certain requirements contained in the Title XI Reserve Fund and Financial Agreements with the US Maritime Administration (“Marad”). As a result of this non-conformance, this loan and other long

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

term debt obligations have been classified as current indebtedness. The non-conformance has been in effect for five years. These Title XI Reserve Fund and Financial Agreements are related to the Marad guarantee of the financing of two vessels in the Company’s fleet, one of which is leased – see Note 17.

The net book value of the assets pledged as security for all above obligations is approximately $180,000,000.

Estimated principal requirements under normal maturities, exclusive of accelerated long term debt obligations, are as follows:

	Long Term Debt	Capital Lease Obligation
2005	$44,402,000	$670,000
2006	6,450,000	1,382,000
2007	7,274,000	1,530,000
2008	7,020,000	1,693,000
2009	6,336,000	1,878,000
Thereafter	38,095,000	18,336,000

	$109,577,000	$25,489,000

9.	Deferred credits

	2003	2004
Deferred gain	$511,617	$457,286

Deferred gain relates to a sale-leaseback transaction. The gain is being amortized over the term of the lease, which expires in 2013.

10.	Capital stock

Authorized:

100 8% non-voting, non-cumulative, non-participating Class A preference shares with par value of $0.22 each, redeemable and retractable at the option of the holder at $10,000 each.

100 8% non-voting, non-cumulative, non-participating Class B preference shares with par value of $0.01 each, redeemable and retractable at the option of the holder at par.

10,000 non-voting, non-cumulative, non-participating Class C preference shares with par value of $1,000 each, redeemable and retractable at par.

40,000 common shares without nominal or par value.

Issued and outstanding

	2003	2004
100 Class A preference shares	$—	$—
100 Class B preference shares	—	—
1,001 common shares	410	410

	$410	$410

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

The Class A and Class B preference shares have been recorded at their retraction values and have been reported as a long term liability.

11.	Other income, net

	2002	2003	2004
Gain on disposal of assets	$503,849	$2,246,806	$431,499
Foreign exchange	247,888	2,268,047	165,306
Interest	16,260	13,438	3,705
Other	90,974	272,213	162,513

	$858,971	$4,800,504	$763,023

12.	Interest expense

	2002	2003	2004
Long term debt and obligations under capital lease	$7,336,223	$7,195,204	$8,371,265
Other	45,183	125,898	192,066

	$7,381,406	$7,321,102	$8,563,331

The Company capitalized interest in the amount of zero (2004); $735,000 (2003) and $190,000 (2002).

13.	Change in non-cash operating working capital

	2002	2003	2004
Receivables	$(498,345)	$(326,323)	$6,019,254
Inventory	(284,374)	284,039	664,387
Prepaids	(40,583)	(109,118)	522,761
Payables and accruals	4,021,592	(2,302,230)	(3,484,848)
Accrued lease payments	321	(149,075)	5,069

	$3,198,611	$(2,602,707)	$3,726,623

14.	Income taxes

	2002	2003	2004
Current
Canada	$—	$—	$—
Foreign	177,317	128,059	111,923

	177,317	128,059	111,923

Deferred
Canada	(1,066,777)	(130,122)	(1,699,203)
Foreign	—	—	—

	(1,066,777)	(130,122)	(1,699,203)

Income tax	$(889,460)	$(2,063)	$(1,587,280)

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

The following reconciles the expected income tax at the various statutory income tax rates to the amounts recognized in the consolidated statements of earnings for the years ended June 30, 2002, 2003 and 2004.

	2002	2003	2004
(Loss) earnings before taxes	$4,233,329	$3,948,342	$(4,669,112)

Income taxes	42.12%	40.12%	39.12%

Expected income taxes	1,783,078	1,584,075	(1,826,557)

Statutory rate change	110,020	6,828	44,575
Rate differential in different jurisdictions	(2,641,622)	(1,235,371)	(189,652)
Provincial capital tax	(70,659)	(83,940)	(91,971)
Non-taxable portion of capital gains / losses	(93,809)	14,363	11,649
Non taxable / deductible items and other	23,532	(288,018)	464,676

Income tax	$(889,460)	$(2,063)	$(1,587,280)

The following table reflects the deferred tax (liability) asset as at June 30, 2003 and 2004:

	2003	2004
Taxable temporary timing differences, primarily related to capital assets	$(10,964,897)	$(9,388,679)
Non-capital losses carried forward	10,522,232	10,657,932
Capital losses carried forward	44,935	32,220

	$(397,730)	$1,301,473

The Company has recorded in the financial statements the income tax benefits of prior years’ losses of $27,959,000. The Company also has investment tax credits of $6,596,000, the benefits of which have not been recorded in the financial statements. These losses and credits are available to reduce taxable income and income taxes payable in future years and, if not utilized, will expire as follows:

	Tax Losses Carried Forward	Investment Tax Credits
2005	$546,000	$84,000
2006	2,295,000	1,657,000
2007	8,478,000	3,775,000
2008	6,609,000	—
2009	4,348,000	—
2010	3,285,000	1,080,000
2011	2,398,000	—

	$27,959,000	$6,596,000

15.	Earnings per share

Per share amounts are based on a weighted average number of common shares issued and outstanding during the year. The weighted average number of common shares outstanding for the years ended June 30, 2002, 2003, and 2004 were 1,001. There are no potentially dilutive securities issued by the Company.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

16.	Segmented information

The Company’s business is primarily comprised of two segments, oil and gas services and construction and maintenance services.

The oil and gas services segment charters vessels principally to owners and operators of offshore drilling rigs and production platforms both domestically and internationally. Platform supply vessels transport drill pipe, drilling fluids and construction materials as well as deck cargo, liquid mud, fuel and water. Anchor handling towing supply vessels have powerful engines and deck mounted winches and are capable of towing and positioning offshore drilling rigs, barges and performing general towing services, as well as providing supply vessel services. Standby safety vessels provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation.

The Company’s construction and maintenance services segment provides support services to customers requiring vessels to perform construction and maintenance services. These services have historically been provided to customers in the sub-sea telecommunications industry.

Individual customers contributed the following revenues, as percentage of total revenues in each year:

	Years Ended
	June 30 2002	June 30 2003	June 30 2004
Oil and gas services
Customer 1	22%	27%	37%
Customer 2	21%	20%	14%
Customer 3	8%	3%	14%
Construction and maintenance services
Customer A	25%	14%	14%
All others	24%	36%	21%

	June 30, 2002
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$47,334,072	$18,504,227	$7,080,893	$72,919,192
Inter-segment revenues	$—	$—	$1,347,632	$1,347,632
Interest expense	$4,279,500	$2,831,476	$270,430	$7,381,406
Depreciation and amortization	$5,930,108	$2,739,287	$909,432	$9,578,827
Segment earnings (loss) before taxes	$4,991,848	$5,448,218	$(6,206,737)	$4,233,329
Segment capital asset expenditures	$25,970,835	$1,183,486	$110,100	$27,264,421

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	June 30, 2003
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$51,058,248	$9,951,240	$8,364,729	$69,374,217
Inter-segment revenues	$—	$—	$1,167,769	$1,167,769
Interest expense	$4,384,918	$2,653,578	$282,607	$7,321,103
Depreciation and amortization	$6,513,867	$2,866,752	$894,721	$10,275,340
Segment earnings (loss) before taxes	$5,838,821	$(35,098)	$(1,855,381)	$3,948,342
Segment assets	$108,235,728	$39,807,994	$23,981,034	$172,024,756
Segment capital asset expenditures	$18,866,310	$335,382	$110,507	$19,312,199

	June 30, 2004
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$48,250,001	$9,486,420	$8,476,328	$66,212,749
Inter-segment revenues	$—	$—	$523,360	$523,360
Interest expense	$5,930,771	$2,363,839	$268,721	$8,563,331
Depreciation and amortization	$8,316,855	$2,793,171	$891,018	$12,001,044
Segment earnings (loss) before taxes	$1,896,410	$(586,917)	$(5,978,605)	$(4,669,112)
Segment assets	$124,555,058	$37,278,025	$18,326,996	$180,160,079
Segment capital asset expenditures	$26,923,415	$—	$91,956	$27,015,371

Geographic information

	Revenues
	June 30 2002	June 30 2003	June 30 2004
Canada	$48,614,433	$62,109,799	$62,035,966
International	24,304,759	7,264,418	4,176,783

	$72,919,192	$69,374,217	$66,212,749

	Property and Equipment
		June 30 2003	June 30 2004
Canada		$120,021,977	$111,157,979
International		28,411,604	52,006,563

		$148,433,581	$163,164,542

17.	Commitments

The Company has entered into operating leases for supply vessels. One of these leases, denominated in US dollars, calls for remaining minimum annual payments aggregating CDN $54.8 million over its term translated using the Canadian dollar exchange rate of $1.3453 as at June 30, 2004. The Company’s remaining lease is denominated in Canadian currency and calls for remaining minimum aggregate payments of $61,000. The

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

approximate minimum annual lease payments over the next five years expressed in Canadian currency, translated under the assumption described above are as follows:

2005	$4,212,000
2006	3,495,000
2007	3,495,000
2008	3,495,000
2009	3,495,000
Thereafter	36,692,000

$54,884,000

18.	Financial instruments

a)	Interest Rate Risk – The Company’s interest rate risk exposure arises from fluctuations in interest rates relating primarily to its long-term debt obligations. The Company does not use derivative instruments to reduce its exposure to interest risk. However, the Company strategically finances its assets by considering such factors as industry trends, existing and prospective charter contracts, interest rate expectations, and planned fleet composition to meet industry opportunities.

b)	Foreign Currency Risk – The Company has financed CDN $16.7 million of its long-term debt and has entered into long-term vessel leases denominated in US currency, which by their nature, are subject to foreign exchange risk. However, a number of the Company’s vessel charters are denominated in US currency, which act as a natural hedge against US dollar debt service and lease payments. During the years ended June 30, 2002, 2003 and 2004, USD charter revenue exceeded US dollar debt service and lease payments. The Company does not use derivative instruments to reduce its exposure to currency fluctuation.

c)	Credit Risk – The Company is subject to credit risk through the advancing of trade credit. Customers of oil and gas vessel services are primarily major and large independent oil and gas exploration and production companies. Construction and maintenance services are provided to major sub-sea maintenance companies. Management believes that the credit risk associated with these customers is minimal. Management routinely reviews its accounts receivable balances to ensure customers remain within credit terms.

d)	Fair Value – Unless otherwise noted, the carrying values of cash and cash equivalents, accounts receivable, prepaids, bank indebtedness, payables and accruals approximate their fair values.

The fair value of the Company’s long-term debt financed on a floating rate basis is assumed to be the carrying value due to the variable interest rates. The fair value of the fixed rate US dollar long-term debt has been estimated at $19.3 million and $17.6 million respectively as at June 30, 2003 and 2004. The fair value of the fixed rate equipment lease obligations has been estimated at $0.5 million and $30.1 million as at June 30, 2003 and 2004 respectively.

The fair value of the amounts due to/from affiliated parties have not been estimated as it is not practicable to determine.

19.	Other matters

On December 31, 2003 the Company was approached by an outside party looking to acquire a portion of the Company’s retail/wholesale activities operated under the name Associated Marine. A transaction was completed effective January 31, 2004 for the acquisition by the third party of the net operating assets resulting in a pre-tax loss of $145,000 on the transaction. This loss is recorded in the “other income” caption.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

The financial statements report the following amounts from the operations of Associated Marine in the “corporate and other operating segment”:

	June 30 2002	June 30 2003	June 30 2004
Revenues	$3,750,969	$4,497,812	$1,863,262

Operating pre-tax loss	$(253,843)	$(89,610)	$(80,633)

20.	Subsequent events

a)	Subsequent to year end the Company completed a US $125.0 million senior secured floating rate note offering. These notes are non-amortizing, mature in 2012, have been issued at a price of 98.5% and bear interest at LIBOR plus 800 basis points.

The net proceeds from this offering, after deducting fees and expenses, was used to repay all of the outstanding indebtedness, except for certain indebtedness of a subsidiary company, related to one vessel, including debt prepayment costs, and for a subsidiary company to acquire one vessel currently operating under an operating lease. The remaining funds available after the above are to be used for working capital and other general corporate purposes.

Concurrent with the sale of these notes, the parent company entered into a new $40.0 million revolving senior secured bank credit facility.

As a result of this transaction, during the quarter ended September 30, 2004, deferred financing costs that pertain to the repaid indebtedness and operating lease were written off in the amount of $2.5 million and debt prepayment costs were incurred in the amount of $2.6 million.

b)	Subsequent to year end the Company made payments to its Parent totaling $6,500,000. These payments were comprised of redemption of the issued Class A and Class B preference shares at their redemption value of $1,000,000 and $1, respectively, and a dividend in the amount of $5,499,999.

21.	Contingencies

In May of 2004 a claim was brought against the Company and an arbitration proceeding commenced by a third party respecting negotiations resulting from an unsolicited offer to purchase one of the Company’s vessels. No amount of claim has been pleaded. The Company has appointed an arbitrator in response to commencement of the arbitration proceedings to represent its interests in this matter. The Company is of the view that the action claim is without merit.

The Company from time to time enters into agreements in the normal course of its business, such as service arrangements and leases, and in connection with business or asset acquisitions or dispositions. These agreements by their nature may provide for indemnification of counterparties. These indemnification provisions may be in connection with breaches of representation and warranty or with future claims for certain liabilities, including liabilities related to tax and environmental matters. The terms of these indemnification provisions vary in duration and may extend for an unlimited period of time. Given the nature of such indemnification provisions, the Company is unable to reasonably estimate its total maximum potential liability as certain indemnification provisions do not provide for a maximum potential amount and the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments in connection with these indemnification provisions.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

22.	Supplemental condensed consolidated financial information

As described in Note 20 to the financial statements, subsequent to year end the Company completed a US $125 million senior secured floating rate note offering. Under the terms of the indenture governing the senior secured notes, all of the subsidiaries of the Company are restricted subsidiaries, and are subject to the terms and conditions outlined in the indenture. Initially, all of the Company’s subsidiaries (other than Associated Marine Limited, I.S. Atlantic Corporation Inc., I.S. Pacific Corporation Inc., Wright Cove Holdings Limited, Pol-E-Mar Inc. and Polyfab International Inc. (collectively the “Initial Non-Guarantors”)) will be guarantors and will jointly and severally guarantee, on a senior basis, the Company’s obligations under the notes pursuant to the note guarantees.

Supplemental financial information for the Company and its initial guarantor subsidiaries and non-guarantor subsidiaries for the senior secured notes is presented below.

	Consolidating Statement of (Loss) Earnings and Retained Earnings as of June 30, 2002
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Total revenues	$—	$3,109,733	$70,223,953	$(414,494)	$72,919,192

Costs and expenses
Vessel operating	—	—	31,372,158	(102,319)	31,269,839
Cost of goods sold	—	2,320,434	2,617,731	(306,925)	4,631,240
General and administrative	—	789,691	5,909,729	(9,832)	6,689,588

	—	3,110,125	39,899,618	(419,076)	42,590,667

	—	(392)	30,324,335	4,582	30,328,525

Other income	400,000	18,669	849,902	(409,600)	858,971

Depreciation and amortization	—	21,819	9,557,008	—	9,578,827
Corporate transaction costs	—	—	—	—	—
Interest expense	—	17,414	7,363,992	—	7,381,406
Lease expense	—	—	9,993,934	—	9,993,934

	—	39,233	26,914,934	—	26,954,167

(Loss) earnings before taxes	400,000	(20,956)	4,259,303	(405,018)	4,233,329

Capital taxes	—	3,782	364,275	—	368,057

Income tax recovery	—	—	(889,460)	—	(889,460)

	—	3,782	(525,185)	—	(521,403)

Net (loss) earnings	$400,000	$(24,738)	$4,784,488	$(405,018)	$4,754,732

Retained earnings (deficit), beginning of year	$(1,000,025)	$(133,222)	$33,708,532	$(2,223,043)	$30,352,242

Net (loss) earnings	400,000	(24,738)	4,784,488	(405,018)	4,754,732

	(600,025)	(157,960)	38,493,020	(2,628,061)	35,106,974

Dividends	(400,000)	—	(400,000)	400,000	(400,000)

Retained earnings (deficit), end of year	$(1,000,025)	$(157,960)	$38,093,020	$(2,228,061)	$34,706,974

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	Consolidating Statement of Cashflows as of June 30, 2002
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used for) operating activities	$400,000	$(83,952)	$13,845,398	$(405,017)	$13,756,429

Financing activities
Repayment of demanding operating line of credit	—	(13,706)	1,657,297	—	1,643,591
Note receivable	—	—	—	—	—
Proceeds from long term debt	—	—	15,988,898	—	15,988,898
Repayment of long term debt	—	—	(7,791,213)	—	(7,791,213)
Dividends	(400,000)	—	(400,000)	400,000	(400,000)

Net cash provided by (used for) financing activities	(400,000)	(13,706)	9,454,982	400,000	9,441,276

Investing activities
Advances (to) from affiliated parties, net	—	3,501,915	(3,666,252)	(82)	(164,419)
Proceeds from sale of vessels, equipment and property	—	400	1,525,204	—	1,525,604
Purchase of vessels, equipment, property and other assets	—	(3,358,996)	(24,190,901)	5,250	(27,544,647)

Net cash (used for) provided by investing activities	—	143,319	(26,331,949)	5,168	(26,183,462)

Net (decrease) increase in cash	—	45,661	(3,031,569)	151	(2,985,757)

Cash
Beginning of year	—	(45,660)	3,031,417	—	2,985,757

End of year	$—	$1	$(152)	$151	$—

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	Consolidating Balance Sheet as of June 30, 2003
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current
Cash	$—	$—	$—	$—	$—
Receivables	—	684,779	10,750,004	(9,162)	11,425,621
Inventory	—	537,684	432,531	—	970,215
Prepaids	—	7,151	968,680	—	975,831

	—	1,229,614	12,151,215	(9,162)	13,371,667

Investments	1,001,425	—	2,302,155	(3,226,930)	76,650
Vessels, equipment and property	—	112,487	148,333,433	(12,339)	148,433,581
Other assets	8,961	915,612	9,218,343	(58)	10,142,858
Deferred taxes	—	—	—	—	—

	$1,010,386	$2,257,713	$172,005,146	$(3,248,489)	$172,024,756

Liabilities
Current
Bank indebtedness	$—	$(43,550)	$364,017	$—	$320,467
Payables and accruals	—	587,924	10,377,546	(9,160)	10,956,310
Accrued lease payments	—	—	1,137,359	—	1,137,359
Current portion of long term debt	—	—	119,562,951	—	119,562,951

	—	544,374	131,441,873	(9,160)	131,977,087

Long term debt	—	—	325,131	—	325,131
Deferred taxes	—	1,818	395,912	—	397,730
Deferred credits	—	—	511,617	—	511,617
Redemption value of retractable preference shares	1,000,001	—	—	—	1,000,001

	1,000,001	546,192	132,674,533	(9,160)	134,211,566

Shareholder’s Equity
Capital stock	1,010,410	511	757	(1,011,268)	410
Retained earnings	(1,000,025)	1,711,010	39,329,856	(2,228,061)	37,812,780

	10,385	1,711,521	39,330,613	(3,239,329)	37,813,190

	$1,010,386	$2,257,713	$172,005,146	$(3,248,489)	$172,024,756

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	Consolidating Statement of (Loss) Earnings and Retained Earnings as of June 30, 2003
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Total revenues	$—	$3,456,572	$66,175,055	$(257,410)	$69,374,217

Costs and expenses
Vessel operating	—	—	30,964,873	(103,628)	30,861,245
Cost of goods sold	—	2,590,471	3,016,831	(153,782)	5,453,520
General and administrative	—	741,009	6,098,461	(22,381)	6,817,089

	—	3,331,480	40,080,165	(279,791)	43,131,854

	—	125,092	26,094,890	22,381	26,242,363

Other income	400,000	1,772,949	3,049,936	(422,381)	4,800,504

Depreciation and amortization	—	17,083	10,258,257	—	10,275,340
Corporate transaction costs	—	—	—	—	—
Interest expense	—	8,819	7,312,283	—	7,321,102
Lease expense	—	—	9,498,083	—	9,498,083

	—	25,902	27,068,623	—	27,094,525

(Loss) earnings before taxes	400,000	1,872,139	2,076,203	(400,000)	3,948,342

Capital taxes	—	3,169	441,430	—	444,599

Income tax recovery	—	—	(2,063)	—	(2,063)

	—	3,169	439,367	—	442,536

Net (loss) earnings	$400,000	$1,868,970	$1,636,836	$(400,000)	$3,505,806

Retained earnings (deficit), beginning of year	$(1,000,025)	$(157,960)	$38,093,020	$(2,228,061)	$34,706,974

Net (loss) earnings	400,000	1,868,970	1,636,836	(400,000)	3,505,806

	(600,025)	1,711,010	39,729,856	(2,628,061)	38,212,780

Dividends	(400,000)	—	(400,000)	400,000	(400,000)

Retained earnings (deficit), end of year	$(1,000,025)	$1,711,010	$39,329,856	$(2,228,061)	$37,812,780

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	Consolidating Statement of Cashflows as of June 30, 2003
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used for) operating activities	$400,000	$(371,546)	$5,592,615	$(400,000)	$5,221,069

Financing activities
Repayment of demanding operating line of credit	—	(29,844)	(1,293,280)	—	(1,323,124)
Note receivable	—	—	—	—	—
Proceeds from long term debt	—	—	19,439,887	—	19,439,887
Repayment of long term debt	—	—	(8,889,101)	—	(8,889,101)
Dividends	(400,000)	—	(400,000)	400,000	(400,000)

Net cash provided by (used for) financing activities	(400,000)	(29,844)	8,857,506	400,000	8,827,662

Investing activities
Advances (to) from affiliated parties, net	—	(5,203,029)	5,195,605	(626)	(8,050)
Proceeds from sale of vessels, equipment and property	—	6,287,682	—	—	6,287,682
Purchase of vessels, equipment, property and other assets	—	(1,201,130)	(19,645,102)	517,869	(20,328,363)

Net cash (used for) provided by investing activities	—	(116,477)	(14,449,497)	517,243	(14,048,731)

Net (decrease) increase in cash	—	(517,867)	624	517,243	—

Cash
Beginning of year	—	—	—	—	—

End of year	$—	$(517,867)	$624	$517,243	$—

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	Consolidating Balance Sheet as of June 30, 2004
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current
Cash	$—	$304,332	$510,413	$—	$814,745
Receivables	—	511,213	4,895,156	—	5,406,369
Inventory	—	305,828	—	—	305,828
Prepaids	—	270	452,800	—	453,070

	—	1,121,643	5,858,369	—	6,980,012

Investments	1,001,425	—	2,302,303	(3,227,078)	76,650
Vessels, equipment and property	—	91,295	163,085,586	(12,339)	163,164,542
Other assets	8,961	1,456,216	7,172,136	89	8,637,402
Deferred taxes	—	(1,818)	1,303,291	—	1,301,473

	$1,010,386	$2,667,336	$179,721,685	$(3,239,328)	$180,160,079

Liabilities
Current
Bank indebtedness	$—	$—	$—	$—	$—
Payables and accruals	—	698,973	6,772,489	—	7,471,462
Accrued lease payments	—	—	1,142,428	—	1,142,428
Current portion of long term debt	—	—	111,434,990	—	111,434,990

	—	698,973	119,349,907	—	120,048,880

Long term debt	—	—	24,796,213	—	24,796,213
Deferred taxes	—	—	—	—	—
Deferred credits	—	—	457,286	—	457,286
Redemption value of retractable preference shares	1,000,001	—	—	—	1,000,001

	1,000,001	698,973	144,603,406	—	146,302,380

Shareholder’s Equity
Capital stock	1,010,410	511	756	(1,011,267)	410
Retained earnings	(1,000,025)	1,967,852	35,117,523	(2,228,061)	33,857,289

	10,385	1,968,363	35,118,279	(3,239,328)	33,857,699

	$1,010,386	$2,667,336	$179,721,685	$(3,239,328)	$180,160,079

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	Consolidating Statement of (Loss) Earnings and Retained Earnings as of June 30, 2004
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Total revenues	$—	$4,835,474	$61,463,159	$(85,884)	$66,212,749

Costs and expenses
Vessel operating	—	—	31,368,888	(34,560)	31,334,328
Cost of goods sold	—	3,878,011	1,141,765	(51,323)	4,968,453
General and administrative	—	738,248	5,208,606	(68,255)	5,878,599

	—	4,616,259	37,719,259	(154,138)	42,181,380

	—	219,215	23,743,900	68,254	24,031,369

Other income	400,000	84,438	775,668	(497,083)	763,023

Depreciation and amortization	—	9,302	11,991,742	—	12,001,044
Corporate transaction costs	—	—	1,226,063	—	1,226,063
Interest expense	—	34,730	8,557,430	(28,829)	8,563,331
Lease expense	—	—	7,673,066	—	7,673,066

	—	44,032	29,448,301	(28,829)	29,463,504

(Loss) earnings before taxes	400,000	259,621	(4,928,733)	(400,000)	(4,669,112)

Capital taxes	—	2,779	470,880	—	473,659

Income tax recovery	—	—	(1,587,280)	—	(1,587,280)

	—	2,779	(1,116,400)	—	(1,113,621)

Net (loss) earnings	$400,000	$256,842	$(3,812,333)	$(400,000)	$(3,555,491)

Retained earnings (deficit), beginning of year	$(1,000,025)	$1,711,010	$39,329,856	$(2,228,061)	$37,812,780

Net (loss) earnings	400,000	256,842	(3,812,333)	(400,000)	(3,555,491)

	(600,025)	1,967,852	35,517,523	(2,628,061)	34,257,289

Dividends	$(400,000)	$—	$(400,000)	$400,000	$(400,000)

Retained earnings (deficit), end of year	$(1,000,025)	$1,967,852	$35,117,523	$(2,228,061)	$33,857,289

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	Consolidating Statement of Cashflows as of June 30, 2004
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used for) operating activities	$400,000	$789,497	$7,836,243	$(400,000)	$8,625,740

Financing activities
Proceeds from (repayment of) demanding operating line of credit	—	43,550	(364,017)	—	(320,467)
Note receivable	—	—	(77,083)	—	(77,083)
Proceeds from long term debt	—	—	—	—	—
Repayment of long term debt	—	—	(8,879,004)	—	(8,879,004)
Dividends	(400,000)	—	(400,000)	400,000	(400,000)

Net cash provided by (used for) financing activities	(400,000)	43,550	(9,720,104)	400,000	(9,676,554)

Investing activities
Advances (to) from affiliated parties, net	—	(540,603)	345,938	(1)	(194,666)
Proceeds from sale of vessels, equipment and property	—	9,259	2,814,885	—	2,824,144
Purchase of vessels, equipment, property and other assets	—	(1,840)	(762,079)	—	(763,919)

Net cash (used for) provided by investing activities	—	(533,184)	2,398,744	(1)	1,865,559

Net increase (decrease) in cash	—	299,863	514,883	(1)	814,745

Cash
Beginning of year	—	—	—	—	—

End of year	$—	$299,863	$514,883	$(1)	$814,745

Report of Independent Registered Public Accounting Firm

To the Shareholder of

Secunda Marine Services Limited

We have audited the consolidated balance sheets of Secunda Marine Services Limited at June 30, 2003 and 2004, and the consolidated statements of (loss) earnings and retained earnings and cash flows for each of the years in the three year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2004 and the results of its operations and cash flows for each of the years in the three year period ended June 30, 2004 in accordance with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

Chartered Accountants

Halifax, Canada

August 27, 2004

except for Note 22, as to which the date is December 6, 2004

Secunda Marine Services Limited

Consolidated Statements of (Loss) Earnings

and Retained Earnings

Denominated in Canadian Dollars

Year Ended June 30	2002	2003	2004
Total revenues	$72,919,192	$69,374,217	$66,212,749

Costs and expenses
Vessel operating	31,269,839	30,861,245	31,334,328
Costs of goods sold	4,631,240	5,453,520	4,968,453
General and administrative	6,689,435	6,810,728	5,876,099

	42,590,514	43,125,493	42,178,880

	30,328,678	26,248,724	24,033,869

Other income, net (Note 13)	801,044	7,008,149	791,343

Depreciation and amortization	9,512,134	10,208,645	11,986,825
Corporate transaction costs (Note 7)	—	—	1,226,063
Interest expense (Note 12)	4,690,601	4,798,390	6,319,136
Lease expense	9,993,934	9,498,083	7,673,066

	24,196,669	24,505,118	27,205,090

(Loss) earnings before taxes	6,933,053	8,751,755	(2,379,878)

Capital taxes	365,912	444,599	473,020
Income taxes (recovery) (Note 15)	200,977	1,026,354	(686,183)

	566,889	1,470,953	(213,163)

Net (loss) earnings before non-controlling interest	6,366,164	7,280,802	(2,166,715)
Dividends on non-controlling interest in subsidiaries (Note 10)	(3,144,639)	(2,927,744)	(2,661,696)

Net (loss) earnings available to common shareholders	$3,221,525	$4,353,058	$(4,828,411)

(Loss) earnings per share (Note 16)
Basic	$2,929	$3,957	$(4,389)

Diluted	$2,929	$3,957	$(4,389)

Retained earnings, beginning of year	$7,999,279	$10,923,395	$14,979,044
Net (loss) earnings	3,221,525	4,353,058	(4,828,411)

	11,220,804	15,276,453	10,150,633

Dividends	(297,409)	(297,409)	(297,409)

Retained earnings, end of year	$10,923,395	$14,979,044	$9,853,224

See accompanying notes to the consolidated financial statements.

Secunda Marine Services Limited

Consolidated Balance Sheet

Denominated in Canadian Dollars

June 30	2003	2004
Assets
Current
Cash	$—	$814,745
Receivables (Note 3)	12,987,693	6,965,891
Inventory	970,215	305,828
Prepaids	975,831	453,070

	14,933,739	8,539,534

Investments (Note 5)	1,086,650	1,086,650
Vessels, equipment and property (Note 6)	148,433,581	163,164,542
Other assets (Note 7)	9,328,621	7,393,326

	$173,782,591	$180,184,052

Liabilities
Current
Bank indebtedness (Note 4)	$320,555	$—
Payables and accruals	10,955,604	7,470,329
Accrued lease payments	1,137,359	1,142,428
Current portion of long term debt (Note 8)	83,856,717	78,374,435

	96,270,235	86,987,192

Long term debt (Note 8)	17,670,901	42,113,663
Deferred taxes (Note 15)	5,605,100	4,806,993
Deferred credits (Note 9)	511,617	457,286
Redemption value of retractable preference shares (Note 11)	1,465,584	1,465,584

	121,523,437	135,830,718

Non-controlling interest in subsidiaries (Note 10)	37,280,000	34,500,000

Shareholder’s Equity
Capital stock (Note 11)	110	110
Retained earnings	14,979,044	9,853,224

	14,979,154	9,853,334

	$173,782,591	$180,184,052

Commitments (Note 18)
Contingencies (Note 21)
Subsequent events (Note 22)

See accompanying notes to the consolidated financial statements.

Secunda Marine Services Limited

Consolidated Statement of Cash Flows

Denominated in Canadian Dollars

Year Ended June 30	2002	2003	2004
Cash derived from (applied to)
Operating
Net (loss) earnings	$3,221,525	$4,353,058	$(4,828,411)
Depreciation and amortization	9,512,134	10,208,645	11,986,825
Corporate transaction costs	—	—	1,226,063
Expenditures for drydocking and maintenance capital	(2,355,920)	(1,556,910)	(2,761,427)
Provision for (recovery of) deferred taxes	23,660	898,295	(798,106)
Translation of foreign currency denominated debt	153,883	(4,460,755)	(67,978)
Recognition of deferred income and other	54,853	228,950	159,922
Gain on disposal of assets	(503,849)	(2,246,806)	(431,499)

	10,106,286	7,424,477	4,485,389
Change in non-cash operating working capital (Note 14)	3,192,369	(2,403,577)	3,728,745

Cash derived from operating activities	13,298,655	5,020,900	8,214,134

Financing
(Repayment of) proceeds from demand operating credit line	1,643,677	(1,323,122)	(320,555)
Note receivable	—	—	(77,083)
Proceeds from issue of share capital	1,300,000	—	—
Redemption of share capital	(2,760,000)	(2,760,000)	(2,780,000)
Proceeds from long term debt	15,988,898	19,439,887	—
Repayment of long term debt	(4,594,013)	(5,931,901)	(6,233,325)
Dividends	(297,409)	(297,409)	(297,409)

Cash (used for) derived from financing activities	11,281,153	9,127,455	(9,708,372)

Investing
Advances from (to) affiliated parties, net	(1,594,464)	(107,674)	248,758
Proceeds from sale of vessels, equipment and property	1,525,604	6,287,682	2,824,144
Purchase of vessels, equipment, property, and other assets	(27,497,083)	(20,328,363)	(763,919)

Cash derived from (used for) investing activities	(27,565,943)	(14,148,355)	2,308,983

Net increase (decrease) in cash	(2,986,135)	—	814,745
Cash
Beginning of year	2,986,135	—	—

End of year	$—	$—	$814,745

Taxes paid	$136,000	$585,000	$556,000

Interest paid	$4,803,000	$5,283,000	$5,306,000

See accompanying notes to the consolidated financial statements.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

1.	Nature of operations

The Company is a leading provider of supply and support services primarily to the offshore oil and gas industry off the east coast of Canada providing supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services. In addition, the Company sells assorted marine and pollution control equipment through two wholly owned subsidiary companies one of whose assets in the business were sold effective January 31, 2004.

2.	Summary of significant accounting policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation

The consolidated financial statements include the accounts of Secunda Marine Services Limited (the Company) and its wholly-owned subsidiaries as follows:

Subsidiaries

Associated Marine Limited

Navis Shipping Incorporated

Offshore Logistics Inc.

Pol-E-Mar Inc.

Polyfab International Inc.

Secunda Atlantic Inc.

Secunda Marine Atlantic Limited

Wright Cove Holdings Ltd.

JDM Shipping Inc.

Secunda Global Marine Incorporated

International Shipping Corporation Inc. and its wholly owned subsidiaries:

I.S. Atlantic Corporation Inc.

I.S. Pacific Corporation Inc.

Secunda Global International Inc.

All significant inter-company balances and transactions are eliminated in consolidation.

Revenue recognition

The Company’s primary source of revenue is derived from time charter contracts of its vessels on a rate per day of service basis. As a result, marine vessel revenues are recognized on a daily basis throughout the contract period. These time charter contracts are generally either on a term basis (average three months to five years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate provided, however, that the term contracts at times include escalation clauses to recover specific additional costs. A “spot” contract is a short-term contract to provide offshore marine services to a customer for a specific short-term job. The “spot” contracts generally range from one day to three months. Marine vessel revenues for all contracts are recognized on a daily basis throughout the contract period.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

Depreciation

Vessels, equipment and property are recorded at cost. The costs of vessels, ancillary equipment, and buildings, are being depreciated on the straight-line method at 5%, representing the estimated useful lives of the assets. Vessels under construction are not depreciated until available for service. Office equipment is depreciated on the declining balance method at 20%.

Deferred financing costs

Financing costs are deferred and amortized over the term of the related financing.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are required in the determination of cash flows and probabilities in assessing net recoverable amounts and net realizable values; tax and other provisions; and fair values for disclosure purposes.

Concentration of credit risk

The Company extends credit to various companies in the energy and sub-sea telecommunications cable maintenance industry that may be affected by changes in economic or other external conditions. The Company’s policy is to manage its exposure to credit risk through credit approvals and limits. Historically, write-offs for doubtful accounts have been insignificant.

At June 30, 2003 and 2004, the allowance for doubtful accounts was zero.

Foreign currency measurement

In accordance with SFAS No. 52 “Foreign Currency Translation” the functional and the reporting currency of the Company and its subsidiaries is the Canadian dollar. Therefore, the assets and liabilities of the Company’s foreign operations are translated into Canadian dollars using current rates of exchange for monetary assets and liabilities, historical rates of exchange for non-monetary assets and liabilities and average rate for the year for revenues and expenses, except depreciation and amortization which are translated at the rate of exchange applicable to the related assets. Gains or losses resulting from these translation adjustments are included in income.

Deferred drydocking and maintenance capital costs

Costs incurred in connection with required drydockings and other maintenance program expenditures incurred on a periodic basis are deferred and amortized over the period to the next required interval. This period varies between 24 and 60 months, depending upon external requirements.

Government assistance

The Company is eligible for certain government assistance related to the acquisition of vessels. This assistance is deducted from the cost of the related asset when it becomes receivable.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003, and 2004

Earnings per share

Basic earnings per common share are based on the weighted average number of common shares outstanding. There are no potentially dilutive instruments issued by the Company.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. When such an event occurs, management determines whether an impairment has occurred by comparing the anticipated undiscounted future cash flows of the asset to its carrying value. The amount of a recognized impairment loss is the excess of an asset’s carrying value over its fair value. The Company has not recognized any impairment losses through June 30, 2004.

Income taxes

The Company follows the tax liability method for determining income taxes. Under this method, future income tax assets and liabilities are determined according to differences between their respective carrying amounts and tax bases. Future tax assets and liabilities are measured based on enacted tax rates and bases at the date of the financial statements for the years in which these temporary differences are expected to reverse. Adjustments to these balances are recognized in earnings as they occur.

Interest capitalization

During the period of substantial modifications to or refitting of vessels, interest on the related debt is capitalized.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the average cost basis.

Investments

Private investments are recorded at cost.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and balances with banks, net of bank indebtedness. Bank borrowings are considered to be financing activities.

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could have been classified as either a liability or equity. SFAS No. 150 now requires those instruments to be classified as liabilities (or as assets under some circumstances) in the statement of financial position. SAFS No. 150 also requires the terms of those instruments and any settlement alternatives to be disclosed. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective for all financial instruments beginning in the second quarter of 2003. The Company is in compliance with the requirements of SFAS No. 150.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

In December 2003, the FASB published a revision to Interpretation 46 (FIN 46R) to clarify certain provisions of FASB Interpretation No, 46, “Consolidation of Variable Interest Entities”, and to exempt certain entities from its requirements. FIN 46R requires a company to consolidate a variable interest entity (VIE), as defined, when the company will absorb a majority of the variable interest entity’s expected losses, receive a majority of the variable interest entity’s expected residual return, or both. FIN 46R also requires consolidation of existing, non-controlled affiliates if the VIE is unable to finance its operations without investor support, or where the other investors do not have exposure to the significant risks and rewards of ownership. FIN 46R applies immediately to a VIE created or acquired after January 31, 2003. For a VIE acquired before February 1, 2003, FIN 46R applies in the first interim period ending after March 15, 2004. The Company completed its assessment of the impact of FIN 46R and concluded that the Interpretation does not affect the Company’s consolidated financial statements.

3.	Receivables

	2003	2004
Trade	$7,283,710	$4,209,065
Demand note from parent company, non-interest bearing	1,562,072	1,559,522
Insurance claims	1,304,667	26,852
Marine equipment	1,297,870	511,213
Investment tax credit	720,749	—
Supply base	636,727	552,067
Other	181,898	107,172

	$12,987,693	$6,965,891

4.	Bank indebtedness

Bank indebtedness pertains to overdrafts on the Company demand operating credit. This credit is repayable upon demand and bears interest at prime plus 1.00%. This facility is secured as described in Note 8. The facility to which this relates is part of a larger corporate facility including certain subsidiary, parent and affiliated companies. Unutilized credit capacity on the entire facility at June 30, 2004 was $5.8 million.

5.	Investments

	2003	2004
Preferred shares of affiliated company	$1,010,000	$1,010,000
Private company investment, at cost which approximates market value	76,650	76,650

	$1,086,650	$1,086,650

6.	Vessels, equipment and property

	2003	2004
Cost
Vessels and ancillary equipment	$184,174,138	$205,989,011
Vessels under construction	2,027,999	2,059,288
Buildings	1,923,332	1,934,785
Land	692,054	692,054
Office equipment	2,026,044	1,714,473

	$190,843,567	$212,389,611

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	2003	2004

Accumulated depreciation
Vessels and ancillary equipment	$40,300,017	$47,126,326
Buildings	789,533	885,986
Office equipment	1,320,436	1,212,757

	$42,409,986	$49,225,069

Net book value
Vessels and ancillary equipment	$143,874,121	$158,862,685
Vessels under construction	2,027,999	2,059,288
Buildings	1,133,799	1,048,799
Land	692,054	692,054
Office equipment	705,608	501,716

	$148,433,581	$163,164,542

Additions to the cost of vessels and ancillary equipment in the years include capitalized interest of $735,000 (2003) and zero (2004).

Included in vessels and ancillary equipment is equipment under capital lease, with a cost of $526,000 (2003) and $27,170,000 (2004) less accumulated depreciation of zero (2003) and $487,000 (2004). During the year ended June 30, the Company acquired equipment under capital lease at a cost of $526,000 (2003) and $26,644,000 (2004).

During the year ended June 30, 2004, the Company renegotiated the terms of one of its operating leases. As a result of the revision to the terms the accounting for the lease changed from that of an operating lease to a capital lease and the Company recorded an asset under capital lease with a cost of $26,600,000.

The Company qualified for investment tax credits and reduced the cost of vessels acquired by $729,000 (2003) and zero (2004).

7.	Other assets

	2003	2004
Deferred drydocking and maintenance capital costs	$2,628,257	$3,486,939
Deferred financing costs	2,489,872	2,320,918
Deferred payments	1,469,497	—
Deferred corporate transaction costs	916,086	—
Due from affiliated parties	747,906	499,012
Other long term assets	1,077,003	1,086,457

	$9,328,621	$7,393,326

Deferred payments relate to a sale-lease-back transaction and are being amortized over the term of the lease expiring in 2013. As discussed in Note 6, during the year ended June 30, 2004 the Company renegotiated the terms of lease to which these payments relate. As a result, the deferral of these costs ceased, and the costs were reallocated to the capitalized cost of the leased asset.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

Due from affiliated parties includes amounts due from companies subject to common control, and from shareholder. Amounts are non-interest bearing and have no set terms of repayment.

In June 2004, the Company ceased its activities respecting a previous corporate finance transaction. As a result of this decision, corporate transaction costs related to this transaction in the amount of $1,226,063 were written off.

8.	Long term debt and obligations under capital lease

	2003	2004
Floating rate, Canadian dollar denominated loans with interest rates ranging from commercial mortgage prime less ½% to bankers acceptance plus 4.45%. (a)	$66,124,770	$59,822,143

Fixed rate, US dollar denominated loan with interest at 6.696%, $12,839,000 (2003) and $12,410,000 (2004), maturing 2017.	17,300,553	16,695,173

	83,425,323	76,517,316

Fixed rate equipment lease obligations bearing interest at rates ranging from 7.0% to 10.24% per annum. Future minimum lease payments total $538,000 (2003) and $39,600,000 (2004) including interest. (b)	502,568	25,488,573

	83,927,891	102,005,889

Fixed rate demand notes payable to parent company bearing interest at 10% (US $9,275,000, plus accrued interest of US$3,597,556). Effective December 31, 1986, interest will not accrue or be payable on the debt until the parent notifies the Company. The parent company has indicated it will not call the notes prior to July 1, 2005.	17,345,770	17,317,450

	101,273,661	119,323,339

Accrued interest	253,957	1,164,759

	101,527,618	120,488,098

Less: current portion	83,856,717	78,374,435

	$17,670,901	$42,113,663

(a)	Floating rate Canadian dollar denominated debt totalled $59,822,143 and is comprised of the following:

•	$3,732,761 ($3,366,000 on demand basis), maturing 2005

•	$25,020,626 ($25,000,000 on demand basis) maturing 2006

•	$622,116 maturing 2007

•	$5,120,485 maturing 2008

•	$25,326,155 maturing 2010

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

(b)	Fixed rate equipment lease obligations totalled $25,488,573 and is comprised of the following:

•	$226,790 maturing 2005

•	$41,875 maturing 2009

•	$25,219,908 maturing 2013

Long term debt and bank indebtedness are secured by mortgages over vessels, land and buildings, a general security agreement, an assignment of accounts receivable and proceeds of marine insurance, a floating charge debenture for $2,500,000, and guarantees from parent company.

A fixed rate US dollar denominated loan and operating lease are also secured by a guarantee of the United States Government, Maritime Administration. This guarantee is secured by a first marine mortgage against a vessel, a Title XI Reserve Fund and Financial Agreement and assignment of insurance and time charter. The Company is not in conformance with certain requirements contained in the Title XI Reserve Fund and Financial Agreements with the US Maritime Administration (“Marad”). As a result of this non-conformance, this loan and other long term debt obligations have been classified as current indebtedness. The non-conformance has been in effect for five years. These Title XI Reserve Fund and Financial Agreements are related to the Marad guarantee of the financing of two vessels in the Company’s fleet, one of which is leased - see Note 18.

The net book value of the assets pledged as security for all above obligations is approximately $180 million.

Estimated principal requirements under normal maturities, exclusive of accelerated long term debt obligations, are as follows:

	Long Term Debt	Capital Lease Obligation
2005	$30,013,000	$670,000
2006	3,615,000	1,382,000
2007	4,263,000	1,530,000
2008	3,815,000	1,693,000
2009	2,947,000	1,878,000
Thereafter	49,182,000	18,336,000

	$93,835,000	$25,489,000

9.	Deferred credits

	2003	2004
Deferred gain	$511,617	$457,286

Deferred gain relates to a sale-lease-back transaction. The gain is being amortized over the term of the lease, which expires in 2013.

10.	Non-controlling interest in subsidiaries

	2003	2004
3,450 preferred shares (2003 – 3,728) (redeemable at $10,000 each)	$37,280,000	$34,500,000

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

2,270 Class I preferred shares (2003 – 2,390) of Secunda Global International Inc., non-voting except at special meetings, retractable solely at the option of the Company at $10,000 each, with cumulative dividends at Bankers Acceptance rate plus basis points applied to the stated capital of such shares (rate as of June 30, 2004 of 6.94857%).

1,180 Class I preferred shares (2003 – 1,338) of Secunda Global Marine Incorporated, non-voting except at special meetings, retractable solely at the option of the Company at $10,000 each, with cumulative dividends of 7.25%

The non-controlling interest is owned by a wholly owned subsidiary of Secunda Marine Services Limited’s indirect parent company, Secunda International Limited.

11.	Capital stock

	2003	2004
Authorized:

100 Class A preferred shares, $3,979.09 par value, non-voting, non-participating, redeemable, retractable, with non-cumulative dividend
400 preferred shares, $1 par value, non-voting, non-participating, redeemable, retractable at $3,663.96 per share, with cumulative dividend equal to 7% of redemption value
40,000 common shares, without par value

Issued and outstanding:
400 preference shares	$—	$—
1,100 common shares	110	110

	$110	$110

The 400 preference shares have been recorded at their retraction values and have been reported as a long term liability.

12.	Interest expense

	2002	2003	2004
Long term debt and obligations under capital lease	$4,504,746	$4,569,901	$6,024,479
Other	185,855	228,489	294,657

	$4,690,601	$4,798,390	$6,319,136

The Company capitalized interest in the amount of $190,000 (2002); $735,000 (2003), and zero (2004).

13.	Other income, net

	2002	2003	2004
Gain on disposal of assets	$503,849	$2,246,806	$431,499
Foreign exchange	189,961	4,475,691	193,626
Interest	16,260	13,438	3,705
Other	90,974	272,214	162,513

	$801,044	$7,008,149	$791,343

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

14.	Change in non-cash operating working capital

	2002	2003	2004
Receivables	$(503,562)	$(127,515)	$6,021,803
Inventory	(284,374)	284,039	664,387
Prepaids	(40,583)	(109,115)	522,761
Payables and accruals	4,015,819	(2,301,911)	(3,485,275)
Accrued lease payments	5,069	(149,075)	5,069

	$3,192,369	$(2,403,577)	$3,728,745

15.	Income taxes

	2002	2003	2004
Current
Canada	$—	$—	$—
Foreign	177,317	128,059	111,923

	177,317	128,059	111,923

Future
Canada	23,660	898,295	(798,106)
Foreign	—	—	—

	23,660	898,295	(798,106)

Income tax (recovery)	$200,977	$1,026,354	$(686,183)

The following reconciles the expected income tax at the various statutory income tax rates to the amounts recognized in the consolidated statements of earnings for the years ended June 30, 2002, 2003 and 2004:

	2002	2003	2004
(Loss) earnings before taxes	$6,933,053	$8,751,755	$(2,379,878)
Income taxes	42.12%	40.12%	39.12%

	2,920,202	3,511,204	(931,008)

Expected income taxes
Statutory rate change	(2,483)	(47,130)	20,937
Rate differential in different jurisdictions	(2,641,693)	(1,235,439)	(189,652)
Provincial capital tax	(70,432)	(83,791)	(91,839)
Non-taxable portion of capital gains / losses	(93,809)	14,363	11,649
Non taxable / deductible items and other	89,192	(1,132,853)	493,730

Income tax (recovery)	$200,977	$1,026,354	$(686,183)

The following table reflects the deferred tax liability as at June 30, 2003 and 2004:

	2003	2004
Taxable temporary timing differences, Primarily related to capital assets	$(10,939,081)	$(9,349,993)
Non-capital losses carried forward	5,289,046	4,510,780
Capital losses carried forward	44,935	32,220

	$(5,605,100)	$(4,806,993)

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

The Company has recorded in the financial statements the income tax benefits of prior years’ losses of approximately $11,833,000. The Company also has investment tax credits of approximately $6,596,000, the benefits of which have not been recorded in the financial statements. These losses and credits are available to reduce taxable income and income taxes payable in future years and, if not utilized, will expire as follows:

	Tax Losses Carried Forward	Investment Tax Credits
2005	$—	$84,000
2006	1,045,000	1,657,000
2007	5,887,000	3,775,000
2008	2,807,000	—
2009	1,489,000	—
2010	605,000	1,080,000

	$11,833,000	$6,596,000

16.	Earnings per share

Per share amounts are based on a weighted average number of common shares issued and outstanding during the year. The weighted average number of common shares outstanding for the years ended June 30, 2002, 2003 and 2004 were 1,100. There are no potentially dilutive securities issued by the Company.

17.	Segmented information

The Company’s business is primarily comprised of two segments, oil and gas services and construction and maintenance services.

The oil and gas services segment charters vessels principally to owners and operators of offshore drilling rigs and production platforms both domestically and internationally. Platform supply vessels transport drill pipe, drilling fluids and construction materials as well as deck cargo, liquid mud, fuel and water. Anchor handling towing supply vessels have powerful engines and deck mounted winches and are capable of towing and positioning offshore drilling rigs, barges and performing general towing services, as well as providing supply vessel services. Standby safety vessels provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation.

The Company’s construction and maintenance services segment provides support services to customers requiring vessels to perform construction and maintenance services. These services have historically been provided to customers in the sub-sea telecommunications industry.

Individual customers contributed the following revenues, as percentage of total revenues in each year:

	2002	2003	2004
Oil and gas services
Customer 1	22%	27%	37%
Customer 2	21%	20%	14%
Customer 3	8%	3%	14%

Construction and maintenance services

Customer A	25%	14%	14%

All others	24%	36%	21%

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	June 30, 2002
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$47,334,072	$18,504,227	$7,080,893	$72,919,192
Inter-segment revenues	$—	—	$1,347,632	$1,347,632
Interest expense	$4,279,500	$—	$411,101	$4,690,601
Depreciation and amortization	$5,930,108	$2,672,594	$909,432	$9,512,134
Segment earnings (loss) before taxes	$4,991,848	$8,346,388	$(6,405,183)	$6,933,053
Segment capital asset expenditures	$25,970,835	$1,183,486	$110,100	$27,264,421

	June 30, 2003
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$51,058,248	$9,951,240	$8,364,729	$69,374,217
Inter-segment revenues	$—	$—	$1,167,769	$1,167,769
Interest expense	$4,384,918	$10,768	$402,704	$4,798,390
Depreciation and amortization	$6,513,867	$2,799,001	$895,777	$10,208,645
Segment earnings (loss) before taxes	$5,838,821	$2,675,463	$237,471	$8,751,755
Segment assets	$108,235,728	$39,807,994	$25,738,869	$173,782,591
Segment capital asset expenditures	$18,866,310	$335,382	$110,507	$19,312,199

	June 30, 2004
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$48,250,001	$9,486,420	$8,476,328	$66,212,749
Inter-segment revenues	$—	$—	$523,360	$523,360
Interest expense	$5,930,771	$17,053	$371,312	$6,319,136
Depreciation and amortization	$8,316,855	$2,778,952	$891,018	$11,986,825
Segment earnings (loss) before taxes	$1,896,410	$1,774,088	$(6,050,376)	$(2,379,878)
Segment assets	$124,555,058	$37,278,025	$18,350,969	$180,184,052
Segment capital asset expenditures	$26,923,415	$—	$91,956	$27,015,371

Geographic information

	Revenues
	2002	2003	2004
Revenues

Canada	$48,614,433	$62,109,799	$62,035,966
International	24,304,759	7,264,418	4,176,783

	$72,919,192	$69,374,217	$66,212,749

Property and Equipment
Canada		$120,021,977	$111,157,979
International		28,411,604	52,006,563

		$148,433,581	$163,164,542

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

18.	Commitments

The Company has entered into operating leases for supply vessels. One of these leases, denominated in US dollars, calls for remaining minimum annual payments aggregating CDN $54.8 million over its term translated using the Canadian dollar exchange rate of $1.3453 as at June 30, 2004. The Company’s remaining lease is denominated in Canadian currency and calls for remaining minimum aggregate payments of $61,000. The approximate minimum annual lease payments over the next five years expressed in Canadian currency, translated under the assumption described above are as follows:

2005	$4,212,000
2006	3,495,000
2007	3,495,000
2008	3,495,000
2009	3,495,000
Thereafter	36,692,000

$54,884,000

19.	Financial instruments

a)	Interest Rate Risk – The Company’s interest rate risk exposure arises from fluctuations in interest rates relating primarily to its long-term debt obligations. The Company does not use derivative instruments to reduce its exposure to interest risk. However, the Company strategically finances its assets by considering such factors as industry trends, existing and prospective charter contracts, interest rate expectations, and planned fleet composition to meet industry opportunities.

b)	Foreign Currency Risk – The Company has financed CDN $16.7 million of its long-term debt and has entered into long-term vessel leases denominated in US currency, which by their nature, are subject to foreign exchange risk. However, a number of the Company’s vessel charters are denominated in US currency, which act as a natural hedge against US dollar debt service and lease payments. During the years ended June 30, 2002, 2003 and 2004, USD charter revenue exceeded US dollar debt service and lease payments. The Company does not use derivative instruments to reduce its exposure to currency fluctuation.

c)	Credit Risk – The Company is subject to credit risk through the advancing of trade credit. Customers of oil and gas vessel services are primarily major and large independent oil and gas exploration and production companies. Construction and maintenance services are provided to major sub-sea maintenance companies. Management believes that the credit risk associated with these customers is minimal. Management routinely reviews its accounts receivable balances to ensure customers remain within credit terms.

d)	Fair Value – Unless otherwise noted, the carrying values of cash and cash equivalents, accounts receivable, prepaids, bank indebtedness, payables and accruals approximate their fair values.

The fair value of the Company’s long-term debt financed on a floating rate basis is assumed to be the carrying value due to the variable interest rates. The fair value of the fixed rate US dollar long-term debt has been estimated at $19.3 million and $17.6 million respectively as at June 30, 2003 and 2004. The fair value of the fixed rate equipment lease obligations has been estimated at $0.5 million and $30.1 million as at June 30, 2003 and 2004 respectively.

The fair value of the amounts due to/from affiliated parties and demand note receivable from parent have not been estimated as it is not practicable to determine those amounts.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

20.	Other matters

On December 31, 2003, the Company was approached by an outside party looking to acquire a portion of the Company’s retail/wholesale activities operated under the name, Associated Marine. A transaction was completed effective January 31, 2004 for the acquisition by the third party of the net operating assets resulting in a pre-tax loss of $145,000 on the transaction. This loss is recorded in the “other income” caption.

The financial statements report the following amounts from the operations of Associated Marine in the “corporate and other operating segment”:

	2002	2003	2004
Revenue	$3,750,969	$4,497,812	$1,863,262

Operating pre-tax loss	$(253,843)	$(89,610)	$(80,633)

21.	Contingencies

In May of 2004 a claim was brought against the Company and an arbitration proceeding commenced by a third party respecting negotiations resulting from an unsolicited offer to purchase one of the Company’s vessels. No amount of claim has been pleaded. The Company has appointed an arbitrator in response to commencement of the arbitration proceedings to represent its interests in this matter. The Company is of the view that the action claim is without merit.

The Company, from time to time, enters into agreements in the normal course of its business, such as service arrangements and leases, and in connection with business or asset acquisitions or dispositions. These agreements, by their nature, may provide for indemnification of counterparties. These indemnification provisions may be in connection with breaches of representation and warranty or with future claims for certain liabilities, including liabilities related to tax and environmental matters. The terms of these indemnification provisions vary in duration and may extend for an unlimited period of time. Given the nature of such indemnification provisions, the Company is unable to reasonably estimate its total maximum potential liability as certain indemnification provisions do not provide for a maximum potential amount and the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments in connection with these indemnification provisions.

The Company has provided, as security for the loans of a certain affiliated company, a first marine mortgage on two of its vessels, assignment of insurance on the vessels and assignment of time charter. The net book value of the assets acting as security is $36.7 million and the balance of the loans at June 30, 2004 was approximately $33.1 million.

22.	Subsequent events

a)	Subsequent to year end, the Company’s parent completed a US $125.0 million senior secured floating rate note offering. These notes are non-amortizing, mature in 2012, have been issued at a price of 98.5% and bear interest at LIBOR plus 800 basis points.

The net proceeds from this offering, after deducting fees and expenses, was used to repay all of the outstanding indebtedness, except for indebtedness related to one vessel, including debt prepayment costs,

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

and to acquire one vessel currently operating under an operating lease. The remaining funds available after the above are to be used for working capital and other general corporate purposes.

Concurrent with the sale of these notes, the parent company entered into a new $40.0 million senior secured bank credit facility.

As a result of this transaction, during the quarter ended September 30, 2004, deferred financing costs that pertain to the repaid indebtedness and operating lease were written off in the amount of $2.5 million, debt prepayment costs were incurred in the amount of $2.6 million and vessels, property and equipment increased by $25.8 million.

b)	Subsequent to year end the Company paid a dividend in the amount of $6,500,000.

Report of Independent Registered Public Accounting Firm

To the Shareholder of

Secunda Marine International Incorporated

We have audited the consolidated balance sheets of Secunda Marine International Incorporated at June 30, 2003 and 2004, and the consolidated statements of (loss) earnings and retained earnings and cash flows for each of the years in the three year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2004 and the results of its operations and cash flows for each of the years in the three year period ended June 30, 2004 in accordance with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

Chartered Accountants

Halifax, Canada

August 27, 2004

except for Note 22, as to which the date is December 6, 2004.

Secunda Marine International Incorporated

Consolidated Statements of (Loss) Earnings

and Retained Earnings

Denominated in Canadian Dollars

Year Ended June 30	2002	2003	2004
Total revenues	$72,919,192	$69,374,217	$66,212,749

Costs and expenses
Vessel operating	31,269,839	30,861,245	31,334,328
Costs of goods sold	4,631,240	5,453,520	4,968,453
General and administrative	6,689,435	6,810,728	5,876,099

	42,590,514	43,125,493	42,178,880

	30,328,678	26,248,724	24,033,869

Other income, net (Note 13)	858,971	4,800,505	763,023

Depreciation and amortization	9,512,134	10,208,645	11,986,825
Corporate transaction costs (Note 7)	—	—	1,226,063
Interest expense (Note 12)	4,588,010	4,695,799	6,216,545
Lease expense	9,993,934	9,498,083	7,673,066

	24,094,078	24,402,527	27,102,499

(Loss) earnings before taxes	7,093,571	6,646,702	(2,305,607)

Capital taxes	365,912	444,599	473,020
Income taxes (recovery) (Note 15)	200,977	1,026,354	(686,183)

	566,889	1,470,953	(213,163)

Net (loss) earnings before non-controlling interest	6,526,682	5,175,749	(2,092,444)
Dividends on non-controlling interest in subsidiaries (Note 10)	(3,144,639)	(2,927,744)	(2,661,696)

Net (loss) earnings available to common shareholders	$3,382,043	$2,248,005	$(4,754,140)

(Loss) earnings per share (Note 16)
Basic	$6,751	$4,487	$(9,489)

Diluted	$6,751	$4,487	$(9,489)

Retained earnings, beginning of year	$29,061,560	$32,043,603	$33,891,608

Net (loss) earnings	3,382,043	2,248,005	(4,754,140)

	32,443,603	34,291,608	29,137,468

Dividends	(400,000)	(400,000)	(400,000)

Retained earnings, end of year	$32,043,603	$33,891,608	$28,737,468

See accompanying notes to the consolidated financial statements.

Secunda Marine International Incorporated

Consolidated Balance Sheet

Denominated in Canadian Dollars

June 30	2003	2004
Assets
Current
Cash	$—	$814,745
Receivables (Note 3)	12,987,693	6,965,891
Inventory	970,215	305,828
Prepaids	975,831	453,070

	14,933,739	8,539,534

Investments (Note 5)	1,086,650	1,086,650
Vessels, equipment and property (Note 6)	148,433,581	163,164,542
Other assets (Note 7)	9,430,166	7,494,871

	$173,884,136	$180,285,597

Liabilities
Current
Bank indebtedness (Note 4)	$320,555	$—
Payables and accruals	10,955,604	7,470,329
Accrued lease payments	1,137,359	1,142,428
Current portion of long term debt (Note 8)	83,856,717	78,374,435

	96,270,235	86,987,192

Long term debt (Note 8)	325,131	24,796,213
Deferred taxes (Note 15)	5,605,100	4,806,993
Deferred credits (Note 9)	511,617	457,286

	102,712,083	117,047,684

Non-controlling interest in subsidiaries (Note 10)	37,280,000	34,500,000

Shareholder’s Equity
Capital stock (Note 11)	445	445
Retained earnings	33,891,608	28,737,468

	33,892,053	28,737,913

	$173,884,136	$180,285,597

Commitments (Note 18)
Contingencies (Note 21)
Subsequent events (Note 22)

See accompanying notes to the consolidated financial statements.

Secunda Marine International Incorporated

Consolidated Statement of Cash Flows

Denominated in Canadian Dollars

Year Ended June 30	2002	2003	2004
Cash derived from (applied to)
Operating
Net (loss) earnings	$3,382,043	$2,248,005	$(4,754,140)
Depreciation and amortization	9,512,134	10,208,645	11,986,825
Corporate transaction costs	—	—	1,226,063
Expenditures for drydocking and maintenance capital	(2,355,920)	(1,556,910)	(2,761,427)
Provision for (recovery of) deferred taxes	23,660	898,295	(798,106)
Translation of foreign currency denominated debt	95,956	(2,253,111)	(39,658)
Recognition of deferred income and other	54,849	228,950	159,922
Gain on disposal of assets	(503,849)	(2,246,806)	(431,499)

	10,208,873	7,527,068	4,587,980
Change in non-cash operating working capital (Note 14)	3,192,369	(2,403,577)	3,728,745

Cash derived from operating activities	13,401,242	5,123,491	8,316,725

Financing
(Repayment of) proceeds from demand operating credit line	1,643,677	(1,323,122)	(320,555)
Note receivable	—	—	(77,083)
Proceeds from issue of share capital	1,300,000	—	—
Redemption of share capital	(2,760,000)	(2,760,000)	(2,780,000)
Proceeds from long term debt	15,988,898	19,439,887	—
Repayment of long term debt	(4,594,013)	(5,931,901)	(6,233,325)
Dividends	(400,000)	(400,000)	(400,000)

Cash (used for) derived from financing activities	11,178,562	9,024,864	(9,810,963)

Investing
Advances from (to) affiliated parties, net	(1,594,464)	(107,674)	248,758
Proceeds from sale of vessels, equipment and property	1,525,608	6,287,682	2,824,144
Purchase of vessels, equipment and property and other assets	(27,497,083)	(20,328,363)	(763,919)

Cash derived from (used for) investing activities	(27,565,939)	(14,148,355)	2,308,983

Net increase (decrease) in cash	(2,986,135)	—	814,745
Cash
Beginning of year	2,986,135	—	—

End of year	$—	$—	$814,745

Taxes paid	$136,000	$585,000	$556,000

Interest paid	$4,803,000	$5,283,000	$5,306,000

See accompanying notes to the consolidated financial statements.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

1.	Nature of operations

The Company is a leading provider of supply and support services primarily to the offshore oil and gas industry off the east coast of Canada providing supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services. In addition, the Company sells assorted marine and pollution control equipment through two wholly owned subsidiary companies one of whose assets in the business were sold effective January 31, 2004.

2.	Summary of significant accounting policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation

The consolidated financial statements include the accounts of Secunda Marine International Incorporated (the Company) and its wholly-owned subsidiaries as follows:

Subsidiaries

Associated Marine Limited

Navis Shipping Incorporated

Offshore Logistics Inc.

Pol-E-Mar Inc.

Polyfab International Inc.

Secunda Atlantic Inc.

Secunda Marine Atlantic Limited

Secunda Marine Services Limited

Wright Cove Holdings Ltd.

JDM Shipping Inc.

Secunda Global Marine Incorporated

International Shipping Corporation Inc. and its wholly owned subsidiaries:

I.S. Atlantic Corporation Inc.

I.S. Pacific Corporation Inc.

Secunda Global International Inc.

All significant inter-company balances and transactions are eliminated in consolidation.

Revenue recognition

The Company’s primary source of revenue is derived from time charter contracts of its vessels on a rate per day of service basis. As a result, marine vessel revenues are recognized on a daily basis throughout the contract period. These time charter contracts are generally either on a term basis (average three months to five years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate, provided, however, that the term contracts at times include escalation clauses to recover specific additional costs. A “spot” contract is a short-term contract to provide offshore marine services to a customer for a specific short-term job. The “spot” contracts generally range from one day to three months. Marine vessel revenues for all contracts are recognized on a daily basis throughout the contract period.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

Depreciation

Vessels, equipment and property are recorded at cost. The costs of vessels, ancillary equipment, and buildings, are being depreciated on the straight-line method at 5%, representing the estimated useful lives of the assets. Vessels under construction are not depreciated until available for service. Office equipment is depreciated on the declining balance method at 20%.

Deferred financing costs

Financing costs are deferred and amortized over the term of the related financing.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are required in the determination of cash flows and probabilities in assessing net recoverable amounts and net realizable values; tax and other provisions; and fair values for disclosure purposes.

Concentration of credit risk

The Company extends credit to various companies in the energy and sub-sea telecommunications cable maintenance industry that may be affected by changes in economic or other external conditions. The Company’s policy is to manage its exposure to credit risk through credit approvals and limits. Historically, write-offs for doubtful accounts have been insignificant.

At June 30, 2003, and 2004, the allowance for doubtful accounts was zero.

Foreign currency measurement

In accordance with SFAS No. 52 “Foreign Currency Translation” the functional and the reporting currency of the Company and its subsidiaries is the Canadian dollar. Therefore, the assets and liabilities of the Company’s foreign operations are translated into Canadian dollars using current rates of exchange for monetary assets and liabilities, historical rates of exchange for non-monetary assets and liabilities and average rate for the year for revenues and expenses, except depreciation and amortization which are translated at the rate of exchange applicable to the related assets. Gains or losses resulting from these translation adjustments are included in income.

Deferred drydocking and maintenance capital costs

Costs incurred in connection with required drydockings and other maintenance program expenditures incurred on a periodic basis are deferred and amortized over the period to the next required interval. This period varies between 24 and 60 months, depending upon external requirements.

Government assistance

The Company is eligible for certain government assistance related to the acquisition of vessels. This assistance is deducted from the cost of the related asset when it becomes receivable.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

Earnings per share

Basic earnings per common share are based on the weighted average number of common shares outstanding. There are no potentially dilutive instruments issued by the Company.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. When such an event occurs, management determines whether an impairment has occurred by comparing the anticipated undiscounted future cash flows of the asset to its carrying value. The amount of a recognized impairment loss is the excess of an asset’s carrying value over its fair value. The Company has not recognized any impairment losses through June 30, 2004.

Income taxes

The Company follows the tax liability method for determining income taxes. Under this method, future income tax assets and liabilities are determined according to differences between their respective carrying amounts and tax bases. Future tax assets and liabilities are measured based on enacted tax rates and bases at the date of the financial statements for the years in which these temporary differences are expected to reverse. Adjustments to these balances are recognized in earnings as they occur.

Interest capitalization

During the period of substantial modifications to or refitting of vessels, interest on the related debt is capitalized.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the average cost basis.

Investments

Private investments are recorded at cost.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and balances with banks, net of bank indebtedness. Bank borrowings are considered to be financing activities.

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could have been classified as either a liability or equity. SFAS No. 150 now requires those instruments to be classified as liabilities (or as assets under some circumstances) in the statement of financial position. SAFS No. 150 also requires the terms of those instruments and any settlement alternatives to be disclosed. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective for all financial instruments beginning in the second quarter of 2003. The Company is in compliance with the requirements of SFAS No. 150.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

In December 2003, the FASB published a revision to Interpretation 46 (FIN 46R) to clarify certain provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, and to exempt certain entities from its requirements. FIN 46R requires a company to consolidate a variable interest entity (VIE), as defined, when the company will absorb a majority of the variable interest entity’s expected losses, receive a majority of the variable interest entity’s expected residual return, or both. FIN 46R also requires consolidation of existing, non-controlled affiliates if the VIE is unable to finance its operations without investor support, or where the other investors do not have exposure to the significant risks and rewards of ownership. FIN 46R applies immediately to a VIE created or acquired after January 31, 2003. For a VIE acquired before February 1, 2003, FIN 46R applies in the first interim period ending after March 15, 2004. The Company completed its assessment of the impact of FIN 46R and concluded that the Interpretation does not affect the Company’s consolidated financial statements.

3.	Receivables

	2003	2004
Trade	$7,283,710	$4,209,065
Demand note from parent company, non-interest bearing	1,562,072	1,559,522
Insurance claims	1,304,667	26,852
Marine equipment	1,297,870	511,213
Investment tax credit	720,749	—
Supply base	636,727	552,067
Other	181,898	107,172

	$12,987,693	$6,965,891

4.	Bank indebtedness

Bank indebtedness pertains to overdrafts on the Company demand operating credit. This credit is repayable upon demand and bears interest at prime plus 1.00%. This facility is secured as described in Note 8. The facility to which this relates is part of a larger corporate facility including certain subsidiary, parent and affiliated companies. Unutilized credit capacity on the entire facility at June 30, 2004 was $5.8 million.

5.	Investments

	2003	2004
Preferred shares of affiliated company	$1,010,000	$1,010,000
Private company investment, at cost which approximates market value	76,650	76,650

	$1,086,650	$1,086,650

6.	Vessels, equipment and property

	2003	2004
Cost
Vessels and ancillary equipment	$184,174,138	$205,989,011
Vessels under construction	2,027,999	2,059,288
Buildings	1,923,332	1,934,785
Land	692,054	692,054
Office equipment	2,026,044	1,714,473

	$190,843,567	$212,389,611

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	2003	2004
Accumulated depreciation
Vessels and ancillary equipment	$40,300,017	$47,126,326
Buildings	789,533	885,986
Office equipment	1,320,436	1,212,757

	$42,409,986	$49,225,069

Net book value
Vessels and ancillary equipment	$143,874,121	$158,862,685
Vessels under construction	2,027,999	2,059,288
Buildings	1,133,799	1,048,799
Land	692,054	692,054
Office equipment	705,608	501,716

	$148,433,581	$163,164,542

Additions to the cost of vessels and ancillary equipment in the years include capitalized interest of $735,000 (2003) and zero (2004).

Included in vessels and ancillary equipment is equipment under capital lease, with a cost of $526,000 (2003) and $27,170,000 (2004) less accumulated depreciation of zero (2003), and $487,000 (2004). During the year ended June 30, the Company acquired equipment under capital lease at a cost of zero (2002), $526,000 (2003) and $26,644,000 (2004).

During the year ended June 30, 2004, the Company renegotiated the terms of one of its operating leases. As a result of the revision to the terms the accounting for the lease changed from that of an operating lease to a capital lease and the Company recorded an asset under capital lease with a cost of $26,600,000.

The Company qualified for investment tax credits and reduced the cost of vessels acquired by $729,000 (2003) and zero (2004).

7.	Other assets

	2003	2004
Deferred drydocking and maintenance capital costs	$2,628,257	$3,486,939
Deferred financing costs	2,489,872	2,320,918
Deferred payments	1,469,497	—
Deferred corporate transaction costs	916,086	—
Due from affiliated parties	849,315	600,557
Other long term assets	1,077,139	1,086,457

	$9,430,166	$7,494,871

Deferred payments relate to a sale-lease-back transaction and are being amortized over the term of the lease expiring in 2013. As discussed in Note 6, during the year ended June 30, 2004 the Company renegotiated the terms of lease to which these payments relate. As a result, the deferral of these costs ceased, and the costs were reallocated to the capitalized cost of the leased asset.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

Due from affiliated parties includes amounts due from companies subject to common control, and from shareholder. Amounts are non-interest bearing and have no set terms of repayment.

In June 2004, the Company ceased its activities respecting a previous corporate finance transaction. As a result of this decision, corporate transaction costs related to this transaction in the amount of $1,226,063 were written off.

8.	Long term debt and obligations under capital lease

	2003	2004
Floating rate, Canadian dollar denominated loans with interest rates ranging from commercial mortgage prime less ½% to bankers acceptance plus 4.45%. (a)	$66,124,770	$59,822,143

Fixed rate, US dollar denominated loan with interest at 6.696%, $12,839,000 (2003) and $12,410,000 (2004), maturing 2017.	17,300,553	16,695,173

	83,425,323	76,517,316

Fixed rate equipment lease obligations bearing interest at rates ranging from 7.0% to 10.24% per annum. Future minimum lease payments total $538,000 (2003) and $39,600,000 (2004) including interest. (b)	502,568	25,488,573

	83,927,891	102,005,889

Accrued interest	253,957	1,164,759

	84,181,848	103,170,648

Less: current portion	83,856,717	78,374,435

	$325,131	$24,796,213

(a)	Floating rate Canadian dollar denominated debt totalled $59,822,143 and is comprised of the following:

•	$3,732,761 ($3,366,000 on demand basis), maturing 2005

•	$25,020,626 ($25,000,000 on demand basis) maturing 2006

•	$622,116 maturing 2007

•	$5,120,485 maturing 2008

•	$25,326,155 maturing 2010

(b)	Fixed rate equipment lease obligations totalled $25,488,573 and is comprised of the following:

•	$226,790 maturing 2005

•	$41,875 maturing 2009

•	$25,219,908 maturing 2013

Long term debt and bank indebtedness are secured by mortgages over vessels, land and buildings, a general security agreement, an assignment of accounts receivable and proceeds of marine insurance, a floating charge debenture for $2,500,000, and guarantees from parent company.

A fixed rate US dollar denominated loan and operating lease are also secured by a guarantee of the United States Government, Maritime Administration. This guarantee is secured by a first marine mortgage against a vessel, a

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

Title XI Reserve Fund and Financial Agreement and assignment of insurance and time charter. The Company is not in conformance with certain requirements contained in the Title XI Reserve Fund and Financial Agreements with the US Maritime Administration (“Marad”). As a result of this non-conformance, this loan and other long term debt obligations have been classified as current indebtedness. The non-conformance has been in effect for five years. These Title XI Reserve Fund and Financial Agreements are related to the Marad guarantee of the financing of two vessels in the Company’s fleet, one of which is leased - see Note 18.

The net book value of the assets pledged as security for all above obligations is approximately $180 million.

Estimated principal requirements under normal maturities, exclusive of accelerated long term debt obligations, are as follows:

	Long Term Debt	Capital Lease Obligation
2005	$31,744,000	$670,000
2006	4,770,000	1,382,000
2007	5,418,000	1,530,000
2008	4,969,000	1,693,000
2009	4,101,000	1,878,000
Thereafter	25,515,000	18,336,000

	$76,517,000	$25,489,000

9.	Deferred credits

	2003	2004
Deferred gain	$511,617	$457,286

Deferred gain relates to a sale-lease-back transaction. The gain is being amortized over the term of the lease, which expires in 2013.

10.	Non-controlling interest in subsidiaries

	2003	2004
3,450 preferred shares (2003 – 3,728) (redeemable at $10,000 each)	$37,280,000	$34,500,000

2,270 Class I preferred shares (2003 – 2,390) of Secunda Global International Inc., non-voting except at special meetings, retractable solely at the option of the Company at $10,000 each, with cumulative dividends at Bankers Acceptance rate plus basis points applied to the stated capital of such shares (rate as of June 30, 2004 of 6.94857%).

1,180 Class I preferred shares (2003 – 1,338) of Secunda Global Marine Incorporated, non-voting except at special meetings, retractable solely at the option of the Company at $10,000 each, with cumulative dividends of 7.25%

The non-controlling interest is owned by a wholly owned subsidiary of Secunda Marine International Incorporated’s parent company, Secunda International Limited.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

11.	Capital stock

	2003	2004
Authorized:

100 non-voting, non-cumulative, non-participating, preference shares, with par value of $.01 each, redeemable at $10,000 per share
40,000 common shares, without par value

Issued and outstanding:
501 common shares	$445	$445

12.	Interest expense

	2002	2003	2004
Long term debt and obligations under capital lease	$4,504,746	$4,569,901	$6,024,479
Other	83,264	125,898	192,066

	$4,588,010	$4,695,799	$6,216,545

The Company capitalized interest in the amount of $190,000 (2002); $735,000 (2003), and zero (2004).

13.	Other income, net

	2002	2003	2004
Gain on disposal of assets	$503,849	$2,246,806	$431,499
Foreign exchange	247,888	2,268,047	165,306
Interest	16,260	13,438	3,705
Other	90,974	272,214	162,513

	$858,971	$4,800,505	$763,023

14.	Change in non-cash operating working capital

	2002	2003	2004
Receivables	$(503,562)	$(127,515)	$6,021,803
Inventory	(284,374)	284,039	664,387
Prepaids	(40,583)	(109,115)	522,761
Payables and accruals	4,015,819	(2,301,911)	(3,485,275)
Accrued lease payments	5,069	(149,075)	5,069

	$3,192,369	$(2,403,577)	$3,728,745

15.	Income taxes

	2002	2003	2004
Current
Canada	$—	$—	$—
Foreign	177,317	128,059	111,923

	177,317	128,059	111,923

Future
Canada	23,660	898,295	(798,106)
Foreign	—	—	—

	23,660	898,295	(798,106)

Income tax (recovery)	$200,977	$1,026,354	$(686,183)

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

The following reconciles the expected income tax at the various statutory income tax rates to the amounts recognized in the consolidated statements of earnings for the years ended June 30, 2002, 2003 and 2004:

	2002	2003	2004
(Loss) earnings before taxes	$7,093,571	$6,646,702	$(2,305,607)
Income taxes	42.12%	40.12%	39.12%

	2,987,812	2,666,657	(901,953)

Expected income taxes
Statutory rate change	(2,483)	(47,130)	20,937
Rate differential in different jurisdictions	(2,641,693)	(1,235,439)	(189,652)
Provincial capital tax	(70,432)	(83,791)	(91,839)
Non-taxable portion of capital gains / losses	(93,809)	14,363	11,649
Non taxable / deductible items and other	21,582	(288,306)	464,675

Income tax (recovery)	$200,977	$1,026,354	$(686,183)

The following table reflects the deferred tax liability as at June 30, 2003 and 2004:

Taxable temporary timing differences, primarily related to capital assets	$(10,939,081)	$(9,349,993)
Non-capital losses carried forward	5,289,046	4,510,780
Capital losses carried forward	44,935	32,220

	$(5,605,100)	$(4,806,993)

The Company has recorded in the financial statements the income tax benefits of prior years’ losses of approximately $11,833,000. The Company also has investment tax credits of approximately $6,596,000, the benefits of which have not been recorded in the financial statements. These losses and credits are available to reduce taxable income and income taxes payable in future years and, if not utilized, will expire as follows:

	Tax Losses Carried Forward	Investment Tax Credits
2005	$—	$84,000
2006	1,045,000	1,657,000
2007	5,887,000	3,775,000
2008	2,807,000	—
2009	1,489,000	—
2010	605,000	1,080,000

	$11,833,000	$6,596,000

16.	Earnings per share

Per share amounts are based on a weighted average number of common shares issued and outstanding during the year. The weighted average number of common shares outstanding for the years ended June 30, 2002, 2003 and 2004 were 501. There are no potentially dilutive securities issued by the Company.

17.	Segmented information

The Company’s business is primarily comprised of two segments, oil and gas services and construction and maintenance services.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

The oil and gas services segment charters vessels principally to owners and operators of offshore drilling rigs and production platforms both domestically and internationally. Platform supply vessels transport drill pipe, drilling fluids and construction materials as well as deck cargo, liquid mud, fuel and water. Anchor handling towing supply vessels have powerful engines and deck mounted winches and are capable of towing and positioning offshore drilling rigs, barges and performing general towing services, as well as providing supply vessel services. Standby safety vessels provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation.

The Company’s construction and maintenance services segment provides support services to customers requiring vessels to perform construction and maintenance services. These services have historically been provided to customers in the sub-sea telecommunications industry.

Individual customers contributed the following revenues, as percentage of total revenues in each year:

	2002	2003	2004
Oil and gas services
Customer 1	22%	27%	37%
Customer 2	21%	20%	14%
Customer 3	8%	3%	14%

Construction and maintenance services

Customer A	25%	14%	14%

All others	24%	36%	21%

	June 30, 2002
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$47,334,072	$18,504,227	$7,080,893	$72,919,192

Inter-segment revenues	$—	$—	$1,347,632	$1,347,632

Interest expense	$4,279,500	$—	$308,510	$4,588,010

Depreciation and amortization	$5,930,108	$2,672,594	$909,432	$9,512,134

Segment earnings (loss) before taxes	$4,991,848	$8,346,388	$(6,244,665)	$7,093,571

Segment capital asset expenditures	$25,970,835	$1,183,486	$110,100	$27,264,421

	June 30, 2003
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$51,058,248	$9,951,240	$8,364,729	$69,374,217

Inter-segment revenues	$—	$—	$1,167,769	$1,167,769

Interest expense	$4,384,918	$10,768	$300,113	$4,695,799

Depreciation and amortization	$6,513,867	$2,799,001	$895,777	$10,208,645

Segment earnings (loss) before taxes	$5,838,821	$2,675,463	$(1,867,582)	$6,646,702

Segment assets	$108,235,728	$39,807,994	$25,840,414	$173,884,136

Segment capital asset expenditures	$18,866,310	$335,382	$110,507	$19,312,199

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

	June 30, 2004
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$48,250,001	$9,486,420	$8,476,328	$66,212,749

Inter-segment revenues	$—	$—	$523,360	$523,360

Interest expense	$5,930,771	$17,053	$268,721	$6,216,545

Depreciation and amortization	$8,316,855	$2,778,952	$891,018	$11,986,825

Segment earnings (loss) before taxes	$1,896,410	$1,774,088	$(5,976,105)	$(2,305,607)

Segment assets	$124,555,058	$37,278,025	$18,452,514	$180,285,597

Segment capital asset expenditures	$26,923,415	$—	$91,956	$27,015,371

Geographic information

	Revenues
	2002	2003	2004
Revenues

Canada	$48,614,433	$62,109,799	$62,035,966
International	24,304,759	7,264,418	4,176,783

	$72,919,192	$69,374,217	$66,212,749

Property and Equipment

Canada		$120,021,977	$111,157,979
International		28,411,604	52,006,563

		$148,433,581	$163,164,542

18.	Commitments

The Company has entered into operating leases for supply vessels. One of these leases, denominated in US dollars, calls for remaining minimum annual payments aggregating CDN $54.8 million over its term translated using the Canadian dollar exchange rate of $1.3453 as at June 30, 2004. The Company’s remaining lease is denominated in Canadian currency and calls for remaining minimum aggregate payments of $61,000. The approximate minimum annual lease payments over the next five years expressed in Canadian currency, translated under the assumption described above are as follows:

2005	$4,212,000
2006	3,495,000
2007	3,495,000
2008	3,495,000
2009	3,495,000
Thereafter	36,692,000

$54,884,000

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

19.	Financial instruments

a)	Interest Rate Risk – The Company’s interest rate risk exposure arises from fluctuations in interest rates relating primarily to its long-term debt obligations. The Company does not use derivative instruments to reduce its exposure to interest risk. However, the Company strategically finances its assets by considering such factors as industry trends, existing and prospective charter contracts, interest rate expectations, and planned fleet composition to meet industry opportunities.

b)	Foreign Currency Risk – The Company has financed CDN $16.7 million of its long-term debt and has entered into long-term vessel leases denominated in US currency, which by their nature, are subject to foreign exchange risk. However, a number of the Company’s vessel charters are denominated in US currency, which act as a natural hedge against US dollar debt service and lease payments. During the years ended June 30, 2002, 2003 and 2004, USD charter revenue exceeded US dollar debt service and lease payments. The Company does not use derivative instruments to reduce its exposure to currency fluctuation.

c)	Credit Risk – The Company is subject to credit risk through the advancing of trade credit. Customers of oil and gas vessel services are primarily major and large independent oil and gas exploration and production companies. Construction and maintenance services are provided to major sub-sea maintenance companies. Management believes that the credit risk associated with these customers is minimal. Management routinely reviews its accounts receivable balances to ensure customers remain within credit terms.

d)	Fair Value – Unless otherwise noted, the carrying values of cash and cash equivalents, accounts receivable, prepaids, bank indebtedness, payables and accruals approximate their fair values.

The fair value of the Company’s long-term debt financed on a floating rate basis is assumed to be the carrying value due to the variable interest rates. The fair value of the fixed rate US dollar long-term debt has been estimated at $19.3 million and $17.6 million respectively as at June 30, 2003 and 2004. The fair value of the fixed rate equipment lease obligations has been estimated at $0.5 million and $30.1 million as at June 30, 2003 and 2004 respectively.

The fair value of the amounts due to/from affiliated parties and demand note receivable from parent have not been estimated as it is not practicable to determine those amounts.

20.	Other matters

On December 31, 2003, the Company was approached by an outside party looking to acquire a portion of the Company’s retail/wholesale activities operated under the name Associated Marine. A transaction was completed effective January 31, 2004 for the acquisition by the third party of the net operating assets resulting in a pre-tax loss of $145,000 on the transaction. This loss is recorded in the “other income” caption.

The financial statements report the following amounts from the operations of Associated Marine in the “corporate and other operating segment”:

	2002	2003	2004
Revenue	$3,750,969	$4,497,812	$1,863,262

Operating pre-tax loss	$(253,843)	$(89,610)	$(80,633)

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2002, 2003 and 2004

21.	Contingencies

In May of 2004 a claim was brought against the Company and an arbitration proceeding commenced by a third party respecting negotiations resulting from an unsolicited offer to purchase one of the Company’s vessels. No amount of claim has been pleaded. The Company has appointed an arbitrator in response to commencement of the arbitration proceedings to represent its interests in this matter. The Company is of the view that the action claim is without merit.

The Company, from time to time, enters into agreements in the normal course of its business, such as service arrangements and leases, and in connection with business or asset acquisitions or dispositions. These agreements, by their nature, may provide for indemnification of counterparties. These indemnification provisions may be in connection with breaches of representation and warranty or with future claims for certain liabilities, including liabilities related to tax and environmental matters. The terms of these indemnification provisions vary in duration and may extend for an unlimited period of time. Given the nature of such indemnification provisions, the Company is unable to reasonably estimate its total maximum potential liability as certain indemnification provisions do not provide for a maximum potential amount and the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments in connection with these indemnification provisions.

The Company has provided, as security for the loans of a certain affiliated company, a first marine mortgage on two of its vessels, assignment of insurance on the vessels and assignment of time charter. The net book value of the assets acting as security is $36.7 million and the balance of the loans at June 30, 2004 was approximately $33.1 million.

22.	Subsequent events

a)	Subsequent to year end, the Company’s parent completed a US $125.0 million senior secured floating rate note offering. These notes are non-amortizing, mature in 2012, have been issued at a price of 98.5% and bear interest at LIBOR plus 800 basis points.

The net proceeds from this offering, after deducting fees and expenses, was used to repay all of the outstanding indebtedness, except for indebtedness related to one vessel, including debt prepayment costs, and to acquire one vessel currently operating under an operating lease. The remaining funds available after the above are to be used for working capital and other general corporate purposes.

Concurrent with the sale of these notes, the parent company entered into a new $40.0 million senior secured bank credit facility.

As a result of this transaction, during the quarter ended September 30, 2004, deferred financing costs that pertain to the repaid indebtedness and operating lease were written off in the amount of $2.5 million, debt prepayment costs were incurred in the amount of $2.6 million and vessels property and equipment increased by $25.8 million.

b)	Subsequent to year end the Company paid a dividend in the amount of $6,500,000.

GLOSSARY OF SELECTED INDUSTRY TERMS

Anchor Handling, Tug and Supply Vessels or AHTS. These vessels are used to set anchors for the rigs and to tow mobile drilling rigs and equipment from one location to another. In addition, these vessels typically can be used as supply vessels when they are not performing anchor handling and towing services.

Charter. A maritime contract for the hire of a vessel.

Classification Society. A member of the IACS (International Association of Classification Societies) generally accepted for providing classification services on behalf of governments. The societies are generally recognized as establishing that ships classified are built and maintained within certain established standards. We have ships built under DNV (Det Norske Veritas) and LR (Lloyds Register of Shipping) classification.

Cold Lay-Up. The preservation and protection of vessel systems and equipment to allow storage of the vessel without maintaining any crew aboard.

Construction Support Vessels. These vessels can be vessels used in the actual construction effort, such as pipe laying barges, or they can be specially designed vessels, such as pipe carriers, used to transport the large cargos of material and supplies required to support construction and installation of offshore platforms and pipelines.

Dayrate. Total charter revenues divided by number of days worked.

Dead Weight Tons. A measurement of the carrying capacity of a vessel, calculated as the difference between the amount of water displaced by the unloaded vessel and that displaced by the fully loaded vessel.

Drydocking. The process whereby a vessel is removed from the water to accomplish repairs and complete classification inspection requirements. Drydocks are required twice during the five-year classification cycle. The time period of a drydocking differs based on type and age of vessel and extent of survey and repairs needed.

Dynamic Positioning or DP. An enhanced maneuvering and control system that will hold a vessel on station despite sea and weather conditions.

Ice Class. Vessels certified as “Ice Class” have enhanced hull strength enabling them to operate in icy conditions.

National Energy Board Reports. The reports entitled “Canada’s Conventional Natural Gas Resources – A Status Report” and “Canada’s Energy Future – Scenarios for Supply and Demand to 2025,” published by the National Energy Board, an independent federal board that regulates several aspects of Canada’s energy industry.

Platform Supply Vessels. These vessels are used to serve drilling and production facilities and support offshore construction and maintenance work. They are utilized for their cargo handling capabilities, particularly their large capacity and versatility.

Remotely Operated Vehicle or ROV. An unmanned submersible craft which is used for underwater construction, inspection and searches. It is controlled from the launching vessel by umbilical controls and is “flown” through the water by a trained technician who utilizes thrusters and cameras.

Standby Rescue Vessels. These vessels perform safety patrol functions for an area and are equipped for all manned locations in the offshore region of the east coast of Canada. They typically remain on station to provide a safety backup to offshore rigs and production facilities and carry special equipment to rescue personnel, are equipped to provide first aid and shelter and, in some cases, also function as supply vessels.

Term Charter. A charter with an initial term of one year or more.

Time Charter. The hire of a fully operational ship for a specified period of time; the shipowner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage.

Utilization. Total days for which charter hire is earned divided by calendar days in the periods adjusted for part-year availability caused by vessel additions or dispositions.

G-1

ANNEX A

LETTER OF TRANSMITTAL

To Tender

Outstanding Senior Secured Floating Rate Notes due September 1, 2012

of

SECUNDA INTERNATIONAL LIMITED

Pursuant to the Exchange Offer and Prospectus dated

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 23, 2005 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, National Association

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg. – 12th Floor 608 2nd Avenue South Minneapolis, MN 55402

Attn: Reorg (if by mail, registered or certified recommended)	Attn: Reorg	Attn: Reorg

By Facsimile:	To Confirm by Telephone:

(612) 667-6282 Attn: Bondholder Communications	(800) 344-5128; or (612) 677-9764 Attn: Bondholder Communications

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING SENIOR SECURED FLOATING RATE NOTES DUE SEPTEMBER 1, 2012 (THE “ORIGINAL NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEW SENIOR SECURED FLOATING RATE NOTES DUE SEPTEMBER 1, 2012 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) ORIGINAL NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt and review of the Prospectus, dated February 23, 2005 (the “Prospectus”), of Secunda International Limited, a corporation organized under the laws of Nova Scotia, Canada (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange its Senior Secured Floating Rate Notes due September 1, 2012 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding Senior Secured Floating Rate Notes due September 1, 2012 (the “Original Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Company shall notify the Exchange Agent and each registered holder of the Original Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Original Notes. Tender of Original Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer – Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Original Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Original Notes; and

•	You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender outstanding notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Original Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Original Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Original Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Original Notes.

3. You understand that the tender of the Original Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between and the Company as to the terms and conditions set forth in the Prospectus.

4. By tendering Original Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Original Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

5. By tendering Original Notes in the Exchange Offer, you represent and warrant that:

a.	the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b.	neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

c.	neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

d.	neither the holder nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company.

6. You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Original Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of August 26, 2004 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors (as defined therein) and the Initial Purchaser (as defined therein). Such election may be made only by notifying the Company in writing at One Canal Street, Dartmouth, Nova Scotia, Canada B2Y 2W1, Attention: Chief Financial Officer. By making such election, you agree, as a holder of Original Notes participating in a shelf registration, to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who signs such shelf registration statement, each person who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Original Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

7. If you are a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Original Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Original Notes held for your own account were not acquired as a result of market-making or other trading activities, such Original Notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives of the undersigned.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1)	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Original Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2)	Partial Tenders.

Tenders of Original Notes will be accepted only in integral multiples of $1,000. The entire principal amount of Original Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Original Notes is not tendered, then Original Notes for the principal amount of Original Notes not tendered and Notes issued in exchange for any Original Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Original Notes are accepted for exchange.

3)	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Original Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Original Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

4)	Waiver of Conditions.

The Company reserves the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5)	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Original Notes will be accepted.

6)	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7)	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8)	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: By using the ATOP procedures to tender outstanding notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

Until May 24, 2005, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

US$125,000,000

SECUNDA INTERNATIONAL LIMITED

OFFER TO EXCHANGE

all outstanding

Senior Secured Floating Rate Notes due September 1, 2012

(US$125,000,000 aggregate principal amount)

For

Senior Secured Floating Rate Notes due September 1, 2012

(US$125,000,000 aggregate principal amount)

that have been registered under the Securities Act of 1933

February 23, 2005